Exhibit 4.1

CREDIT AGREEMENT

Dated as of June 4, 2020

among

NIELSEN FINANCE LLC,

as U.S. Borrower,

NIELSEN HOLDING AND FINANCE B.V.,

as Dutch Borrower,

THE GUARANTORS PARTY HERETO FROM TIME TO TIME

CITIBANK, N.A.,

as Administrative Agent,

THE OTHER LENDERS PARTY HERETO FROM TIME TO TIME,

JPMORGAN CHASE BANK, N.A.,

CITIBANK, N.A.,

BNP PARIBAS,

HSBC SECURITIES (USA) INC.,

MIZUHO BANK, LTD.,

MUFG BANK, LTD. and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Syndication Agents

BANK OF AMERICA, N.A.,

CAPITAL ONE, NATIONAL ASSOCIATION,

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH,

FIFTH THIRD BANK,

SUMITOMO MITSUI BANKING CORPORATION,

TD BANK, N.A. and

INDUSTRIAL AND COMMERCIAL BANK OF CHINA LTD., NEW YORK BRANCH,

as Co-Documentation Agents

JPMORGAN CHASE BANK, N.A.,

CITIBANK, N.A.,

BNP PARIBAS,

HSBC SECURITIES (USA) INC.,

MIZUHO BANK, LTD.,

MUFG BANK, LTD. and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Lead Arrangers and Joint Bookrunners

-i-

-ii-

-iii-

-iv-

SCHEDULES

1.01A	Commitments
1.01B	Unrestricted Subsidiaries
1.01C	Existing Security Documents
5.08	Ownership of Property
5.09(b)	Environmental Matters
5.09(d)	Environmental Actions
5.10	Taxes
5.11(a)	ERISA Compliance
5.12	Subsidiaries and Other Equity Investments
6.13(a)	Certain Collateral Documents
7.01(b)	Existing Liens
7.02(f)	Existing Investments
7.03(b)	Existing Indebtedness
7.05(k)	Dispositions
7.08	Transactions with Affiliates
7.09	Certain Contractual Obligations
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
C-1	Dollar Term B-5 Note
C-2	Euro Term B-3 Note
D	Compliance Certificate
E	Assignment and Assumption
F	[Reserved.]
G-1	Perfection Certificate
G-2	Perfection Certificate Supplement
H	Intercompany Note
I	[Reserved.]
11.14A	Borrowing Subsidiary Agreement
11.14B	Borrowing Subsidiary Termination

-v-

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is entered into as of June 4, 2020, among NIELSEN FINANCE LLC, a Delaware limited liability company (together with its successors and assigns, “Nielsen” or the “U.S. Borrower”), NIELSEN HOLDING AND FINANCE B.V. (formerly known as VNU Holding and Finance B.V.), a private company organized under the laws of The Netherlands, having its corporate seat in Amsterdam, The Netherlands (together with its successors and assigns, “NHF” or the “Dutch Borrower” and, together with the U.S. Borrower, the “Borrowers”), the Guarantors party hereto from time to time, CITIBANK, N.A., as Administrative Agent, and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

The U.S Borrower has requested that the Lenders extend credit to it in the form of Dollar Term B-5 Loans in an aggregate principal amount of up to $550,000,000 and the Dutch Borrower has requested that the Lenders extend credit to it in the form of Euro Term B-3 Loans in an aggregate principal amount of up to €420,000,000.

The applicable Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

Definitions and Accounting Terms

Section 1.01    Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“2020 Dutch Intercompany Pledge” means a deed of pledge of intercompany receivables between the Collateral Agent as pledgee and the Dutch Guarantors as pledgors.

“2020 Dutch Membership Pledges” means a deed of pledge on membership rights of RSMG Insights Coöperatief U.A.

“2020 Dutch Share Pledges” means (i) a notarial deed of pledge on shares of Dutch Borrower, (ii) a notarial deed of pledge on shares of VNU International B.V. and (iii) a notarial deed of pledge on shares of TNC Europe B.V.

“ACN” means ACN Holdings, Inc., a Delaware corporation.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business (determined as if references to the Covenant Parties and their Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Acquired Entity or Business and its Subsidiaries), all as determined on a consolidated basis for such Acquired Entity or Business.

“Acquired Entity or Business” has the meaning set forth in the definition of the term “Consolidated EBITDA.”

“Additional Lender” has the meaning set forth in Section 2.14(a).

“Adjusted Eurocurrency Rate” means, with respect to any Borrowing of Eurocurrency Rate Loans for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the Eurocurrency Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate. For the avoidance of doubt, if the Adjusted Eurocurrency Rate as determined pursuant to the foregoing would be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement; provided that with respect to Eurocurrency Rate Loans that are Dollar Term B-5 Loans, the Adjusted Eurocurrency Rate shall not be less than 1.00%.

“Administrative Agent” means Citibank, N.A., in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent; it being understood that Citibank, N.A. may designate any of its Affiliates, including without limitation Citicorp International Limited, as administrative agent for Alternative Currency Loans and that such Affiliate shall be considered an Administrative Agent for all purposes hereunder.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Borrowers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, (i) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, or (ii) if such Person is an investment fund, any other investment fund the primary investment advisor to which is the primary investment advisor to such Person or an Affiliate thereof. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, the Co-Syndication Agents, the Co-Documentation Agents, and the Supplemental Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Agreement Currency” has the meaning set forth in Section 10.18.

“Alternative Currency” means Euros, or any other additional currency as provided under Section 11.14.

“Alternative Currency Loan” means a Loan that is a Eurocurrency Rate Loan and that is made in an Alternative Currency pursuant to the applicable Committed Loan Notice.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrowers or any of their Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Law” has the meaning set forth in Section 5.16(a).

“Applicable ECF Percentage” means, for any fiscal year, (a) 50% if the Total Leverage Ratio as of the last day of such fiscal year is greater than or equal to 6.00 to 1.00, (b) 25% if the Total Leverage Ratio as of the last day of such fiscal year is less than 6.00 to 1.00 but greater than or equal to 5.00 to 1.00 and (c) 0% if the Total Leverage Ratio as of the last day of such fiscal year is less than 5.00 to 1.00.

“Applicable Rate” means a percentage per annum equal to:

(a)    with respect to Dollar Term B-5 Loans, 3.75% in the case of Eurocurrency Rate Loans and 2.75% in the case of Base Rate Loans; and

(b)    with respect to Euro Term B-3 Loans, 3.75%.

“Appropriate Lender” means, at any time, with respect to Loans of any Class, the Lenders of such Class.

“Approved Bank” has the meaning set forth in clause (c) of the definition of “Cash Equivalents.”

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Arrangers” means JPMorgan Chase Bank, N.A., Citibank, N.A., BNP Paribas, HSBC Securities (USA) Inc., Mizuho Bank, Ltd., MUFG Bank, Ltd. and Wells Fargo Bank, National Association.

“Assignees” has the meaning set forth in Section 10.07(b).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E.

“Attorney Costs” means and includes all reasonable and documented out-of-pocket fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries as of each of December 31, 2019 and 2018, and the related audited consolidated statements of income, of changes in shareholders’ equity and of cash flows for the Company and its Subsidiaries for the fiscal years ended December 31, 2019, 2018 and 2017, respectively.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted Eurocurrency Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted Eurocurrency Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Eurocurrency Rate, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 (for the avoidance of doubt, only until any amendment has become effective pursuant to Section 3.03(b)), then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement and notwithstanding the foregoing, for any Base Rate Loans that are Dollar Term B-5 Loans, the Base Rate shall not be less than 2.00%.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“BME” means VNU Business Media Europe B.V., a private company incorporated under the laws of The Netherlands, having its corporate seat in Haarlem, The Netherlands, and its and the other Subsidiaries of NHF that constitute the European portion of the Company’s BI segment (i) as identified to the Administrative Agent prior to the Closing Date and (ii) after the Closing Date.

“Borrowers” has the meaning set forth in the introductory paragraph to this Agreement.

“Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and currency and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Term Lenders.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:

(a)    if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market; and

(b)    if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euros, any fundings, disbursements, settlements and payments in Euros in respect of any such Eurocurrency Rate Loan, or any other dealings in Euros to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day; and

(c)    if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in an Alternative Currency other than Euros, any fundings, disbursements, settlements and payments in such Alternative Currency in respect of any such Alternative Currency Loan, or any other dealings in such Alternative Currency to be carried out pursuant to this Agreement in respect of any such Alternative Currency Loan, means any such day on which dealings in deposits in such Alternative Currency are conducted by and between banks in the London or other applicable offshore interbank market and in the home country for such Alternative Currency.

“Capital Expenditures” shall mean, for any period, the aggregate of (a) all expenditures (whether paid in cash or accrued as liabilities) by the Covenant Parties and their Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to tangible fixed assets, Capitalized Software Expenditures and other deferred charges included in Capital Expenditures reflected in the consolidated balance sheet of the Covenant Parties and their Restricted Subsidiaries, and (b) the value of all assets under Capitalized Leases incurred by the Covenant Parties and their Restricted Subsidiaries during such period; provided that the term “Capital Expenditures” shall not include (i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, re-stored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) the purchase of plant, property or equipment or software to the extent financed with the proceeds of Dispositions that are not required to be applied to prepay Term Loans pursuant to Section 2.05(b), (iv) expenditures that are accounted for as capital expenditures by a Covenant Party or any Restricted Subsidiary and that actually are paid for by a Person other than a Covenant Party or any Restricted Subsidiary and for which neither a Covenant Party nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period), (v) the book value of any asset owned by a Covenant Party or any Restricted Subsidiary prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period, provided that (x) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period in which such expenditure actually is made and (y) such book value shall have been included in Capital Expenditures when such asset was originally acquired, or (vi) expenditures that constitute Permitted Acquisitions.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Covenant Parties and their Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Covenant Parties and their Restricted Subsidiaries.

“Cash Collateral Account” means a blocked account at Citibank, N.A. (or another commercial bank selected in compliance with Section 9.09) in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner satisfactory to the Administrative Agent.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Covenant Parties or any Restricted Subsidiary:

(a)    Dollars, Euros or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(b)    readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States or (ii) any member nation of the European Union, in each case having average maturities of not more than 12 months from the date of acquisition thereof; provided that the full faith and credit of the United States or a member nation of the European Union is pledged in support thereof;

(c)    time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a Lender or (ii) (A) is organized under the Laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development or is the principal banking Subsidiary of a bank holding company organized under the Laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development, and is a member of the Federal Reserve System, and (B) has combined capital and surplus of at least $250,000,000 (any such bank in the foregoing clause (i) or (ii) being an “Approved Bank”), in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(d)    commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(e)    repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer, in each case, having capital and surplus in excess of $250,000,000 for direct obligations issued by or fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States or (ii) any member nation of the European Union, in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations;

(f)    securities with average maturities of 12 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);

(g)    Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;

(h)    instruments equivalent to those referred to in clauses (a) through (g) above denominated in Euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction; and

(i)    Investments, classified in accordance with GAAP as current assets of a Covenant Party or any Restricted Subsidiary, in money market investment programs which are registered under the Investment Company Act of 1940 or which are administered by financial institutions having capital of at least $250,000,000, and, in either case, the portfolios of which are limited such that substantially all of such Investments are of the character, quality and maturity described in clauses (a) through (h) of this definition.

“Cash Management Obligations” means obligations owed by a Covenant Party or any Restricted Subsidiary to any Lender or any Affiliate of a Lender in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds.

“Casualty Event” means any event that gives rise to the receipt by a Covenant Party or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as subsequently amended.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change of Control” shall be deemed to occur if:

(a)    at any time prior to a Qualified IPO, any combination of Permitted Holders shall fail to own beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, in the aggregate Equity Interests representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company;

(b)    at any time after a Qualified IPO, any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than any combination of the Permitted Holders or any “group” including any Permitted Holders, shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting interest in the Company’s capital stock and the Permitted Holders shall own, directly or indirectly, less than such person or “group” on a fully diluted basis of the voting interest in the Company’s capital stock; provided that, if such acquisition of beneficial ownership of the Company does not result in a change of the beneficial ownership of the Foreign Parent, then the Foreign Parent shall be deemed to be a Permitted Holder for purposes of this clause; or

(c)    a change of control (or similar event) shall occur under the Senior Subordinated Debt, the Senior Unsecured Debt, any Indebtedness for borrowed money permitted under Section 7.03 with an aggregate principal amount in excess of the Threshold Amount or any Permitted Refinancing in respect of any of the foregoing or any Disqualified Equity Interests.

Notwithstanding the foregoing, a transaction in which the Company becomes a subsidiary of another Person shall not constitute a Change of Control if the shareholders of the Company immediately prior to such transaction beneficially own, directly or indirectly through one or more intermediaries, the same proportion of voting power of the outstanding classes or series of the Company’s voting stock as such shareholders beneficially own immediately following the consummation of such transaction.

“Class” (a) when used with respect to Lenders, refers to whether such Lenders are Dollar Term B-5 Lenders or Euro Term B-3 Lenders, and (b) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Dollar Term B-5 Loans or Euro Term B-3 Loans.

“Closing Date” means June 4, 2020.

“Closing Date Joinders” has the meaning set forth in Section 4.02(j).

“Code” means the U.S. Internal Revenue Code of 1986 and rules and regulations related thereto.

“Co-Documentation Agents” means Bank of America, N.A., Capital One, National Association, Canadian Imperial Bank of Commerce, Fifth Third Bank, New York Branch, Sumitomo Mitsui Banking Corporation, TD Bank, N.A. and Industrial and Commercial Bank of China Ltd., New York Branch.

“Collateral” means the “Collateral” as defined in the Security Agreement, any real property subject to a Mortgage and all the “Collateral” or “Pledged Assets” (and any equivalent terms) as defined in any other Collateral Document.

“Collateral Agent” means Citibank, N.A., in its capacity as collateral agent or pledgee in its own name under any of the Loan Documents, or any successor collateral agent.

“Collateral Documents” means, collectively, the Security Agreement, each of the Existing Security Documents, each of the Mortgages, collateral assignments, security agreements, pledge agreements, intellectual property security agreements or other similar agreements delivered to the Administrative Agent and the Lenders pursuant to Section 4.02, Section 6.11 or Section 6.13, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means a Term Commitment of any Class or of multiple Classes, as the context may require.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A to the Credit Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” means The Nielsen Company B.V. (formerly known as VNU Group B.V.), a private company incorporated under the laws of The Netherlands, having its corporate seat in Haarlem, The Netherlands, together with its successors and assigns.

“Company Restricted Payments Election” has the meaning set forth in Section 7.06(d).

“Compensation Period” has the meaning set forth in Section 2.12(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Connect Business” means the business operating as Nielsen Global Connect as of the Closing Date, which provides a range of global measurement, data analytics and market intelligence services to enterprise customers regarding consumers of consumer products and consumer product markets worldwide.

“Connect Disposition” means any transaction or series of transactions resulting in the Disposition of the Connect Business to any Person other than a Loan Party, including any Disposition by way of a Restricted Payment.

“Connect Transactions” means the Connect Disposition, and in connection therewith, the entry into or continuation and extension of related transactions, agreements, instruments and arrangements, including, but not limited to:

(a)    entry into and consummation of the transactions contemplated under a separation and distribution agreement, a reorganization agreement, a transition services agreement, a master services agreement, a tax matters agreement, an employee matters agreement, a real estate matters agreement, an intellectual property matters agreement, a trademark license agreement, and similar agreements and arrangements and the transactions contemplated by such agreements or in connection therewith;

(b)    incurrence of indebtedness and other transactions relating to a “debt for debt exchange” and entry into any related agreements, instruments and arrangements;

(c)    dividends, distributions, contributions, sales, purchases and other transfers of cash and/or securities, other indebtedness, payables and receivables, and related transactions, between the Connect Business and the Media Business on or prior to the date of the Connect Disposition;

(d)    the entry into and performance of the obligations under any agreement or instrument relating to the incurrence of indebtedness by the Connect Business, and any related agreements, including any guarantee agreements or pledge agreements; and

(e)    internal restructuring transactions, including sales, purchases, investments, distributions, contributions, acquisitions, dispositions, mergers, liquidations, or other transactions, in connection with the separation of the Connect Business from the Media Business initiated on or prior to the date of the Connect Disposition.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period, plus

(a)    without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i)    total interest expense (including interest expense attributable to Holdings Debt) and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations, and costs of surety bonds in connection with financing activities, and commissions, discounts, yield and other fees and charges (including any interest expense) related to any Permitted Receivables Financing,

(ii)    provision for taxes based on income, profits or capital of a Covenant Party or its Restricted Subsidiaries, including, without limitation, state, franchise and similar taxes and foreign withholding taxes paid or accrued during such period,

(iii)    depreciation and amortization (including amortization of Capitalized Software Expenditures) and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits,

(iv)    Non-Cash Charges,

(v)    extraordinary losses and unusual or non-recurring charges, duplicative running costs, severance, relocation costs and curtailments or modifications to pension and post- retirement employee benefit plans,

(vi)    business optimization expenses and restructuring charges or reserves (including restructuring costs related to acquisitions after the Closing Date (as defined in the Existing Credit Agreement) and to closure/consolidation of facilities, retention charges, systems establishment costs and excess pension charges); provided that with respect to each business optimization expense or other restructuring charge or reserve, the Borrowers shall have delivered to the Administrative Agent an officer’s certificate specifying and quantifying such expense, charge or reserve and stating that such expense, charge or reserve is a business optimization expense or restructuring charge or reserve, as the case may be,

(vii)    any deductions attributable to minority interests,

(viii)    the amount of management, monitoring, consulting, transaction and advisory fees and related expenses paid to the Sponsors or their Affiliates,

(ix)    the amount of net cost savings projected by Borrowers in good faith to be realized as a result of specified actions taken during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings are reasonably identifiable and factually supportable, (B) such actions are taken or committed to be taken within 36 months after the Closing Date, (C) no cost savings shall be added pursuant to this clause (ix) to the extent duplicative of any expenses or charges relating to such cost savings that are included in clause (vi) above with respect to such period and (D) the aggregate amount of cost savings added pursuant to this clause (ix) shall not exceed $125,000,000 for any period consisting of four consecutive quarters,

(x) any reasonable expenses or charges related to the execution and delivery of (i) the Amendment Agreement (as defined in the Existing Credit Agreement) and the related transactions occurring on the Amendment Effective Date (as defined in the Existing Credit Agreement), Second Amendment Agreement (as defined in the Existing Credit Agreement) and the related transactions occurring on the Second A&R Effective Date (as defined in the Existing Credit Agreement), the Third Amendment Agreement (as defined in the Existing Credit Agreement) and the related transactions occurring on the Third A&R Effective Date (as defined in the Existing Credit Agreement) and the Fifth Amendment Agreement (as defined in the Existing Credit Agreement) and the related transactions occurring on the Fifth A&R Effective Date (as defined in the Existing Credit Agreement),

(xi) cash distributions received from unconsolidated joint ventures and Unrestricted Subsidiaries, and

(xii)    any reasonable expenses or charges related to the execution and delivery of this Agreement and the related transactions occurring on the Closing Date, less

(b)    without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i)    extraordinary gains and unusual or non-recurring gains,

(ii)    non-cash gains (excluding any non-cash gains to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period),

(iii)    gains on asset sales (other than asset sales in the ordinary course of business),

(iv)    any net after-tax income from the early extinguishment of Indebtedness or hedging obligations or other derivative instruments, and

(v)    all gains from investments recorded using the equity method (other than cash dividends actually received),

in each case, as determined on a consolidated basis for the Covenant Parties and their Restricted Subsidiaries (other than in respect of interest expense attributable to Holdings Debt) in accordance with GAAP; provided that, to the extent included in Consolidated Net Income,

(A)    there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of indebtedness (including the net loss or gain (i) resulting from Swap Contracts for currency exchange risk and (ii) resulting from intercompany indebtedness),

(B)    there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of Statement of Financial Accounting Standards No. 133 and International Accounting Standard No. 39 and their respective related pronouncements and interpretations,

(C)    there shall be included in determining Consolidated EBITDA for any period, without duplication, (1) the Acquired EBITDA of any Person, property, business or asset acquired by a Covenant Party or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed of by such Covenant Party or such Restricted Subsidiary (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), based on the actual Acquired EBITDA of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) and (2) for the purposes of the definition of the term “Permitted Acquisition,” an adjustment equal to the amount of the Pro Forma Adjustment with respect to the Covenant Parties and their Restricted Subsidiaries or any Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as specified in a certificate executed by a Responsible Officer delivered to the Administrative Agent (for delivery to the Lenders), and

(D)    for purposes of determining the Total Leverage Ratio or Secured Leverage Ratio only, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of, closed or classified as discontinued operations by a Covenant Party or any Restricted Subsidiary of a Covenant Party during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”), based on the actual Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer or disposition); provided that, notwithstanding any classification under GAAP as discontinued operations of any Person, property, business or asset, the Borrowers may elect to include for any purpose under this Agreement the Consolidated EBITDA attributable to any such Sold Entity or Business for any period until such sale, transfer or other disposition shall have been consummated.

For the purpose of the definition of Consolidated EBITDA, “Non-Cash Charges” means (a) losses on asset sales, disposals or abandonments, (b) any impairment charge or asset write-off related to intangible assets, long-lived assets, and investments in debt and equity securities pursuant to GAAP, (c) all losses from investments recorded using the equity method, (d) stock-based awards compensation expense, and (e) other non-cash charges (provided that if any non-cash charges referred to in this clause (e) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to such extent paid, but excluding from this proviso, for the avoidance of doubt, non-cash charges consisting of the amortization of a prepaid cash item that was paid in a prior period).

“Consolidated Interest Expense” means, for any period, the sum, without duplication, of (i) the cash interest expense (including that attributable to Capitalized Leases), net of cash interest income, of the Covenant Parties and their Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, with respect to all outstanding Indebtedness of the Covenant Parties and their Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Contracts and the cash interest expense attributable to Holdings Debt, and (ii) any cash payments made during such period in respect of obligations referred to in clause (b) below relating to Funded Debt that were amortized or accrued in a previous period, but excluding, however, (a) amortization of deferred financing costs and any other amounts of non-cash interest, (b) the accretion or accrual of discounted liabilities during such period, (c) commissions, discounts, yield and other fees and charges (including any interest expense) incurred in connection with a Permitted Receivables Financing and (d) all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations and financing fees, all as calculated on a consolidated basis in accordance with GAAP. Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated Interest Expense for any period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense (i) shall be an amount equal to actual Consolidated Interest Expense from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination and (ii) shall exclude the purchase accounting effects described in the last sentence of the definition of Consolidated Net Income.

“Consolidated Net Income” means, for any period, the net income (loss) of the Covenant Parties and their Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication, (a) extraordinary items for such period, (b) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income (including changes from international financial reporting standards to United States financial reporting standards), (c) Transaction Expenses incurred during such period, (d) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, (e) any income (loss) for such period attributable to the early extinguishment of indebtedness and (f) accruals and reserves that are established within twelve months after the Closing Date that are so required to be established as a result of the Transactions in accordance with GAAP. There shall be excluded from Consolidated Net Income for any period the purchase accounting effects of adjustments in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Covenant Parties and their Restricted Subsidiaries), as a result of the Transaction, any acquisition consummated prior to the Closing Date, any Permitted Acquisitions, or the amortization or write-off of any amounts thereof.

“Consolidated Total Net Debt” shall mean, as of any date of determination, (a) the aggregate principal amount of Indebtedness of the Covenant Parties and their Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, consisting of Indebtedness for borrowed money, Attributable Indebtedness, and debt obligations evidenced by promissory notes or similar instruments, plus (b) the aggregate principal amount of Holdings Debt as reflected on the Company’s balance sheet, minus (c) the aggregate amount of cash and Cash Equivalents, in each case, free and clear of all Liens, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Section 7.01(p) and Section 7.01(q) and clauses (i) and (ii) of Section 7.01(r), in excess of the sum of (x) $10,000,000 and (y) any Restricted Cash included in the consolidated balance sheet of the Covenant Parties and their Restricted Subsidiaries as of such date.

“Consolidated Working Capital” means, with respect to the Covenant Parties and their Restricted Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided that increases or decreases in Consolidated Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.

“Contract Consideration” has the meaning set forth in the definition of the term “Excess Cash Flow.”

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Co-Syndication Agents” means JPMorgan Chase Bank, N.A., Citibank, N.A., BNP Paribas, HSBC Securities (USA) Inc., Mizuho Bank, Ltd., MUFG Bank, Ltd. and Wells Fargo Bank, National Association.

“Covenant Parties” means (i) each of NHF, VNU International, ACN, TNC, and the Borrowers and (ii) at the Company’s sole discretion, upon written notice to the Administrative Agent, the Company and any Subsidiary of the Company as designated by the Company; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing, (ii) [reserved] and (iii) once an entity is designated a Covenant Party it remains a Covenant Party for the term of this Agreement. The designation of any entity as a Covenant Party shall constitute the incurrence at the time of designation of any Investment, Indebtedness or Liens of such entity existing at such time (but, for the avoidance of doubt, without duplication of any Holdings Debt existing at such time to the extent it already constitutes Indebtedness for any given purpose). Consolidated EBITDA applicable to an entity designated a Covenant Party shall only be included within such definition to the extent related to a fiscal quarter beginning after such designation.

“Credit Extension” means a Borrowing.

“Cumulative Credit” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(a)    the Cumulative Retained Excess Cash Flow Amount at such time; plus

(b)    the cumulative amount of proceeds (including cash and the fair market value of property other than cash) from the sale of (i) Equity Interests of the Company or any direct or indirect parent of the Company after the Closing Date and on or prior to such time (including upon exercise of warrants or options) which proceeds have been contributed as common equity to the capital of the Company, or (ii) the common Equity Interests of a Covenant Party issued upon conversion of Indebtedness (other than Indebtedness that is contractually subordinated to the Obligations) of a Covenant Party or any Restricted Subsidiary of a Covenant Party or Holdings Debt owed to a Person other than a Loan Party or a Restricted Subsidiary of a Loan Party not previously applied for a purpose other than use in the Cumulative Credit; plus

(c)    100% of the aggregate amount of contributions to the common capital of the Company received in cash (and the fair market value of property other than cash) after the Closing Date; plus

(d)    the principal amount of any Indebtedness (including the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Equity Interests) of a Covenant Party or Holdings Debt issued after the Closing Date (other than Indebtedness issued to a Restricted Subsidiary), which has been converted into or exchanged for Equity Interests (other than Disqualified Equity Interests) in the Company or any direct or indirect parent of the Company; plus

(e)    100% of the aggregate amount received by a Covenant Party or any Restricted Subsidiary of a Covenant Party in cash (and the fair market value of property other than cash received by a Covenant Party or any such Restricted Subsidiary) from:

(A)    the sale (other than to a Covenant Party or any such Restricted Subsidiary) of the Equity Interests of an Unrestricted Subsidiary; or

(B)    any dividend or other distribution by an Unrestricted Subsidiary; plus

(f)    in the event any Unrestricted Subsidiary has been re-designated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, a Covenant Party or a Restricted Subsidiary, the fair market value of the Investments of the Covenant Parties and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable); plus

(g)    the available amount of the “Cumulative Credit” under and as defined in the Existing Credit Agreement on the Closing Date; plus

(h)    an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the Covenant Parties or any Restricted Subsidiary in respect of any Investments made pursuant to Section 7.02(n); minus

(i)    any amount of the Cumulative Credit used to make Investments pursuant to Section 7.02(s) after the Closing Date and prior to such time; minus

(j)    any amount of the Cumulative Credit used to make Investments pursuant to Section 7.02(n) after the Closing Date and prior to such time; minus

(k)    any amount of the Cumulative Credit used to pay dividends or make distributions pursuant to Section 7.06(h) after the Closing Date and prior to such time; minus

(l)    any amount of the Cumulative Credit used to make payments or distributions in respect of Junior Financings pursuant to Section 7.13 after the Closing Date and prior to such time.

“Cumulative Retained Excess Cash Flow Amount” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to the aggregate cumulative sum of the Retained Percentage of Excess Cash Flow for all Excess Cash Flow Periods ending after December 31, 2019 and prior to such date.

“Current Assets” means, with respect to the Covenant Parties and their Restricted Subsidiaries on a consolidated basis at any date of determination, the sum of (a) all assets (other than cash and Cash Equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Covenant Parties and their Restricted Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits (but excluding assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments) and (b) in the event that a Permitted Receivables Financing is accounted for off balance sheet, (x) gross accounts receivable comprising part of the Receivables Assets subject to such Permitted Receivables Financing less (y) collections against the amounts sold pursuant to the preceding clause (x).

“Current Liabilities” means, with respect to the Covenant Parties and their Restricted Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Covenant Parties and their Restricted Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) accruals of Consolidated Interest Expense (excluding Consolidated Interest Expense that is due and unpaid), (c) accruals for current or deferred Taxes based on income or profits and (d) accruals of any costs or expenses related to restructuring.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, the Dutch Bankruptcy Act (Faillissementswet) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, faillissement, surseance van betaling, onderbewindstelling, ontbinding, or similar debtor relief Laws of the United States, The Netherlands or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2.0% per annum; provided that, with respect to an Alternative Currency Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Term Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, unless the subject of a good faith dispute or subsequently cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute or subsequently cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding or a Bail-In Action.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by a Covenant Party or a Restricted Subsidiary in connection with a Disposition pursuant to Section 7.05(j) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).

“Designation Date” shall have the meaning set forth in Section 6.14.

“Disposed EBITDA” means, with respect to any Sold Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business (determined as if references to the Covenant Parties and their Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Sold Entity or Business and its Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale or issuance of Equity Interests) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that “Disposition” and “Dispose” shall not be deemed to include (a) any issuance by NHF of any of its Equity Interests to another Person or (b) any non-cash sale, conveyance, transfer or other disposition of the Transactions Intercompany Obligations.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the latest Maturity Date.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Amount” means, at any time:

(a)    with respect to any Loan denominated in Dollars, the principal amount thereof then outstanding; and

(b)    with respect to any Alternative Currency Loan, the principal amount thereof then outstanding in the relevant Alternative Currency, converted to Dollars in accordance with Section 1.08 and Section 2.15.

“Dollar Refinanced Term Loans” has the meaning specified in Section 10.01.

“Dollar Replacement Term Loans” has the meaning specified in Section 10.01.

“Dollar Term B-5 Commitment” means, as to each Dollar Term B-5 Lender, its obligation to make a Dollar Term B-5 Loan to Nielsen pursuant to Section 2.01(a)(i) in an aggregate Dollar Amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01A under the caption “Dollar Term B-5 Commitment” or in the Assignment and Assumption pursuant to which such Dollar Term B-5 Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.14). The initial aggregate amount of the Dollar Term B-5 Commitments is $550,000,000.

“Dollar Term B-5 Lender” means, at any time, any Lender that has a Dollar Term B-5 Loan at such time.

“Dollar Term B-5 Loan” means a Loan made (or deemed made) in Dollars pursuant to Section 2.01(a)(i).

“Dollar Term B-5 Note” means a promissory note of Nielsen payable to any Dollar Term B-5 Lender or its registered assigns (in substantially the form of Exhibit C-1 hereto) evidencing the aggregate Indebtedness of Nielsen to such Dollar Term B-5 Lender resulting from the Dollar Term B-5 Loans made by such Dollar Term B-5 Lender.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“Dutch Borrower” has the meaning set forth in the introductory paragraph to this Agreement.

“Dutch FSA” means the Financial Supervision Act (Wet op het financieel toezicht), including any regulations or amendments issued pursuant thereto.

“Dutch Guarantors” means The Nielsen Company B.V., Dutch Borrower, VNU International B.V., RSMG Insights Coöperatief U.A. and TNC Europe B.V.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” has the meaning set forth in Section 10.07(a).

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environment” means indoor air, ambient air, surface water, groundwater, drinking water, land surface, subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means the common law and any and all Federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution, the protection of the Environment or, to the extent relating to exposure to Hazardous Materials, human health or to the Release or threat of Release of Hazardous Materials into the Environment.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation and remediation, fines, penalties or indemnities), of the Loan Parties or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with a Loan Party or any Restricted Subsidiary within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party, any Restricted Subsidiary or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro,” “€” and “EUR” means the lawful currency of the Participating Member States introduced in accordance with EMU Legislation.

“Euro Refinanced Term Loans” has the meaning specified in Section 10.01.

“Euro Replacement Term Loans” has the meaning specified in Section 10.01.

“Euro Term B-3 Commitment” means, as to each Euro Term B-3 Lender, its obligation to make a Euro Term B-3 Loan to NHF pursuant to Section 2.01(a)(ii) in an aggregate Dollar Amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01A under the caption “Euro Term B-3 Commitment” or in the Assignment and Assumption pursuant to which such Euro Term B-3 Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.14). The initial aggregate amount of the Euro Term B-3 Commitments is €420,000,000.

“Euro Term B-3 Lender” means, at any time, any Lender that has a Euro Term B-3 Loan at such time.

“Euro Term B-3 Loan” means a Loan made (or deemed made) in Euros pursuant to Section 2.01(a)(ii).

“Euro Term B-3 Note” means a promissory note of NHF payable to any Euro Term B-3 Lender or its registered assigns (in substantially the form of Exhibit C-2 hereto) evidencing the aggregate Indebtedness of NHF to such Euro Term B-3 Lender resulting from the Euro Term B-3 Loans made by such Euro Term B-3 Lender.

“Eurocurrency Rate” means, with respect to any Borrowing of Eurocurrency Rate Loans for any applicable currency and for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two London Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the applicable currency then the Eurocurrency Rate shall be the Interpolated Rate.

“Eurocurrency Rate Loan” means a Loan, whether denominated in Dollars or in an Alternative Currency, that bears interest at a rate based on the Eurocurrency Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any period, an amount equal to (a) the sum, without duplication, of (i) Consolidated Net Income for such period, (ii) an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital and long-term account receivables for such period (other than any such decreases arising from acquisitions or dispositions by the Covenant Parties and its Restricted Subsidiaries completed during such period) and (iv) an amount equal to the aggregate net non-cash loss on the sale, lease, transfer or other disposition of assets by the Covenant Parties and their Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income minus (b) the sum, without duplication, of (i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges included in clauses (a) through (f) of the definition of Consolidated Net Income, (ii) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Capital Expenditures made in cash or accrued during such period, except to the extent that such Capital Expenditures were financed with the proceeds of Indebtedness of the Covenant Parties and their Restricted Subsidiaries, (iii) the aggregate amount of all principal payments of Indebtedness of the Covenant Parties or their Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Leases and (B) the amount of any scheduled repayment of Term Loans pursuant to Section 2.07 and any mandatory prepayment of Term Loans pursuant to Section 2.05(b)(ii) to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase but excluding (X) all voluntary prepayments of Term Loans and (Y) all prepayments of Revolving Credit Loans and Swing Line Loans (in each case, under and as defined in the Existing Credit Agreement on the Closing Date) made during such period (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), except to the extent financed with the proceeds of other Indebtedness of the Covenant Parties or their Restricted Subsidiaries), (iv) an amount equal to the aggregate net non-cash gain on Dispositions by the Covenant Parties and their Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income, (v) increases in Consolidated Working Capital and long-term account receivables for such period (other than any such increases arising from acquisitions or dispositions by the Covenant Parties and their Restricted Subsidiaries during such period), (vi) cash payments by the Covenant Parties and their Restricted Subsidiaries during such period in respect of long-term liabilities of the Covenant Parties and their Restricted Subsidiaries other than Indebtedness, (vii) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Investments and acquisitions made during such period pursuant to Section 7.02 (other than Section 7.02(a)) to the extent that such Investments and acquisitions were financed with internally generated cash flow of the Covenant Parties and their Restricted Subsidiaries, (viii) the amount of Restricted Payments paid during such period pursuant to Sections 7.06(d), (h) or (i) (clause (i), (ii), (iii) or (v) thereof only) to the extent such Restricted Payments were financed with internally generated cash flow of the Covenant Parties and their Restricted Subsidiaries, (ix) the aggregate amount of expenditures actually made by the Covenant Parties and their Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period, (x) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Covenant Parties and their Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness, (xi) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Covenant Parties and their Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions or Capital Expenditures to be consummated or made, plus any restructuring cash expenses, pension payments or tax contingency payments that have been added to Excess Cash Flow pursuant to clause (a)(ii) above required to be made, in each case during the period of four consecutive fiscal quarters of the Company following the end of such period; provided that to the extent the aggregate amount of internally generated cash actually utilized to finance such Permitted Acquisitions during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters, and (xii) the amount of cash taxes paid in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period. Notwithstanding anything in the definition of any term used in the definition of “Excess Cash Flow” to the contrary, all components of Excess Cash Flow shall be computed for the Covenant Parties and their Restricted Subsidiaries on a consolidated basis.

“Excess Cash Flow Period” means each fiscal year of Nielsen starting with the year ending December 31, 2020, but in all cases for purposes of calculating the Cumulative Retained Excess Cash Flow Amount shall only include such fiscal years for which financial statements and a Compliance Certificate have been delivered in accordance with Sections 6.01(a) and 6.02(a) and for which any prepayments required by Section 2.05(b)(i) (if any) have been made (it being understood that the Retained Percentage of Excess Cash Flow for any Excess Cash Flow Period shall be included in the Cumulative Retained Excess Cash Flow Amount regardless of whether a prepayment is required by Section 2.05(b)(i)).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rate” means on any day with respect to any currency other than Dollars, the rate at which such currency may be exchanged into Dollars, as determined by the Administrative Agent to be the rate quoted by the Oanda Corporation with respect to which the foreign exchange computation is made. In the event that such rate is not quoted by the Oanda Corporation, the Exchange Rate with respect to such currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrowers or, in the absence of such agreement, such Exchange Rate shall instead be the Administrative Agent’s spot rate of exchange in the London interbank or other market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about noon, New York City time, at such date for the purchase of Dollars with such alternative currency, for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate that it uses generally for syndicated loans to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly owned Subsidiary, (b) any Subsidiary of a Guarantor that does not have assets or annual revenues in excess of $50,000,000 (or $100,000,000 in the case of AC Nielsen, S.A. de C.V., Nielsen Book Services Limited and VNU Business Publications Ltd.), (c) any Subsidiary that is prohibited by applicable Law or Contractual Obligations existing on the Closing Date from guaranteeing the Obligations, (d) any Restricted Subsidiary acquired pursuant to a Permitted Acquisition financed with secured Indebtedness incurred pursuant to Section 7.03(t) and each Restricted Subsidiary thereof that guarantees such Indebtedness; provided that each such Restricted Subsidiary shall cease to be an Excluded Subsidiary under this clause (d) if such secured Indebtedness is repaid or becomes unsecured or if such Restricted Subsidiary ceases to guarantee such secured Indebtedness, as applicable, (e) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent, the cost or other consequences (including any adverse tax consequences) of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (f) any Special Purpose Receivables Subsidiary, (g) any Foreign Subsidiary of ACN or TNC or of any other Domestic Subsidiary and (h) until such time as the Company is no longer pursuing the Connect Transactions (in its good faith determination), any Subsidiary that is formed to give effect to the Connect Transactions that is part of the Connect Business and which will no longer be a wholly owned Subsidiary of Nielsen Holdings following the Connect Disposition; provided, further, that no Subsidiary that is a Borrower or Guarantor in respect of (and as defined in) the Existing Credit Agreement shall be an Excluded Subsidiary.

“Executive Order” has the meaning set forth in Section 5.16(a).

“Existing Credit Agreement” means that certain Fifth Amended and Restated Credit Agreement, dated as of June 29, 2018 (as amended, restated, supplemented, replaced or otherwise modified from time to time), among Nielsen, NHF, TNC (US) HOLDINGS INC., a New York corporation, the Guarantors party thereto from time to time, Citibank, N.A., as Administrative Agent, a Swing Line Lender and an L/C Issuer, and each lender from time to time party thereto or any credit agreement or other definitive agreement entered into in connection with any Permitted Refinancing thereof.

“Existing Indebtedness” means the Indebtedness as of the Closing Date set forth in Schedule 7.03(b).

“Existing Security Documents” means the agreements and instruments described on Schedule 1.01C hereto and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties that is existing as of the Closing Date.

“Existing Term Loans” means the Term Loans as defined in the Existing Credit Agreement.

“Existing Class B Term Loans” means collectively the Class B-2 Euro Term Loans and the Class B-4 Term Loans as defined in the Existing Credit Agreement.

“Extended Term Loan” has the meaning set forth in Section 2.16(a).

“Extending Lender” has the meaning set forth in Section 2.16(a).

“Extension” has the meaning set forth in Section 2.16(a).

“Facility” means the Dollar Term B-5 Loans or the Euro Term B-3 Loans, as the context may require.

“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that, if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Bank of New York’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Foreign Parent” means (a) Nielsen Holdings and (b) Valcon and any other direct or indirect parent entity of the Company that in each case in this clause (b) is a wholly owned subsidiary of Nielsen Holdings.

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of the Company which is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” means all Indebtedness of the Covenant Parties and their Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles based upon International Financial Reporting Standards issued and/or adopted by the International Accounting Standards Board, as in effect from time to time, unless and until Nielsen notifies the Administrative Agent in writing that Nielsen requests that GAAP be determined based on generally accepted accounting principles in the United States of America, as in effect from time to time, from which time GAAP will be so determined; provided, however, that if Nielsen notifies the Administrative Agent that Nielsen requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies Nielsen that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Grand-Ducal Regulation” has the meaning set forth in Section 11.17.

“Granting Lender” has the meaning set forth in Section 10.07(h).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or monetary other obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or monetary other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term

“Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning specified in Section 11.01.

“Guarantors” means the Company and the Subsidiaries included on the signature pages hereof as Guarantors, any Subsidiary designated a Supplemental Subsidiary Borrower pursuant to Section 11.14 and those Subsidiaries that issue a Guarantee of the Obligations after the Closing Date pursuant to Section 6.11 or otherwise (so long as the provisions of Section 6.11 including local law security documentation are complied with) and, with respect to Obligations for which they would not otherwise be primarily liable, each U.S. Borrower and the Dutch Borrower.

“Guaranty” means, collectively, the guaranty of the Obligations by the Guarantors pursuant to this Agreement.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, mold, infectious or medical wastes that are regulated pursuant to, or the Release or exposure to which could give rise to liability under, applicable Environmental Law.

“Holdings Debt” means Indebtedness of the Company outstanding on the Closing Date as reflected in the Company’s balance sheet and refinancings thereof that do not increase the aggregate principal amount thereof except to the extent of additional Indebtedness incurred to pay premiums (including tender premiums), defeasance costs and fees and expenses in connection therewith, and any other Indebtedness of the Company or Valcon, with respect to which Nielsen has made a Company Restricted Payments Election pursuant to Section 7.06(d).

“Impacted Interest Period” has the meaning assigned to it in the definition of “Eurocurrency Rate.”

“Incremental Amendment” has the meaning set forth in Section 2.14(a).

“Incremental Assumption Agreement” means an assumption agreement among Nielsen and one or more Extending Lenders entered into pursuant to Section 2.16 and acknowledged by the Administrative Agent.

“Incremental Term Loans” has the meaning set forth in Section 2.14(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following:

(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)    the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)    net obligations of such Person under any Swap Contract;

(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business, (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) liabilities accrued in the ordinary course);

(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)    all Attributable Indebtedness; and

(g)    all obligations of such Person in respect of Disqualified Equity Interests;

if and to the extent that the foregoing would constitute indebtedness or a liability in accordance with GAAP; and

(h)    to the extent not otherwise included above, all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall (A) include (1) the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner, except to the extent such Person’s liability for such Indebtedness is otherwise limited and (2) the amount of any Receivables Net Investment and (B) in the case of the Company and its Subsidiaries, exclude (1) all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business consistent with past practice and (2) the Parent Intercompany Debt. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) above shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnitees” has the meaning set forth in Section 10.05.

“Information” has the meaning set forth in Section 10.08.

“Intercompany Note” means a promissory note substantially in the form of Exhibit H.

“Intercreditor Agreement” means that certain First Lien Intercreditor Agreement dated as of June 23, 2009, among the Collateral Agent, Citibank, N.A., as Authorized Representative (as defined therein) under the Existing Credit Agreement, and each additional Authorized Representative from time to time party thereto (including the Administrative Agent), as supplemented by the Closing Date Joinders and as may be amended, restated, supplemented or modified from time to time in accordance with the terms thereof.

“Interest Payment Date” means, (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter or, to the extent agreed by each Lender of such Eurocurrency Rate Loan, twelve months or less than one month thereafter, as selected by the applicable Borrower in its Committed Loan Notice; provided that:

(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)    the initial Interest Period entered into on the Closing Date shall end on July 9, 2020; and

(d)     no Interest Period shall extend beyond the Maturity Date.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available for the applicable currency that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period for which that LIBO Screen Rate is available for the applicable currency that exceeds the Impacted Interest Period, in each case, at such time.

“Intra-Group Liabilities” has the meaning set forth in Section 11.17.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of a Covenant Party and its Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business consistent with past practice) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning set forth in Section 5.17.

“IP Security Agreement” means the Amended and Restated Intellectual Property Security Agreement, dated as of August 9, 2006, among Nielsen Finance LLC, the other grantors identified therein and who become a party thereto from time to time and Citibank, N.A., as Collateral Agent, as amended and restated as of June 23, 2009, and as further amended, restated, supplemented, amended and restated or otherwise modified from time to time.

“Judgment Currency” has the meaning specified in Section 10.18.

“Junior Financing” has the meaning specified in Section 7.13(a).

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LCT Election” shall have the meaning assigned to such term in Section 1.11.

“LCT Test Date” shall have the meaning assigned to such term in Section 1.11.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and, as the context requires, includes their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender,” together with, in each case, any Affiliate of any such financial institution through which such financial institution elects, by notice to the Administrative Agent, to make any Loans available to any Borrower; provided that, for all purposes of voting or consenting with respect to (a) any amendment, supplementation or modification of any Loan Document, (b) any waiver of any requirements of any Loan Document or any Default or Event of Default and its consequences, or (c) any other matter as to which a Lender may vote or consent pursuant to Section 10.01 of this Agreement, the financial institution making such election shall be deemed the “Lender” rather than such Affiliate, which shall not be entitled to vote or consent (it being agreed that failure of any such Affiliate to fund an obligation under this Agreement shall not relieve its affiliated financial institution from funding).

“Lending Office” means, as to any Lender, such office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.

“LIBOR” has the meaning specified in the definition of “LIBO Screen Rate.”

“LIBO Screen Rate” means, for any day and time, with respect to any Borrowing of Eurocurrency Rate Loans for any applicable currency and for any Interest Period, the London interbank offered rate (“LIBOR”) as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for the relevant currency) for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Bloomberg screen that displays such rate (or, in the event such rate does not appear on a Bloomberg page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“LIBOR Successor Rate” shall have the meaning assigned to such term in Section 3.03(b).

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Administrative Agent in consultation with the Borrowers, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Borrowers).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Limitation” has the meaning set forth in Section 11.16(a)

“Limited Condition Transaction” means (a) any Investment or acquisition (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Equity Interests or otherwise), whose consummation is not conditioned on the availability of, or on obtaining, third-party financing, (b) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Equity Interests or preferred stock requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment and (c) any Restricted Payment requiring irrevocable notice in advance thereof.

“Loan” means an extension of credit by a Lender to any Borrower under Article II in the form of a Term Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Collateral Documents and (d) the Intercreditor Agreement.

“Loan Parties” means, collectively, the Borrowers and each Guarantor.

“London Business Day” means,

(a)    if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated Dollars, any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

(b)    if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated Euros, a TARGET Day; and

(c)    if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in an Alternative Currency other than Euros, any such day on which dealings in deposits in an Alternative Currency are conducted by and between banks in the London or other applicable offshore interbank market and in the home country for such Alternative Currency.

“Luxembourg Guarantor” has the meaning set forth in Section 11.17.

“Luxembourg Prohibition” has the meaning set forth in Section 11.17.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of the Company and its Subsidiaries, taken as a whole (other than resulting from any event, development or circumstance related to the COVID-19 pandemic that was disclosed to the Lenders, or otherwise publicly disclosed on the Current Reports on Form 8-K with or furnished to the SEC on April 29, 2020 and April 30, 2020 (including the exhibits thereto) and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on April 30, 2020, in each case, on or prior to the Closing Date).

“Maturity Date” means the earlier of (A)(i) with respect to the Dollar Term B-5 Loans, June 4, 2025 and (ii) with respect to the Euro Term B-3 Loans, June 4, 2025 or (B) if the Existing Class B Term Loans have not been either (x) repaid in full with cash other than cash proceeds of any debt financing incurred after the Closing Date or (y) refinanced in full in cash with the proceeds of any debt financing maturing at least 91 days after June 4, 2025 (including without limitation, as may be effected through any amendment to the Existing Credit Agreement, including any amendment using a cashless roll mechanic) on or prior to the date that is 91 days prior to October 4, 2023, October 4, 2023.

“Maximum Incremental Facilities Amount” means, at any date of determination, the amount of Indebtedness (if any) such that, after giving effect to the incurrence of such amount, the Secured Leverage Ratio would not exceed 3.25 to 1.00 (assuming the Indebtedness being incurred as of such date of determination (and the Indebtedness previously incurred in reliance under this definition) would be included in clause (a) of the definition of “Secured Leverage Ratio,” whether or not such Indebtedness would otherwise be so included).

“Maximum Rate” has the meaning specified in Section 10.10.

“Media Business” means the business of Nielsen Holdings and its subsidiaries not including the Connect Business.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” has the meaning specified in Section 6.11(c).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Borrower, any Restricted Subsidiary or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Proceeds” shall mean:

(a)    100% of the cash proceeds actually received by the Covenant Parties or any of their Restricted Subsidiaries (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any Disposition or Casualty Event, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset to the extent such debt or obligations are secured by a Lien permitted hereunder (other than pursuant to the Loan Documents) on such asset, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) Taxes paid or payable as a result thereof, and (iii) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) related to any of the applicable assets and (y) retained by the Covenant Parties or any of their Restricted Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Disposition or Casualty Event occurring on the date of such reduction); provided that, if no Default exists and Nielsen shall deliver a certificate of a Responsible Officer of Nielsen to the Administrative Agent promptly following receipt of any such proceeds setting forth a Covenant Party’s intention to use any portion of such proceeds (1) to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Covenant Parties or their Restricted Subsidiaries or to make Permitted Acquisitions or any acquisition of all or substantially all the assets of, or all the Equity Interests (other than directors’ qualifying shares) in, a Person or division or line of business of a Person (or any subsequent investment made in a Person, division or line of business previously acquired), in each case within fifteen (15) months of such receipt, such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within fifteen (15) months of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such fifteen (15)-month period but within such fifteen (15)-month period are contractually committed to be used, then upon the termination of such contract or if such Net Proceeds are not so used within the later of such fifteen (15)-month period and 180 days from the entry into such Contractual Obligations, such remaining portion shall constitute Net Proceeds as of the date of such termination or expiry without giving effect to this proviso) or (2) to repay Indebtedness (other than the Loans) of the Covenant Parties or their Restricted Subsidiaries (and, in the case of revolving Indebtedness, to correspondingly reduce commitments with respect thereto) within 15 months of such receipt (in the case of any Junior Financing, to the extent permitted pursuant to Section 7.13), such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within fifteen (15) months of such receipt, so used; provided that the aggregate amount of Indebtedness that may be repaid pursuant to this clause (2) shall not exceed the lesser of (x) $150 million and (y) the Permitted Debt Repayment Amount as of the date of such repayment; provided, further, that (x) no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such proceeds shall exceed $10 million and (y) no proceeds shall constitute Net Proceeds in any fiscal year until the aggregate amount of all such unapplied proceeds (including proceeds described in clause (x) above realized in a single transaction or series of related transactions that are in excess of $5 million) in such fiscal year shall exceed $25 million; and

(b)    100% of the cash proceeds from the incurrence, issuance or sale by a Covenant Party of any Indebtedness, net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to a Covenant Party shall be disregarded.

“NHF” has the meaning set forth in the introductory paragraph to this Agreement.

“Nielsen” has the meaning set forth in the introductory paragraph to this Agreement.

“Nielsen Holdings” means Nielsen Holdings plc, a public limited company incorporated under the laws of England and Wales, and any successor or assign.

“Non-Cash Charges” has the meaning set forth in the definition of the term “Consolidated EBITDA.”

“Non-Consenting Lender” has the meaning set forth in Section 3.07(d).

“Non-Public Lender” means a person that is not a member of the public (het publiek) within the meaning of article 3:5 of the Dutch FSA.

“Note” means a Dollar Term B-5 Note or a Euro Term B-3 Note, as the context may require.

“NPL” means the National Priorities List under CERCLA.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and its Subsidiaries arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of their Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party or Subsidiary under any Loan Document and (b) the obligation of any Loan Party or Subsidiary to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party or such Subsidiary.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Applicable Indebtedness” has the meaning set forth in Section 2.05(b)(ix).

“Other Taxes” has the meaning specified in Section 3.01(b).

“Outstanding Amount” means with respect to the Dollar Term B-5 Loans and Euro Term B-3 Loans on any date, the Dollar Amount thereof after giving effect to any borrowings and prepayments or repayments of Dollar Term B-5 Loans and Euro Term B-3 Loans, as the case may be, occurring on such date.

“Overnight Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on the Federal Reserve Bank of New York’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent Intercompany Debt” means the intercompany loan of the Company to NHF, as in effect on the Closing Date.

“Participant” has the meaning specified in Section 10.07(e).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

“Perfection Certificate” means a certificate in the form of Exhibit G-1 or any other form approved by the Collateral Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” means a certificate supplement in the form of Exhibit G-2 or any other form approved by the Collateral Agent.

“Permitted Acquisition” has the meaning set forth in Section 7.02(i).

“Permitted Debt Offering” means any issuance of senior secured or junior secured or unsecured Indebtedness by any Loan Party after the Closing Date through an incurrence of term loans or through a public offering or private issuance of debt securities under Rule 144A, Regulation S under the Securities Exchange Act of 1934, as amended, or otherwise; provided that, (a) such Indebtedness may be secured by a first priority Lien on the Collateral that is pari passu with the Lien securing the Obligations, or may be secured by a Lien ranking junior to the Lien on the Collateral securing the Obligations or may be unsecured; (b) such Permitted Debt Offering Indebtedness is not secured by any collateral other than the Collateral securing the Obligations; (c) the terms of such Indebtedness do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the date that is one year and one day following the latest Maturity Date in effect at the time of the incurrence (other than customary offers to repurchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default and, in the case of term loans, amortization not to exceed 1% per annum); (d) the covenants, events of default, guarantees, collateral and other terms of which (other than interest rate and redemption premiums) taken as a whole, are not more restrictive to the Loan Parties than those set forth in this Agreement (provided that the “cross-acceleration” event of default in the documentation governing any Permitted Debt Offering consisting of debt securities is either (1) not more restrictive to the Loan Parties than the terms of customary high-yield securities prevailing in the market at the time of incurrence or (2) not more restrictive than those set forth in the indenture governing the Senior Unsecured Debt); (e) a certificate of a Responsible Officer of the issuing Loan Party delivered to the Administrative Agent at least three (3) Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the issuing Loan Party has determined in good faith that such terms and conditions satisfy the foregoing requirements shall be conclusive evidence that such terms and conditions satisfy the foregoing requirements; and (f) no Covenant Party or any Subsidiary of any Covenant Party (other than a Borrower or a Guarantor) is a guarantor or borrower under such Permitted Debt Offering Indebtedness. Notes issued by any Loan Party in exchange for any Indebtedness issued in connection with a Permitted Debt Offering in accordance with the terms of a registration rights agreement entered into in connection with the issuance of such Permitted Debt Offering Indebtedness shall also be considered a Permitted Debt Offering.

“Permitted Debt Repayment Amount” shall mean, as of any date of determination, an amount equal to the aggregate Dollar Amount of Term Loans repaid pursuant to Section 2.05(b)(ii) or (iii) as of such date.

“Permitted Holders” means each of the Sponsors and members of management of a Covenant Party, a Restricted Subsidiary or any direct or indirect parent entity of the foregoing who are holders of Equity Interests of the Company or its direct or indirect parent organizations on the Closing Date and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided, that, in the case of such group and without giving effect to the existence of such group or any other group, such Sponsors and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the voting stock of the Company or any of its direct or indirect parent companies .

“Permitted Holdings Debt” means (a) Indebtedness of the Company (A) that will not mature prior to the date that is ninety-one (91) days after the latest Maturity Date, (B) that is not subject to any Guarantee by NHF or any Restricted Subsidiary, and (C) that does not require any payments in cash of interest or other amounts in respect of the principal thereof (including through amortization) prior to the earlier to occur of (i) the date that is five (5) years from the date of the issuance or incurrence thereof and (ii) the date that is ninety-one (91) days after the latest Maturity Date; provided that such Indebtedness can have mandatory prepayment, repurchase or redemption provisions no more restrictive than those set forth in the documents governing the Company’s Senior Discount Notes, (b) any other Indebtedness (including Holdings Debt), to the extent the proceeds thereof are used to refinance any Holdings Debt (or refinancings thereof pursuant to this clause (b)), in an aggregate principal amount not in excess of the aggregate principal amount thereof except to the extent of additional Indebtedness incurred to pay premiums (including tender premiums), defeasance costs and fees and expenses in connection therewith or (c) any Indebtedness incurred pursuant to a Permitted Debt Offering.

“Permitted Receivables Documents” means all documents and agreements evidencing, relating to or otherwise governing a Permitted Receivables Financing.

“Permitted Receivables Financing” means one or more transactions pursuant to which (a) Receivables Assets or interests therein are sold to or financed by one or more Special Purpose Receivables Subsidiaries, and (b) such Special Purpose Receivables Subsidiaries finance their acquisition of such Receivables Assets or interests therein, or the financing thereof, by selling or borrowing against such Receivables Assets; provided that (A) recourse to the Loan Parties or any Subsidiary (other than the Special Purpose Receivables Subsidiaries) and any obligations or agreements of the Loan Parties or any Subsidiary (other than the Special Purpose Receivables Subsidiaries) in connection with such transactions shall be limited to the extent customary for similar transactions in the applicable jurisdictions (including, to the extent applicable, in a manner consistent with the delivery of a “true sale/absolute transfer” opinion with respect to any transfer by the Loan Parties or any Subsidiary (other than a Special Purpose Receivables Subsidiary)) and (B) the aggregate Receivables Net Investment since the Closing Date shall not exceed $400,000,000 at any time.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e) or (f), at the time thereof, no Event of Default shall have occurred and be continuing and (d) if such Indebtedness being modified, refinanced, refunded, renewed or extended is Indebtedness permitted pursuant to Section 7.03(b), 7.03(q) or 7.13(a) or is otherwise a Junior Financing, (i) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (ii) the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, interest rate and redemption premium) of any such modified, refinanced, refunded, renewed or extended Indebtedness, taken as a whole, are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended; provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that Nielsen has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies Nielsen within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (iii) such modification, refinancing, refunding, renewal or extension is incurred by the Person who is the obligor of the Indebtedness being modified, refinanced, refunded, renewed or extended (or, if such obligor of the Indebtedness being modified, refinanced, refunded, renewed or extended is a Loan Party, then incurred by a Person that is a Loan Party, and if such obligor of the Indebtedness being modified, refinanced, refunded, renewed or extended is not a Loan Party, then incurred by a Person that is not a Loan Party).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established or maintained by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Plan Asset Regulations” means 29 C.F.R. § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Post-Acquisition Period” means with respect to any Permitted Acquisition or any acquisition of all or substantially all the assets of, or all the Equity Interests (other than directors’ qualifying shares) in, a Person or division or line of business of a Person, the period beginning on the date such acquisition is consummated and ending on the last day of the sixth full consecutive fiscal quarter immediately following the date on which such acquisition is consummated.

“primary obligor” has the meaning set forth in the definition of the term “Guarantee.”

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the FRB in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the FRB (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Forma Adjustment” means for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or the Consolidated EBITDA of the Covenant Parties, the pro forma increase or decrease in Consolidated EBITDA (or any Acquired EBITDA) projected by Nielsen in good faith as a result of (i) actions taken during or prior to such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or (ii) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Acquired Entity or Business with the operations of the Covenant Parties and their Restricted Subsidiaries; provided that, so long as such actions are taken during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, the cost savings related to such actions or such additional costs, as applicable, it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that such cost savings will be realizable during the entirety of such Test Period, or such additional costs, as applicable, will be incurred during the entirety of such Test Period; provided, further, that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period.

“Pro Forma Basis” and “Pro Forma Compliance” mean, with respect to compliance with any test or covenant hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Subsidiary of the Company or any division, product line, or facility used for operations of the Company or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by the Covenant Parties or any of the Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Pro Rata Extension Offer” has the meaning set forth in Section 2.16(a).

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities at such time; provided that if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Prohibition” has the meaning set forth in Section 11.11.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that, at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified IPO” means the issuance by the Company or any direct or indirect parent of the Company of its common Equity Interests in an underwritten primary public offering (a) (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission in accordance with the Securities Act (whether alone or in connection with a secondary public offering) or (b) in the case of any initial public offering by a Dutch legal entity, in accordance with the laws of the Netherlands.

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables Assets” shall mean accounts receivable (including any bills of exchange) and related assets and property from time to time originated, acquired or otherwise owned by any Covenant Party or any Subsidiary.

“Receivables Net Investment” shall mean the aggregate cash amount paid by the lenders or purchasers under any Permitted Receivables Financing in connection with their purchase of, or the making of loans secured by, Receivables Assets or interests therein, as the same may be reduced from time to time by collections with respect to such Receivables Assets or otherwise in accordance with the terms of the Permitted Receivables Documents (but excluding any such collections used to make payments of items included in clause (c) of the definition of Consolidated Interest Expense); provided, however, that if all or any part of such Receivables Net Investment shall have been reduced by application of any distribution and thereafter such distribution is rescinded or must otherwise be returned for any reason, such Receivables Net Investment shall be increased by the amount of such distribution, all as though such distribution had not been made.

“Refinanced Term Loan Facility” has the meaning set forth in Section 2.14(b).

“Register” has the meaning set forth in Section 10.07(d).

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing or migrating in, into, onto or through the Environment.

“Relevant Obligations” has the meaning set forth in Section 11.16(a).

“Relevant Proceeding” has the meaning set forth in Section 10.05.

“Replacement Term Loan Facilities” has the meaning set forth in Section 2.14(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30)-day notice period has been waived.

“Repricing Transaction” means the repayment, refinancing or replacement of all or a portion of the Dollar Term B-5 Loans or Euro Term B-3 Loans with proceeds from the incurrence by Nielsen of any long-term bank debt financing incurred for the primary purpose of repaying, refinancing, or replacing the Dollar Term B-5 Loans or Euro Term B-3 Loans with long-term bank debt financing having an effective interest cost or weighted average yield (excluding any arrangement or commitment fees in connection therewith) that is less than the effective interest rate for or weighted average yield of the Dollar Term B-5 Loans or Euro Term B-3 Loans, as applicable, including without limitation, as may be effected through any amendment to this Agreement relating to the interest rate for, or weighted average yield of, the Dollar Term B-5 Loans or Euro Term B-3 Loans.

“Required Class Lenders” means, as of any date of determination, Lenders of a Class having more than 50% of the sum of the (a) Total Outstandings for all Lenders of such Class and (b) aggregate unused Commitments of all Lenders of such Class; provided that the unused Commitment and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender of such Class shall be excluded for purposes of making a determination of Required Class Lenders.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings, (b) aggregate unused Dollar Term B-5 Commitments, and (c) aggregate unused Euro Term B-3 Commitments; provided that the unused Dollar Term B-5 Commitment and unused Euro Term B-3 Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party (including, in the case of a Loan Party organized under the laws of The Netherlands, the authorized number of managing directors or an attorney under a power of attorney of such Loan Party) and, as to any document delivered on the Closing Date, any secretary or assistant secretary of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Cash” means cash and Cash Equivalents held by Restricted Subsidiaries that is contractually restricted from being distributed to the Covenant Parties.

“Restricted Obligations” has the meaning set forth in Section 11.16(a).

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Covenant Party or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to a Covenant Party’s or a Restricted Subsidiary’s stockholders, partners or members (or the equivalent Persons thereof) and (b) any payment of interest or principal on, or redemption, repurchase or other acquisition of retirement for value of, the Parent Intercompany Debt.

“Restricted Subsidiary” means any Subsidiary of a Covenant Party other than an Unrestricted Subsidiary.

“Retained Percentage” means, with respect to any Excess Cash Flow Period (a) 100% minus (b) the Applicable ECF Percentage with respect to such Excess Cash Flow Period.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of

Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any EU member state, Switzerland or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (which as of the Closing Date are Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union, any EU member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Country, or (c) any Person otherwise the subject of Sanctions.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Scheduled Unavailability Date” shall have the meaning assigned to such term in Section 3.03(b)(ii).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Net Debt (excluding up to $850,000,000 of Indebtedness outstanding under the “Revolving Credit Facility” and counting all “Commitments” under the “Revolving Credit Facility” in excess of $850,000,000 as drawn (such terms, as defined in the Existing Credit Agreement)) that is secured by a Lien on any assets or property of a Loan Party or a Restricted Subsidiary, as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Supplemental Agents and each co-agent or sub-agent appointed by the Administrative Agent or Collateral Agent from time to time pursuant to Section 9.02.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the Amended and Restated Security Agreement, dated as of August 9, 2006, among Nielsen Finance LLC, the other Grantors identified therein and who become a party thereto from time to time and Citibank, N.A., as Collateral Agent, as amended and restated as of June 23, 2009, and as further amended, restated, supplemented, amended and restated or otherwise modified from time to time.

“Security Agreement (2008)” means the Amended and Restated Security Agreement, dated as of March 4, 2008, between VNU International B.V. and Citibank, N.A., as Collateral Agent, as amended and restated as of June 23. 2009 as may be further amended, restated, supplemented, amended and restated or otherwise modified from time to time.

“Security Agreement (2017)” means the Security Agreement, dated as of September 28, 2017, between The Nielsen Company (Luxembourg) S.à r.l and Citibank, N.A., as Collateral Agent, as amended, restated, supplemented, amended and restated or otherwise modified from time to time.

“Senior Subordinated Debt” means subordinated Indebtedness of the Covenant Parties and their Restricted Subsidiaries outstanding on the Closing Date and Permitted Refinancings thereof (with the understanding that so long as all other requirements of the definition of Permitted Refinancing are met such refinancing debt may be incurred at VNU International or NHF).

“Senior Subordinated Debt Documentation” means any indenture and/or agreement governing the Senior Subordinated Debt and any other documents delivered pursuant thereto.

“Senior Unsecured Debt” means senior unsecured Indebtedness of the Covenant Parties and their Restricted Subsidiaries outstanding on the Closing Date and Permitted Refinancings thereof (with the understanding that so long as all other requirements of the definition of Permitted Refinancing are met such refinancing debt may be incurred at VNU International or NHF).

“Senior Unsecured Debt Documentation” means any indenture and/or agreement governing the Senior Unsecured Debt and any other documents delivered pursuant thereto.

“Sold Entity or Business” has the meaning set forth in clause (D) of the definition of the term “Consolidated EBITDA.”

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 10.07(h).

“Special Purpose Receivables Subsidiary” shall mean a direct or indirect Subsidiary of a Covenant Party established in connection with a Permitted Receivables Financing for the acquisition of Receivables Assets or interests therein, and which is organized in a manner intended to reduce the likelihood that it would be substantively consolidated with any Covenant Party or any of the Subsidiaries (other than Special Purpose Receivables Subsidiaries) in the event such Covenant Party or any such Subsidiary becomes subject to a proceeding under a Debtor Relief Law.

“Specified Transaction” means, with respect to any period, any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation or Incremental Term Loan that by the terms of this Agreement requires Pro Forma Compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis.

“Sponsor Management Agreements” means the Advisory Agreements between Valcon and each of ACN and TNC.

“Sponsors” means AlpInvest Partners, The Blackstone Group, TC Group, L.L.C. and its affiliates collectively d/b/a “The Carlyle Group,” Hellman & Friedman Investors V (Cayman Ltd.), Kohlberg Kravis Roberts & Co. L.P. and Thomas H. Lee Partners and their respective Affiliates (other than any portfolio operating companies thereof).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB to which the Administrative Agent is subject with respect to the Adjusted Eurocurrency Rate, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D). Such reserve percentage shall include those imposed pursuant to Regulation D. Eurocurrency Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which (a) a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, (b) more than half of the issued share capital is at the time beneficially owned or (c) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of NHF.

“Successor Company” has the meaning specified in Section 7.04(d).

“Supplemental Agent” and “Supplemental Agents” have the meaning specified in Section 9.13(a).

“Supplemental Subsidiary Borrower” has the meaning specified in Section 11.14.

“Survey” means a survey of any Real Property subject to a Mortgage (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Real Property is located, (ii) dated (or redated) not earlier than six (6) months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Real Property or any easement, right of way or other interest in the Real Property has been granted or become effective through operation of law or otherwise with respect to such Real Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than thirty (30) days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the subject Real Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent, the Collateral Agent and the title company, (iv) complying in all material respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the title company to issue a Title Policy or (b) otherwise acceptable to the Collateral Agent.

“Swap” means any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any Swap.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in the preceding clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swiss Guarantor” means a Guarantor incorporated under the laws of Switzerland and/or having its registered office in Switzerland and/or qualifying as a Swiss resident pursuant to Art. 9 of the Swiss Federal Act on Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer vom 13. Oktober 1965, SR 642.21) as amended from time to time.

“Swiss Withholding Tax” means any taxes levied pursuant to the Swiss Federal Act on Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer vom 13. Oktober 1965, SR 642.21), as amended from time to time.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euros.

“Taxes” has the meaning specified in Section 3.01(a).

“Term Commitment” means a Dollar Term B-5 Commitment or a Euro Term B-3 Commitment, as the context may require.

“Term Lender” means, at any time, any Dollar Term B-5 Lender or Euro Term B-3 Lender, as the context may require.

“Term Loan” means a Dollar Term B-5 Loan or Euro Term B-3 Loan, as the context may require.

“Term Pro Rata Extension Offers” has the meaning specified in Section 2.16(a).

“Test Period” means, for any date of determination under this Agreement, the four consecutive fiscal quarters of Nielsen then last ended.

“Threshold Amount” means $50,000,000.

“Title Policy” means a policy of title insurance (or marked-up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of a Mortgage as a valid first mortgage Lien on the mortgaged property and fixtures described therein in the amount equal to not less than the fair market value of such mortgaged property and fixtures, issued by a title company reasonably acceptable to the Collateral Agent which shall (a) to the extent necessary, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Collateral Agent, (b) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), (c) have been supplemented by such endorsements (or where such endorsements are not available, opinions of special counsel, architects or other professionals reasonably acceptable to the Collateral Agent) as shall be reasonably requested by the Collateral Agent (including endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, revolving credit, doing business, non-imputation, public road access, survey, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, revolving credit and so-called comprehensive coverage over covenants and restrictions), and (d) contain no exceptions to title other than Liens permitted hereunder.

“TNC” means TNC (US) Holdings Inc. (formerly known as VNU, Inc.), a New York corporation.

“Total Assets” means total assets of the Covenant Parties and the Restricted Subsidiaries on a consolidated basis, shown on the most recent balance sheet of the Company as may be expressly stated without giving effect to amortization of the amount of intangible assets since the Closing Date (as defined in the Existing Credit Agreement); provided that in no event shall the Transactions Intercompany Obligations constitute part of Total Assets.

“Total Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Net Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Transactions” means the execution, delivery and performance by the Borrowers of this Agreement, the borrowing of Loans and the use of proceeds thereof.

“Transaction Expenses” means any fees or expenses incurred or paid by Nielsen (or any direct or indirect parent of Nielsen) or any of its (or their) Subsidiaries in connection with this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transactions Intercompany Obligations” means any intercompany loan made by a Covenant Party or a Restricted Subsidiary to the Company or any direct or indirect parent of NHF outstanding on the Closing Date.

“Transferred Guarantor” has the meaning specified in Section 11.09.

“Type” means, with respect to a Loan denominated in Dollars, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“U.S. Borrower” has the meaning set forth in the introductory paragraph to this Agreement.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiary” means (a) each Subsidiary of a Covenant Party listed on Schedule 1.01B and (b) any Subsidiary of a Covenant Party designated by the board of directors of Nielsen as an Unrestricted Subsidiary pursuant to Section 6.14 subsequent to the Closing Date.

“USA Patriot Act” has the meaning specified in Section 5.16(a).

“Valcon” means Valcon Acquisition B.V., a private company organized under the laws of The Netherlands, having its corporate seat in Amsterdam, The Netherlands.

“VNU International” means VNU International B.V., a private company organized under the laws of The Netherlands, having its corporate seat in Haarlem, The Netherlands.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02    Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)    The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c)    Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(d)    The term “including” is by way of example and not limitation.

(e)    The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(g)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03    Accounting Terms.

(a)    All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein.

(b)    Notwithstanding anything to the contrary herein, for purposes of this Agreement (including, without limitation, in determining compliance with any test or covenant contained herein) with respect to any period during which any Specified Transaction occurs, the Total Leverage Ratio and the Secured Leverage Ratio shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

Section 1.04    Rounding.

Any financial ratios required to be maintained by the Covenant Parties pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

Section 1.05    References to Agreements, Laws, Etc.

Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by the Loan Documents; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06    Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07    Timing of Payment of Performance.

When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.08    Currency Equivalents Generally.

(a)    Any amount specified in this Agreement (other than in Articles II, IX and X or as set forth in paragraph (b) of this Section) or any of the other Loan Documents to be in Dollars or an Alternative Currency shall also include the equivalent of such amount in any other currency, such equivalent amount to be determined at the rate of exchange quoted by the Reuters World Currency Page for the applicable currency at 11:00 a.m. (London time) on such day (or, in the event such rate does not appear on any Reuters World Currency Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrowers, or, in the absence of such agreement, such rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of Dollars or Euros (as applicable) for delivery two Business Days later); provided that the determination of the Dollar Amount of any Loan shall be made in accordance with Section 2.15. Notwithstanding the foregoing, for purposes of determining compliance with Sections 7.01, 7.02 and 7.03 of this Agreement with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.08 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment (not previously incurred on any date) may be incurred under such Sections.

(b)    For purposes of determining compliance under Sections 7.02, 7.05 and 7.06, any amount in a currency other than Dollars will be converted to Dollars based on the average Exchange Rate for such currency for the most recent twelve (12)-month period immediately prior to the date of determination determined in a manner consistent with that used in calculating EBITDA for the applicable period, provided, however, that the foregoing shall not be deemed to apply to the determination of any amount of Indebtedness.

Section 1.09    Change of Currency.

Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with Nielsen’s consent to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

Section 1.10    Cumulative Credit Transactions.

If more than one action occurs on any given date the permissibility of the taking of which is determined hereunder by reference to the amount of the Cumulative Credit immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently and in no event may any two or more such actions be treated as occurring simultaneously.

Section 1.11    Limited Condition Transactions.

When calculating the availability under any basket or ratio under this Agreement or compliance with any provision of this Agreement in connection with any Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence or issuance of Indebtedness, Disqualified Equity Interests or preferred stock and the use of proceeds thereof, the incurrence of Liens, repayments, Restricted Payments and Dispositions), in each case, at the option of NHF (NHF’s election to exercise such option, an “LCT Election”), the date of determination for availability under any such basket or ratio and whether any such action or transaction is permitted (or any requirement or condition therefor is complied with or satisfied (including as to the absence of any continuing Default or Event of Default)) under this Agreement shall be deemed to be the date (the “LCT Test Date”) either (a) that the definitive agreements for such Limited Condition Transaction are entered into (or, if applicable, the date of delivery of an irrevocable notice, declaration of a Restricted Payment or similar event), (b) solely in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers applies, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer is published on a regulatory information service in respect of a target of a Limited Condition Transaction is made (or that equivalent notice under equivalent laws, rules or regulations in such other applicable jurisdiction is made), (c) that notice is given with respect to any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Equity Interests or preferred stock requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment or (d) that notice is given with respect to any Restricted Payment requiring irrevocable notice in advance thereof and, in each case, if, after giving pro forma effect to the Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence or issuance of Indebtedness, Disqualified Equity Interests or preferred stock and the use of proceeds thereof, the incurrence of Liens, repayments, Restricted Payments and

Dispositions) and any related pro forma adjustments, NHF or any of its Restricted Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such ratio, test or basket (and any related requirements and conditions), such ratio, test or basket (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes (in the case of Indebtedness, for example, whether such Indebtedness is committed, issued or incurred at the LCT Test Date or at any time thereafter); provided that (a) if financial statements for one or more subsequent fiscal quarters shall have become available, NHF may elect, in its sole discretion, to redetermine all such ratios, tests or baskets on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date for purposes of such ratios, tests or baskets and (b) except as contemplated in the foregoing clause (a), compliance with such ratios, tests or baskets (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence or issuance of Indebtedness, Disqualified Equity Interests or preferred stock and the use of proceeds thereof, the incurrence of Liens, repayments, Restricted Payments and Dispositions).

For the avoidance of doubt, if NHF has made an LCT Election, (1) if any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA or Total Assets of NHF or the Person subject to such Limited Condition Transaction, such baskets, tests or ratios will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations; (2) if any related requirements and conditions (including as to the absence of any continuing Default or Event of Default) for which compliance or satisfaction was determined or tested as of the LCT Test Date would at any time after the LCT Test Date not have been complied with or satisfied (including due to the occurrence or continuation of an Default or Event of Default), such requirements and conditions will not be deemed to have been failed to be complied with or satisfied (and such Default or Event of Default shall be deemed not to have occurred or be continuing); and (3) in calculating the availability under any ratio, test or basket in connection with any action or transaction unrelated to such Limited Condition Transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or date for redemption, purchase or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be determined or tested giving pro forma effect to such Limited Condition Transaction.

Section 1.12    Divisions.

For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II.

The Commitments and Credit Extensions

Section 2.01    The Loans.

(a)    The Term Borrowings.

(i)    Subject to the terms and conditions set forth herein, each Dollar Term B-5 Lender severally agrees to make to Nielsen, on the Closing Date, loans denominated in Dollars in an aggregate amount not to exceed the amount of such Dollar Term B-5 Lender’s Commitment in respect of Dollar Term B-5 Loans. Amounts borrowed under this Section 2.01(a)(i) and repaid or prepaid may not be reborrowed. Dollar Term B-5 Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(ii)    Subject to the terms and conditions set forth herein, each Euro Term B-3 Lender severally agrees to make to NHF, on the Closing Date, loans denominated in Euros in an aggregate amount not to exceed the amount of such Euro Term B-3 Lender’s Commitment in respect of Euro Term B-3 Loans. Amounts borrowed under this Section 2.01(a)(ii) and repaid or prepaid may not be reborrowed. Euro Term B-3 Loans must be Eurocurrency Rate Loans, as further provided herein.

Section 2.02    Borrowings, Conversions and Continuations of Loans.

(a)    Each Borrowing, each conversion of Term Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the applicable Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 12:30 p.m. (New York, New York time or London, England time in the case of any Borrowing denominated in an Alternative Currency) (i) three (3) Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans, any conversion of Base Rate Loans to Eurocurrency Rate Loans, and (ii) one (1) Business Day before the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the applicable Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of such Borrower. Except as provided in the last sentence of this paragraph or Section 2.14(a), each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a minimum principal amount of $5,000,000 or €5,000,000, as applicable, or a whole multiple of $1,000,000 or €1,000,000, as applicable, in excess thereof (or comparable amounts determined by the Administrative Agent in the case of Alternative Currency Loans denominated in a currency other than Euros). Except as provided in Section 2.03(c), 2.04(c), 2.14(a) or the last sentence of this paragraph, each Borrowing of or conversion to Base Rate Loans shall be in a minimum principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the applicable Borrower is requesting a Borrowing, a conversion of Term Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the currency in which the Loans to be borrowed are to be denominated, (v) the Type of Loans to be borrowed or to which existing Term Loans are to be converted, and (vi) if applicable, the duration of the Interest Period with respect thereto. If, with respect to Loans denominated in Dollars, the applicable Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the applicable Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period (or fails to give a timely notice requesting a continuation of Eurocurrency Rate Loans denominated in an Alternative Currency), it will be deemed to have specified an Interest Period of one (1) month. If no currency is specified, the requested Borrowing shall be in (i) Dollars, if to the U.S. Borrower or (ii) Euros, if to the Dutch Borrower. Each Lender may, at its option, make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect in any manner the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(b)    Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the applicable Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m., in the case of any Loan denominated in Dollars, and not later than 1:00 p.m. (London time) in the case of any Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Committed Loan Notice. The Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of Citibank, N.A. with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by such Borrower.

(c)    Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan unless the applicable Borrower pays the amount due, if any, under Section 3.05 in connection therewith. During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require that no Loans denominated in Dollars may be converted to or continued as Eurocurrency Rate Loans.

(d)    The Administrative Agent shall promptly notify the applicable Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the applicable Borrower and the Lenders of any change in the Citibank, N.A. prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)    After giving effect to all Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than five (5) Interest Periods in effect (it being understood that conversion or continuation in Dollars or Euros that is divided among Classes in accordance with Section 2.02(a) shall be deemed to relate to only one Interest Period solely for purposes of this sentence).

(f)    The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

Section 2.03    [Reserved].

Section 2.04    [Reserved].

Section 2.05    Prepayments.

(a)    Optional. (i) Each Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans in whole or in part without premium or penalty (except as provided in clause (iii) below); provided that (1) such notice must be received by the Administrative Agent not later than 12:30 p.m. (New York, New York time or London, England time in the case of Loans denominated in an Alternative Currency) (A) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (B) on the date of prepayment of Base Rate Loans; (2) any prepayment of Eurocurrency Rate Loans shall be in a minimum principal amount of $5,000,000 or €5,000,000, as applicable, or a whole multiple of $500,000 or €500,000, as applicable, in excess thereof or comparable amounts determined by the Administrative Agent in the case of Alternative Currency Loans denominated in a currency other than Euros) and (3) any prepayment of Base Rate Loans shall be in a minimum principal amount of $1,000,000 or a whole multiple of $250,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans and the order of
Borrowing(s) to be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each prepayment of principal of, and interest on, Alternative Currency Loans shall be made in the relevant Alternative Currency. Each prepayment of principal of, and interest on, Term Loans denominated in Dollars shall be made in Dollars. In the case of each prepayment of the Loans pursuant to this Section 2.05(a), the applicable Borrower may in its sole discretion select the Borrowing or Borrowings (and the order of maturity of principal payments) to be repaid, and such payment shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares.

(ii)    [Reserved].

(iii)    In the event that, on or prior to the date that is twelve months following the Closing Date, Nielsen or the Dutch Borrower, as applicable, (x) makes any prepayment of Euro Term B-3 Loans or Dollar Term B-5 Loans in connection with any Repricing Transaction, or (y) effects any amendment of this Agreement resulting in a Repricing Transaction in respect of Euro Term B-3 Loans or Dollar Term B-5 Loans, Nielsen or the Dutch Borrower, as applicable, shall pay to the Administrative Agent, for the ratable account of each Euro Term B-3 Lender or Dollar Term B-5 Lender, as applicable (I) in the case of the preceding clause (x), a prepayment premium of 1.00% of the amount of the Euro Term B-3 Loans or Dollar Term B-5 Loans being prepaid and (II) in the case of the preceding clause (y), a payment equal to 1.00% of the aggregate amount of Euro Term B-3 Loans or Dollar Term B-5 Loans outstanding immediately prior to such amendment that have been repriced.

(b)    Mandatory.

(i)    Within five (5) Business Days after financial statements have been delivered pursuant to Section 6.01(a) (commencing with the fiscal year ended December 31, 2020) and the related Compliance Certificate has been delivered pursuant to Section 6.02(a), Nielsen and the Dutch Borrower, as applicable, shall cause to be prepaid an aggregate Dollar Amount of Term Loans in an amount equal to (A) the Applicable ECF Percentage of Excess Cash Flow, if any, for the fiscal year covered by such financial statements minus (B) the sum of (1) all voluntary prepayments of Term Loans during such fiscal year and (2) all voluntary prepayments of Revolving Credit Loans (under and as defined in the Existing Credit Agreement) during such fiscal year to the extent that the Revolving Credit Commitments (under and as defined in the Existing Credit Agreement) are permanently reduced by the amount of such payments, in the case of each of the immediately preceding clauses (1) and (2), to the extent such prepayments are not funded with the proceeds of Indebtedness; provided that, notwithstanding the foregoing, if at the time that any prepayment would be required under this clause (i) the applicable Loan Parties are required to prepay the Existing Term Loans with Excess Cash Flow (and the Existing Credit Agreement does not otherwise permit the pro rata payment of the Term Loans with Excess Cash Flow to be applied as set forth in clause (vi) of this Section 2.05(b)), the amount of prepayment required pursuant to this clause (i) shall not exceed the amount that would have been the pro rata share of the Term Loans of the Applicable ECF Percentage of Excess Cash Flow (determined on the basis of the aggregate outstanding principal amount of the Term Loans and the Existing Term Loans);

(ii)    If (A) a Covenant Party or any Restricted Subsidiary of a Covenant Party Disposes of any property or assets (other than any Disposition of any property or assets permitted by Section 7.05(a), (b), (c), (d), (e) (other than any Disposition, directly or indirectly, to a Person that is not Nielsen Holdings or any of its Subsidiaries to give effect to the Connect Transactions), (g), (h), (l), (m), (n), (o), (p) or (q)), (B) the Company Disposes of any Collateral owned by it, or (C) any Casualty Event occurs, which results in the realization or receipt by such Covenant Party or Restricted Subsidiary of Net Proceeds, Nielsen and the Dutch Borrower, as applicable, shall cause to be prepaid on or prior to the date which is ten (10) Business Days after the date of the realization or receipt by such Covenant Party or Restricted Subsidiary of such Net Proceeds an aggregate Dollar Amount of Term Loans in an amount equal to 100% (or 50% at any time the Total Leverage Ratio is less than 5.50 to 1.00) of all Net Proceeds received; provided that, notwithstanding the foregoing, if at the time that any prepayment would be required under this clause (ii) the applicable Loan Parties are required to prepay the Existing Term Loans with such Net Proceeds (and the Existing Credit Agreement does not otherwise permit the pro rata payment of the Term Loans with such Net Proceeds to be applied as set forth in clause (vi) of this Section 2.05(b)), the amount of prepayment required pursuant to this clause (ii), (1) shall be 0% if the Existing Credit Agreement requires a prepayment with 100% of such Net Proceeds, and (2) shall not exceed the amount that would have been the pro rata share of the Term Loans of such Net Proceeds (determined on the basis of the aggregate outstanding principal amount of the Term Loans and the Existing Term Loans) if the Existing Credit Agreement requires a prepayment with less than 100% of the Net Proceeds;

(iii)    [Reserved]

(iv)    If any Loan Party or any Restricted Subsidiary of a Loan Party incurs or issues any Indebtedness after the Closing Date (other than, in the case of any Covenant Party or any Restricted Subsidiary, Indebtedness not prohibited under Section 7.03 and other than, in the case of the Company, any Permitted Holdings Debt), Nielsen and the Dutch Borrower, as applicable, shall cause to be prepaid an aggregate Dollar Amount of Term Loans in an amount equal to 100% of all Net Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt by such Loan Party or Restricted Subsidiary of such Net Proceeds.

(v)    [Reserved].

(vi)    Notwithstanding anything in this Section 2.05(b) to the contrary and to the extent permitted by the Existing Credit Agreement pursuant to an amendment thereto after the date hereof, any prepayment required under clause (i), (ii) or (iv) of this Section 2.05(b) shall be applied on a pro rata basis to prepay the Term Loans and the Existing Term Loans (determined on the basis of the aggregate outstanding principal amount of such Term Loans and Existing Term Loans). Each prepayment of Term Loans pursuant to this Section 2.05(b) shall be applied in direct order of maturity to repayments thereof required pursuant to Section 2.07(a) or (b), as applicable; and each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares, subject to clause (viii) of this Section 2.05(b).

(vii)    Nielsen shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (i) through (iv) of this Section 2.05(b) at least three (3) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Appropriate Lender of the contents of Nielsen’s prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment.

(viii)    Funding Losses, Etc. All prepayments under this Section 2.05 shall be made together with, in the case of any such prepayment of a Eurocurrency Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan pursuant to Section 3.05. Notwithstanding any of the other provisions of Section 2.05(b), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurocurrency Rate Loans is required to be made under this Section 2.05(b), other than on the last day of the Interest Period therefor, Nielsen may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from Nielsen or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05(b). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from Nielsen or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with this Section 2.05(b).

(ix)    Notwithstanding anything in this Section 2.05(b) to the contrary, if at the time that any prepayment would be required under clauses (i), (ii) or (iv) of this Section 2.05(b), the Borrower is required to (or to offer to) repurchase or prepay any other Indebtedness secured on a pari passu basis with the Obligations (or any Permitted Refinancing Indebtedness in respect thereof that is secured on a pari passu basis with the Obligations) pursuant to the terms of the documentation governing such Indebtedness with Net Proceeds or Excess Cash Flow and such prepayment, repurchase or offer is otherwise not prohibited hereunder (such Indebtedness required to be offered to be so repurchased or prepaid, the “Other Applicable Indebtedness”), then the Borrower may apply such amount on a pro rata basis to the prepayment of the Term Loans and to the repurchase or prepayment of the Other Applicable Indebtedness (determined on the basis of the aggregate outstanding principal amount of such Term Loans and Other Applicable Indebtedness (or accreted amount if such Other Applicable Indebtedness is issued with original issue discount) at such time); provided that the portion of such prepayment or repurchase allocated to the Other Applicable Indebtedness shall not exceed the amount of such Net Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, thereof shall be allocated to the Term Loans in accordance with the terms hereof, and the amount required to be used to make prepayments hereunder shall be reduced accordingly; provided, further, that to the extent the holders of the Other Applicable Indebtedness decline to have such Indebtedness prepaid or repurchased, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof.

Section 2.06    Termination or Reduction of Commitments.

(a)    Optional. Nielsen may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class; provided that (i) any such notice shall be received by the Administrative Agent three (3) Business Days prior to the date of termination or reduction and (ii) any such partial reduction shall be in a minimum aggregate amount of $1,000,000 or €1,000,000, as applicable, or any whole multiple of $250,000 or €250,000, as applicable, in excess thereof.

(b)    [Reserved].

(c)    Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07). All commitment fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

Section 2.07    Repayment of Loans.

(a)    Dollar Term B-5 Loans.

(i)    [Reserved].

(ii)    Nielsen shall repay to the Administrative Agent in Dollars for the ratable account of the Dollar Term B-5 Lenders:

(A)    on the 9th day of each January, April, July and October (from and after July 2020), an aggregate Dollar Amount equal to 0.25 % of the aggregate Dollar Amount of all Dollar Term B-5 Loans outstanding on the Closing Date (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05) and

(B)    on the Maturity Date for the Dollar Term B-5 Loans, the aggregate principal amount of all such Dollar Term B-5 Loans outstanding on such date.

(b)    Euro Term B-3 Loans. The Dutch Borrower shall repay to the Administrative Agent in Euro for the ratable account of the Euro Term B-3 Lenders:

(i)    On the 9th day of each January, April, July and October (from and after July 2020), an aggregate amount equal to 0.25 % of the aggregate amount of all Euro Term B-3 Loans outstanding on the Closing Date (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05) and

(ii)    On the Maturity Date for the Euro Term B-3 Loans, the aggregate principal amount of all such Euro Term B-3 Loans outstanding on such date.

Section 2.08    Interest.

(a)    Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount or face amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)    During the continuance of a Default under Section 8.01(a), 8.01(f) or 8.01(g), the applicable Borrower shall pay interest on amounts due hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on such amounts (including interest on past due interest) shall be due and payable upon demand.

(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09    Fees.

Nielsen shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between Nielsen and the applicable Agent).

Section 2.10    Computation of Interest and Fees.

All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of three hundred and sixty-five (365) days, or three hundred and sixty-six (366) days, as applicable, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11    Evidence of Indebtedness.

(a)    The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrowers, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)    [Reserved].

(c)    Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.11(a), and by each Lender in its account or accounts pursuant to Sections 2.11(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrowers to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrowers under this Agreement and the other Loan Documents.

Section 2.12    Payments Generally.

(a)    All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than 2:00 p.m. (London time) on the dates specified herein. If, for any reason, the applicable Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Amount of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s applicable Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after 2:00 p.m. (London time) in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)    If any payment to be made by a Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c)    Unless a Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that such Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that such Borrower or such Lender, as the case may be, has timely made such payment and may

(but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(i)    if the applicable Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Overnight Rate from time to time in effect; and

(ii)    if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to such Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Overnight Rate from time to time in effect. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon such Borrower, and such Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or such Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or any Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(d)    If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the applicable Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)    The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan.

(f)    Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g)    Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan

Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.04. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may (to the fullest extent permitted by mandatory provisions of applicable Law), but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share the Outstanding Amount of all Loans outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

Section 2.13    Sharing of Payments.

If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. Each Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. For purposes of Section 3.01(a)(iii), a Lender that acquires a participation pursuant to this Section 2.13 shall be treated as having acquired the additional interest(s) in the applicable Commitment(s) or Loan(s) underlying such participation on the earlier date(s) on which such Lender acquired its existing interest(s) in Commitment(s) or Loan(s) (as applicable) to which such participation relates.

Section 2.14    Incremental Credit Extensions.

(a)    Any Borrower or other Loan Party organized in the United States or the Netherlands may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request one or more additional tranches of term loans (the “Incremental Term Loans”), provided that both at the time of any such request and upon the effectiveness of any Incremental Amendment referred to below, no Default or Event of Default shall exist and at the time that any such Incremental Term Loan is made (and after giving effect thereto) no Default or Event of Default shall exist (provided that, any such request or Incremental Amendment made in connection with a Permitted Acquisition or other Investment permitted under Section 7.02 shall require only that no Event of Default under Section 8.01(a), (f) or (g) shall exist at such time). Each tranche of Incremental Term Loans shall be in an aggregate principal amount that is not less than $50,000,000 (provided that such amount may be less than $50,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence). Notwithstanding anything to the contrary herein, the aggregate amount of the Incremental Term Loans (other than, for the avoidance of doubt, those established in respect of Extended Term Loans pursuant to Section 2.16) shall not exceed at the time of issuance or incurrence, the Maximum Incremental Facilities Amount on a Pro Forma Basis. The Incremental Term Loans (i) shall rank pari passu or junior in right of payment and of security with the Term Loans; (ii) shall not mature earlier than the Maturity Date; (iii) except as set forth in clauses (i) and (ii) above, shall be treated substantially the same as the Dollar Term B-5 Loans or Euro Term B-3 Loans, as applicable (in each case, including with respect to mandatory and voluntary prepayments) and (iv) the Applicable Rate for the Incremental Term Loans shall be determined by Nielsen and the applicable new Lenders; provided, however that (A) the interest rate margins for the Incremental Term Loans incurred within twelve (12) months of the Closing Date shall not be greater than the highest interest rate margins that may, under any circumstances, be payable with respect to Dollar Term B-5 Loans (or Euro Term B-3 Loans if such Incremental Term Loans are denominated in Euros) plus 50 basis points (and the interest rate margins applicable to the Dollar Term B-5 Loans or Euro Term B-3 Loans, as applicable, shall be increased to the extent necessary to achieve the foregoing) and (B) solely for purposes of the foregoing clause (A), the interest rate margins applicable to any Term Loans or Incremental Term Loans shall be deemed to include all upfront or similar fees or original issue discount payable generally to Lenders providing such Term Loans or such Incremental Term Loans based on an assumed four-year life to maturity, provided that (1) except as provided herein, the terms and conditions applicable to Incremental Term Loans may be materially different from those of the Term Loans to the extent such differences are reasonably acceptable to the Administrative Agent and (2) the amortization schedule applicable to the Incremental Term Loans shall be determined by Nielsen and the lenders thereof. Each notice pursuant to this Section 2.14 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans. Incremental Term Loans may be made by any existing Lender or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”); provided that the Administrative Agent shall have consented (such consent not to be unreasonably withheld) to such Lender’s or Additional Lender’s making such Incremental Term Loans if such consent would be required under Section 10.07(b) for an assignment of Loans to such Lender or Additional Lender. Commitments in respect of Incremental Term Loans shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Nielsen (and, in the case of an Incremental Term Loan, any other relevant Borrowers, as applicable), each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Amendment may, without the consent of any other Borrowers, Agents or Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the applicable Borrowers, to effect the provisions of this Section 2.14. The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02(E) (it being understood that all references to “the date of such Credit Extension” or similar language in such Section 4.02(E) shall be deemed to refer to the effective date of such Incremental Amendment) and such other conditions as the parties thereto shall agree. The Borrowers will use the proceeds of the Incremental Term Loans for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Incremental Term Loans unless it so agrees.

(b)    This Agreement may be amended with the written consent of the Administrative Agent, the Borrowers and the Lenders providing the Replacement Term Loan Facilities (as defined below) to permit the refinancing of any Class or tranche of Term Loans (“Refinanced Term Loan Facilities”) with one or more replacement term loan facilities (“Replacement Term Loan Facilities”) hereunder, and the aggregate principal amount of any Replacement Term Loan Facility may, at Nielsen’s election, be greater than or less than the aggregate principal amount of the Refinanced Term Loan Facility so long as (x) the aggregate principal amount of such Replacement Term Loan Facility in excess of (y) the aggregate principal amount of the Refinanced Term Loan Facility, plus other amounts paid, and fees and expenses reasonably incurred, in connection with such refinancing and replacement, does not exceed the Maximum Incremental Facilities Amount; provided that (a)(i) solely with respect to any Replacement Term Loan Facility in an aggregate principal amount exceeding the aggregate principal amount of the applicable Refinanced Term Loan Facility, plus other amounts paid, and fees and expenses reasonably incurred, in connection with the applicable refinancing and replacement, interest rate margins for the Loans under such Replacement Term Loan Facility incurred within twelve (12) months of the Closing Date shall not be greater than the highest interest rate margins that may, under any circumstances, be payable with respect to Dollar Term B-5 Loans (or Euro Term B-3 Loans if Loans under such Replacement Term Loan Facility are denominated in Euros) plus 50 basis points (and the interest rate margins applicable to the Dollar Term B-5 Loans or Euro Term B-3 Loans, as applicable, shall be increased to the extent necessary to achieve the foregoing) and (ii) solely for purposes of the foregoing clause (i), the interest rate margins applicable to any Term Loans or Loans under any Replacement Term Loan Facility shall be deemed to include all upfront or similar fees or original issue discount payable generally to Lenders providing such Term Loans or Loans under such Replacement Term Loan Facility on an assumed four (4)-year life to maturity, (b) each Replacement Term Loan Facility has a final maturity date not earlier than the final maturity date of, and has a Weighted Average Life to Maturity not less than the Weighted Average Life to Maturity of, the Refinanced Term Loan Facility at the time of such refinancing and (c) the Administrative Agent shall have consented (such consent not to be unreasonably withheld) to such Lender’s providing the Replacement Term Loan Facilities if such consent would be required under Section 10.07(b) for an assignment of Loans to such Lender.

(c)    This Section 2.14 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

Section 2.15    Currency Equivalents.

(a)    The Administrative Agent shall determine the Dollar Amount of each Alternative Currency Loan as of the date of incurrence of such Term Loan and shall promptly notify the Borrowers and the Lenders of each Dollar Amount so determined by it. Each such determination shall be based on the Exchange Rate (x) on the date of the related Committed Loan Notice for purposes of the initial such determination for any Alternative Currency Loan and (y) on the fourth (4th) Business Day prior to the date as of which such Dollar Amount is to be determined, for purposes of any subsequent determination. Notwithstanding anything herein to the contrary, the Dollar Amount of all Euro Term B-3 Loans shall be determined based on the Exchange Rate on May 7, 2020 (which was 1.08 Dollars to 1 Euro).

Section 2.16    Extension Offers.

(a)    Pursuant to one or more offers made from time to time by the Borrowers to all Term Lenders of a Class with notice to the Administrative Agent, on a pro rata basis (based on the aggregate outstanding Term Loans) and on the same terms (“Pro Rata Extension Offers”), the Borrowers are hereby permitted to consummate transactions with individual Term Lenders from time to time to extend the maturity date of such Lender’s Term Loans and to otherwise modify the terms of such Lender’s Term Loans pursuant to the terms of the relevant Pro Rata Extension Offer (including without limitation increasing the interest rate or fees payable in respect of such Lender’s Term Loans and/or modifying the amortization schedule in respect of such Lender’s Term Loans). For the avoidance of doubt, the reference to “on the same terms” in the preceding sentence shall mean that the Term Loans are offered to be extended for the same amount of time and that the interest rate changes and fees payable in respect thereto are the same. Any such extension (an “Extension”) agreed to between the Borrowers and any such Lender (an “Extending Lender”) will be established under this Agreement by implementing an Incremental Term Loan for such Lender (if such Lender is extending an existing Term Loan (such extended Term Loan, an “Extended Term Loan”)).

(b)    The applicable Borrowers and each Extending Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extended Term Loans of such Extending Lender. Each Incremental Assumption Agreement shall specify the terms of the applicable Extended Term Loans; provided that (i) except as to interest rates, fees, amortization, final maturity date, subordinated collateral arrangements and subordinated voluntary and mandatory prepayment arrangements (which shall, subject to clauses (ii) and (iii) of this proviso, be determined by the applicable Borrower and set forth in the Pro Rata Extension Offer), the Extended Term Loans shall have (x) the same terms as the applicable Class of Term Loans, or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent, (ii) the final maturity date of any Extended Term Loans shall be no earlier than the Maturity Date for the Dollar Term B-5 Loans and Euro Term B-3 Loans and (iii) the weighted average life to maturity of any Extended Term Loans shall be no shorter than the remaining weighted average life to maturity of the Dollar Term B-5 Loans and Euro Term B-3 Loans; provided, however, that (A) the interest rate margins for any Extended Term Loan incurred within 12 months of the Closing Date shall not be greater than the highest interest rate margins that may, under any circumstances, be payable (in the case of Extended Term Loans) with respect to Dollar Term B-5 Loans (or Euro Term B-3 Loans if such Extended Term Loan is denominated in Euro), plus in each case 50 basis points (and the interest rate margins applicable to the Dollar Term B-5 Loans or Euro Term B-3 Loans shall be increased to the extent necessary to achieve the foregoing) and (B) solely for purposes of the foregoing clause (A), the interest rate margins applicable to any Extended Term Loan shall be deemed to include all upfront or similar fees or original issue discount payable generally to Lenders providing such Extended Term Loans based on an assumed four (4)-year life to maturity. Upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Extended Term Loans evidenced thereby as provided for in Section 10.01 and other changes necessary to preserve the intent of this Agreement. Any such deemed amendment may, at the Administrative Agent’s or the applicable Borrower’s request, be memorialized in writing by the Administrative Agent and Nielsen and furnished to the other parties hereto.

(c)    Upon the effectiveness of any such Extension, the applicable Extending Lender’s Term Loan will be automatically designated an Extended Term Loan.

(d)    Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including without limitation this Section 2.16), (i) no Extended Term Loan is required to be in any minimum amount or any minimum increment; provided that the aggregate amount of Extended Term Loans for any new Class of Term Loans made in connection with any Pro Rata Extension Offer shall be at least $50,000,000, (ii) any Extending Lender may extend all or any portion of its Term Loans pursuant to one or more Pro Rata Extension Offers (subject to applicable proration in the case of over participation) (including the extension of any Extended Term Loan), (iii) there shall be no condition to any Extension of any Loan at any time or from time to time other than notice to the Administrative Agent of such Extension and the terms of the Extended Term Loan implemented thereby, (iv) the interest rate limitations referred to in the proviso to clause (d) of Section 2.14(a) shall not be implicated by any Extension and (v) all Extended Term Loans and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other Obligations under this Agreement and the other Loan Documents.

(e)    Each extension shall be consummated pursuant to procedures set forth in the associated Pro Rata Extension Offer; provided that the Borrowers shall cooperate with the Administrative Agent prior to making any Pro Rata Extension Offer to establish reasonable procedures with respect to mechanical provisions relating to such Extension, including, without limitation, timing, rounding and other adjustments.

Section 2.17    Recalculation of Interest.

(a)    The rates of interest provided for in this Agreement and any other Loan Document, including, without limitation in Section 2.08, are minimum interest rates.

(b)    When entering into this Agreement, the parties have assumed that the interest payable at the rates set out in Section 2.08 or in other sections of this Agreement or any other Loan Document is not and will not become subject to Swiss Withholding Tax. Notwithstanding that the parties do not anticipate (acting in good faith) that any payment of interest will be subject to Swiss Withholding Tax, they agree that, if a tax deduction or withholding for Swiss Withholding Tax is required by law to be made by a Loan Party in respect of any interest payable by it under this Agreement or any other Loan Document and should, in respect of such Loan Party, Section 3.01 of this Agreement or similar provisions in any other Loan Document be unenforceable for any reason, the applicable interest rate in relation to that interest payment shall be:

(i)    the interest rate which would have applied to that interest payment (as provided for in this Agreement or any other Loan Document in the absence of this paragraph) divided by

(ii)    1 minus the rate at which the relevant tax deduction or withholding for Swiss Withholding Tax is required to be made (where the rate at which the relevant deduction or withholding of Swiss Withholding Tax is required to be made is for this purpose expressed as a fraction of 1 rather than as a percentage) and (A) the relevant Loan Party shall be obliged to pay the relevant interest at the adjusted rate in accordance with this paragraph, (B) the relevant Loan Party shall make the deduction or withholding of Swiss Withholding Tax on the recalculated interest and (C) all references to a rate of interest in this Agreement and any other Loan Document shall be construed accordingly.

(c)    To the extent that interest payable by a Loan Party under this Agreement or any other Loan Document becomes subject to Swiss Withholding Tax, each relevant Secured Party and the Loan Parties shall promptly cooperate in completing any procedural formalities (including submitting forms and documents required by the appropriate tax authority) to the extent possible and necessary for the relevant Loan Party to obtain authorization to make interest payments without them being subject to Swiss Withholding Tax or to allow the Secured Parties to prepare claims for the refund under applicable double taxation treaties or under Swiss domestic law of any Swiss Withholding Tax so deducted. If and to the extent a Secured Party which previously received payments of interest at the recalculated rate pursuant to paragraph (b) above, receives such refund of Swiss Withholding Tax, it shall forward such amount, after deduction of (reasonable) costs (including any Taxes), to the relevant Loan Party; provided that the Loan Parties, upon the request of the applicable Secured Party, agree promptly to return such refund to such Secured Party in the event such Secured Party is required to repay such refund to the relevant taxing authority. For the avoidance of doubt, Section 3.01(d) of this Agreement shall not apply in respect of Swiss Withholding Tax to which this Section 2.17 shall apply instead.

ARTICLE III.

Taxes, Increased Costs Protection and Illegality

Section 3.01    Taxes.

(a)    Except as provided in this Section 3.01, any and all payments by the Borrowers and the Guarantors to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, excluding, in the case of each Agent and each Lender, (i) taxes imposed on or measured by its net income (including branch profits taxes), and franchise (and similar) taxes imposed on it in lieu of net income taxes imposed, in each case, as a result of such Agent or such Lender, as the case may be, being organized or maintaining a Lending Office in the jurisdiction (or any political subdivision thereof) imposing such tax, or as a result of any other present or former connection between such Agent or such Lender and the jurisdiction (or political subdivision thereof) imposing such tax (other than such connection arising solely from one or more of any Agent or Lender having executed, being a party to, having engaged in any transaction pursuant to, delivered or performed its obligations or received a payment under, or enforced, any Loan Document), (ii) taxes attributable to the failure by such Agent or Lender to deliver the documentation required to be delivered pursuant to clause (d) of this Section 3.01, or (iii) with respect to a Lender making a Loan to a Borrower, any withholding tax that is in effect and would apply to amounts payable hereunder at such time the Lender acquires an interest in the applicable Commitment or, if such Lender did not fund the applicable Loan pursuant to a prior Commitment, at the time such Lender acquired the applicable interest in such Loan or designates a new Lending Office, except to the extent such Lender (or its assignor, if any) was entitled at the time of designation of a new Lending Office (or assignment) to receive additional amounts with respect to such withholding tax pursuant to this Section 3.01 (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If any Borrower or Guarantor shall be required by any Laws to deduct any Taxes or Other Taxes (as defined below) from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (A) the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (B) such Borrower or Guarantor shall make such deductions, (C) such Borrower or Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (D) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), such Borrower shall furnish to such Agent or Lender (as the case may be) the original or a copy of a receipt evidencing payment thereof or other evidence acceptable to such Agent or Lender; provided, for the avoidance of doubt, if any person other than the Borrower or Guarantor is the applicable withholding agent, any withholding by such applicable withholding agent shall be treated, for purposes of this sentence, in the same manner as withholding by the Borrower or a Guarantor.

(b)    In addition, the Borrowers and Guarantors agree to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (“Other Taxes”).

(c)    Each Borrower and Guarantor agrees to indemnify each Agent and each Lender for (i) the full amount of Taxes and Other Taxes paid by such Agent and such Lender (including Taxes imposed directly on the Agent or Lender in lieu of withholding Taxes) and (ii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, provided such Agent or Lender, as the case may be, provides such Borrower or Guarantor with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts.

(d)    Each Lender shall, at such times as are reasonably requested by Borrowers or the Administrative Agent, provide Borrowers and the Administrative Agent with any documentation prescribed by Law certifying as to the entitlement of such Lender to an exemption from, or reduction in, withholding tax with respect to any payments to be made to such Lender under the Loan Documents. Unless the Borrowers and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Lender are not subject to withholding tax or are subject to such Tax at a rate reduced by an applicable tax treaty, the Borrowers and the Administrative Agent shall withhold amounts required to be withheld by applicable Law from such payments at the applicable statutory rate. Notwithstanding any other provision of this clause (d), a Lender shall not be required to deliver any documentation pursuant to this clause (d) that such Lender is not legally eligible to deliver.

(e)    Any Lender claiming any additional amounts payable pursuant to this Section 3.01 shall use its reasonable efforts to change the jurisdiction of its Lending Office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, result in any unreimbursed cost or expense or be otherwise materially disadvantageous to such Lender.

(f)    If any Lender or Agent determines, in its sole discretion, that it has received a refund in respect of any Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrowers pursuant to this Section 3.01, it shall promptly remit such refund to the applicable Borrower or Guarantor, net of all out-of-pocket expenses (including any taxes) of the Lender or Agent, as the case may be, and without interest (other than any interest paid by the relevant taxing authority with respect to such refund net of any Taxes payable by any Agent or Lender on such interest); provided that (i) the Borrowers and Guarantors, upon the request of the Lender or Agent, as the case may be, agree promptly to return such refund to such party (along with any applicable interest, penalties or additions to tax) if such party is required to repay such refund (along with such interest, penalties or additions to tax) to the relevant taxing authority, and (ii) the Lender and the Agent, as the case may be, agree promptly to remit the amount paid by the Borrowers or the Guarantors pursuant to clause (i) to the relevant taxing authority.

Section 3.02    Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans of any currency, or to determine or charge interest rates based upon the Eurocurrency Rate for any currency, then, on notice thereof by such Lender to the applicable Borrowers through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans of such currency or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the applicable Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the applicable Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all applicable Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, such Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.03    Alternate Rate of Interest.

(a)    Subject to Section 3.03(b), if (i) the Administrative Agent determines that for any reason adequate and reasonable means do not exist for determining the applicable Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, or (ii) the Administrative Agent is advised by the Required Lenders that the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that Dollar or other applicable deposits are not being offered to banks in the London interbank Eurodollar, or other applicable, market for the applicable amount and the Interest Period of such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the applicable Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans of any applicable currency shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, such Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of such Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request, if applicable, into a request for a Borrowing of Base Rate Loans in the amount specified therein.

(b)    Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Required Lenders notify the Administrative Agent (with a copy to the Borrowers) that the Required Lenders have determined, that:

(i)    adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBO Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary;

(ii)    the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBO Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”); or

(iii)    syndicated loans currently being executed, or that include language similar to that contained in this Section 3.03, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrowers may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein) that has been broadly accepted by the syndicated loan market in the United States in lieu of LIBOR (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes and, notwithstanding anything to the contrary in Section 10.01, any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrowers unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent notice that such Required Lenders do not accept such amendment.

(c)    If no LIBOR Successor Rate has been determined and the circumstances under clause (b)(i) above exist, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended, (to the extent of the affected Eurocurrency Rate Loans or Interest Periods). Upon receipt of such notice, the applicable Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

(d)    Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

Section 3.04    Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans.

(a)    If any Lender determines that, as a result of the introduction of or any change in or in the interpretation of any Law (including (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, which, in each case, shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued), in each case after the Closing Date, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Eurocurrency Rate Loans, or a reduction in the amount received or receivable by such Lender in connection with the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) taxes indemnified under Section 3.01 or (ii) reserve requirements contemplated by Section 3.04(c), then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the applicable Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b)    If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof (including (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III), in each case after the Closing Date, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return

(with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the applicable Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within fifteen (15) days after receipt of such demand.

(c)    Each Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each applicable Eurocurrency Rate Loan of such Borrower equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of any Eurocurrency Rate Loans of such Borrower, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided such Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(d)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation.

(e)    If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the applicable Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of such Borrower or the rights of such Lender pursuant to Section 3.04(a), (b), (c) or (d).

Section 3.05    Funding Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, each Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred by it as a result of:

(a)    any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan of such Borrower on a day other than the last day of the Interest Period for such Loan; or

(b)    any failure by the applicable Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurocurrency Rate Loan of such Borrower on the date or in the amount notified by such Borrower;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

Section 3.06    Matters Applicable to All Requests for Compensation.

(a)    Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the applicable Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b)    With respect to any Lender’s claim for compensation under Section 3.01, 3.02, 3.03 or 3.04, the Borrowers shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the applicable Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrowers under Section 3.04, the applicable Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another applicable Eurocurrency Rate Loans, or, if applicable, to convert Base Rate Loans into Eurocurrency Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c)    If the obligation of any Lender to make or continue any Eurocurrency Rate Loan, or to convert Base Rate Loans into Eurocurrency Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s applicable Eurocurrency Rate Loans shall be automatically converted into Base Rate Loans (or, if such conversion is not possible, repaid) on the last day(s) of the then current Interest Period(s) for such Eurocurrency Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(i)    to the extent that such Lender’s Eurocurrency Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s applicable Eurocurrency Rate Loans shall be applied instead to its Base Rate Loans; and

(ii)    all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurocurrency Rate Loans shall be made or continued instead as Base Rate Loans (if possible), and all Base Rate Loans of such Lender that would otherwise be converted into Eurocurrency Rate Loans shall remain as Base Rate Loans.

(d)    If any Lender gives notice to the Borrowers (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of any of such Lender’s Eurocurrency Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans made by other Lenders under the applicable Facility are outstanding, if applicable, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurocurrency Rate Loans (in Dollars) under such Facility and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments for the applicable Facility.

Section 3.07    Replacement of Lenders under Certain Circumstances.

(a)    If at any time (i) the Borrowers become obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make any Eurocurrency Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender (as defined below), then Nielsen may, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by Nielsen in such instance) all of its rights and obligations under this Agreement (in respect of any applicable Facility only in the case of clause (i) above or, with respect to a Class vote, clause (iii) above) to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrowers to find a replacement Lender or other such Person; and provided, further, that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to, and shall be sufficient (together with all other consenting Lenders) to cause the adoption of, the applicable departure, waiver or amendment of the Loan Documents.

(b)    Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s applicable Commitment and outstanding and (ii) deliver any Notes evidencing such Loans to the applicable Borrowers or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans, (B) all obligations of the Borrowers owing to the assigning Lender relating to the Loans, Commitments so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the applicable Borrowers, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans and Commitments, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Non-Consenting Lender or Defaulting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Non-Consenting Lender or Defaulting Lender, then such Non-Consenting Lender or Defaulting Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Non-Consenting Lender or Defaulting Lender.

(c)    [Reserved].

(d)    In the event that (i) the Borrowers or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class of the Loans and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

Section 3.08    Survival.

All of the Loan Parties’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.

Conditions Precedent to Credit Extensions

Section 4.01    [Reserved].

Section 4.02    Conditions to Term Loan Borrowings.

The obligation of each Term Lender to make any Term Loan hereunder is subject to the following conditions precedent. The Administrative Agent (or its counsel) shall have received the following:

(a)    An executed counterpart of this Agreement signed on behalf of each party hereto.

(b)    A favorable written opinion dated the Closing Date (addressed to the Administrative Agent, the Collateral Agent and the Lenders) of (i) Wachtell, Lipton, Rosen & Katz, counsel to the Loan Parties, (ii) Baker & McKenzie, Swiss counsel to the Loan Parties and (iii) Arthur Cox, Irish counsel to the Administrative Agent, covering such matters relating to the Loan Parties, this Agreement or the Transactions as the Administrative Agent shall reasonably request.

(c)    A certificate, dated the Closing Date and signed by a Responsible Officer of each Loan Party, attaching and certifying copies of its bylaws, or partnership agreement or limited liability company agreement, and of the resolutions of its board of directors or other equivalent governing body, or comparable organizational documents and authorizations, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party.

(d)    Certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of each Loan Party, together with, in the case of Loan Parties organized in the United States, certificates of good standing or existence, as may be available from the jurisdiction of organization of such Loan Party.

(e)    A certificate, dated the Closing Date and signed by a Responsible Officer of the Borrowers, confirming both before and after giving effect to the Term Loans (x) the representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents are true and correct on and as of the Closing Date and (y) no Default or Event of Default has occurred and is continuing.

(f)    All fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced at least three (3) Business Days prior to the Closing Date, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrowers hereunder.

(g)    (x) All documentation and other information regarding the Borrowers requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, to the extent requested in writing of the Borrowers at least ten (10) days prior to the Closing Date and (y) to the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Closing Date, any Lender that has requested, in a written notice to such Borrowers at least ten (10) days prior to the Closing Date, a Beneficial Ownership Certification in relation to such Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (y) shall be deemed to be satisfied).

(h)    A certificate attesting to the Solvency of the Loan Parties (on a consolidated basis) on the Closing Date after giving effect to the Transactions, from the Chief Financial Officer, Treasurer or other senior financial officer of Nielsen.

(i)    A Committed Loan Notice in accordance with the requirements hereof.

(j)    (i) A certificate signed by a Responsible Officer of Nielsen, together with evidence that such certificate shall have been delivered to the Collateral Agent and each Authorized Representative (as such terms are defined in the Security Agreement), pursuant to Section 6.19 of the Security Agreement, Section 5.18 of the IP Security Agreement, Section 6.19 of the Security Agreement (2008) and Section 6.19 of the Security Agreement (2017), required to designate the Obligations as Permitted Debt Offering Obligations thereunder, (ii) a fully executed First Lien Secured Party Consent (as defined in, and in the form attached to the Security Agreement as Annex A) duly executed by the Collateral Agent, each Authorized Representative and each Grantor (as defined in the Security Agreement), (iii) a fully executed First Lien Secured Party Consent (as defined in, and in the form attached to the Security Agreement (2017) as Annex A) duly executed by the Collateral Agent, each Authorized Representative and The Nielsen Company (Luxembourg) S.à r.l., (iv) a fully executed First Lien Secured Party Consent (as defined in, and in the form attached to the Security Agreement (2008) as Annex A) duly executed by the Collateral Agent, each Authorized Representative and VNU International B.V., (v) a fully executed First Lien Secured Party Consent (as defined in, and in the form attached to the IP Security Agreement as Annex A) duly executed by the Collateral Agent, each Authorized Representative and each Grantor (as defined in the IP Security Agreement) and (vi) a consent to the Intercreditor Agreement from each Grantor (as defined therein) that has not executed and delivered a consent prior to the Closing Date, which consent shall be in substantially the same form as the consent to the Intercreditor Agreement that was executed and delivered by the U.S. Borrower and certain other Grantors (as defined therein) on June 23, 2009 (collectively, the “Closing Date Joinders”).

(k)    (i) Copies of favorable UCC, tax, judgment and intellectual property lien search reports in all necessary or appropriate jurisdictions and under all legal and trade names of the Loan Parties, as requested by the Administrative Agent, indicating that there are no Liens on any of the Collateral other than Liens permitted hereunder and (ii) a Perfection Certificate, duly completed and executed by the Loan Parties organized under the laws of the United States.

(l)    An executed copy of the 2020 Dutch Intercompany Pledge.

(m)    Executed copies of the 2020 Dutch Membership Pledges.

(n)    An executed Luxembourg security confirmation agreement in relation to the existing Luxembourg law governed Collateral Documents.

ARTICLE V.

Representations and Warranties

Each Loan Party, subject to any general principles of law limiting the obligations of the Loan Parties or their Subsidiaries that are specifically referred to in any legal opinion delivered in connection with this Agreement, represents and warrants to the Agents and the Lenders that:

Section 5.01    Existence, Qualification and Power; Compliance with Laws.

Each Loan Party and each Subsidiary (a) is a Person duly organized or formed, validly existing and in good standing (where relevant) under the Laws of the jurisdiction of its incorporation or organization; (b) has all requisite power and authority to (i) own or lease its assets and carry on its business as currently conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party; (c) is duly qualified and in good standing (where relevant) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification; (d) is in compliance with all Laws, orders, writs and injunctions; and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in the preceding clause (c), (d) or (e), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.02    Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions, are within such Loan Party’s corporate or other powers, (a) have been duly authorized by all necessary corporate or other organizational action, and (b) do not and will not (i) contravene the terms of any of such Person’s Organization Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (x) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (y) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any material Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in the preceding clause (ii)(x), to the extent that such conflict, breach, contravention or payment would not reasonably be expected to have a Material Adverse Effect.

Section 5.03    Governmental Authorization; Other Consents.

No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect (or, with respect to consummation of the Transactions, will be duly obtained, taken, given or made and will be in full force and effect, in each case within the time period required to be so obtained, taken, given or made) and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

Section 5.04    Binding Effect.

This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is a party thereto. This Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, except as such enforceability may be limited by (i) Debtor Relief Laws and by general principles of equity and (ii) the need for filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and (iii) the effect of foreign Laws, rules and regulations as they relate to pledges of Equity Interests in Foreign Subsidiaries (other than those pledges made under the Laws of the jurisdiction of formation of the applicable Foreign Subsidiary).

Section 5.05    Financial Statements; No Material Adverse Effect.

(a)    (i) [Reserved].

(ii)     The Audited Financial Statements fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein. During the period from December 31, 2019 to and including the Closing Date, there has been (i) no sale, transfer or other disposition by the Company or any of its Subsidiaries of any material part of the business or property of the Company or any of its Subsidiaries, taken as a whole, and (ii) no purchase or other acquisition by the Company or any of its Subsidiaries of any business or property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of the Company and its Subsidiaries, in each case, which is not reflected in the foregoing financial statements or in the notes thereto or has not otherwise been disclosed in writing to the Lenders prior to the Closing Date.

(b)    The forecasts of consolidated balance sheets, income statements and cash flow statements of the Company and its Subsidiaries which have been furnished to the Administrative Agent prior to the Closing Date have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such forecasts, it being understood that actual results may vary from such forecasts and that such variations may be material.

(c)    Since December 31, 2019, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(d)    As of the Closing Date, none of the Covenant Parties or any of their Subsidiaries has any Indebtedness or other obligations or liabilities, direct or contingent (other than (i) the liabilities reflected on the Form 10-K of Nielsen Holdings filed with the SEC on February 27, 2020, (ii) obligations arising under this Agreement and (iii) liabilities incurred in the ordinary course of business) that, either individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect.

Section 5.06    Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrowers, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues (other than actions, suits, proceedings and claims in connection with the Transaction) that either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 5.07    No Default.

None of the Loan Parties or any of their Subsidiaries is in default under or with respect to, or a party to, any Contractual Obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.08    Ownership of Property; Liens.

(a)    Each Loan Party and each of its Subsidiaries has good record title to, or valid leasehold interests in, or easements or other limited property interests in, all Real Property necessary in the ordinary conduct of its business, free and clear of all Liens, except as set forth on Schedule 5.08 and except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)    As of the Closing Date, Schedules 8(a) and 8(b) to the Perfection Certificate dated the Closing Date contain a true and complete list of each interest in material Real Property (i) owned by the Covenant Parties and their Subsidiaries as of the Closing Date and describe the type of interest therein held by each such entity and (ii) leased, subleased or otherwise occupied or utilized by the Covenant Parties and their Subsidiaries, as lessee, sublessee, franchisee or licensee, as of the Closing Date and describe the type of interest therein held by each such entity.

Section 5.09    Environmental Compliance.

(a)    There are no claims, actions, suits, or proceedings alleging potential liability or responsibility for violation of, or otherwise relating to, any Environmental Law that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)    Except as specifically disclosed in Schedule 5.09(b) or except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) none of the properties currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned, leased or operated by any Loan Party or any of its Subsidiaries or, to its knowledge, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; (iii) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and (iv) Hazardous Materials have not been released, discharged or disposed of by any Person on any property currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries, and Hazardous Materials have not otherwise been released, discharged or disposed of by any Loan Party or any of its Subsidiaries at any other location.

(c)    The properties owned, leased or operated by the Loan Parties and their Subsidiaries do not contain any Hazardous Materials in amounts or concentrations which (i) constitute, or constituted a violation of, (ii) require remedial action under, or (iii) could give rise to liability under, Environmental Laws, which violations, remedial actions and liabilities, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

(d)    Except as specifically disclosed in Schedule 5.09(d), none of the Loan Parties or their Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law, except for such investigation or assessment or remedial or response action that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(e)    All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result, individually or in the aggregate, in a Material Adverse Effect.

(f)    Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, none of the Loan Parties or any of their Subsidiaries has contractually assumed any liability or obligation under or relating to any Environmental Law.

Section 5.10    Taxes.

Except as set forth in Schedule 5.10 and except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Loan Parties and their Subsidiaries have filed all tax returns required to be filed, and have paid all taxes levied or imposed upon them or their properties, that are due and payable, except those (a) which are not overdue by more than thirty (30) days or (b) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

Section 5.11    ERISA Compliance.

(a)    Except as set forth in Schedule 5.11(a) or as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws.

(b)    (i) No ERISA Event has occurred during the five (5) year period prior to the date on which this representation is made or deemed made with respect to any Pension Plan; (ii) with respect to any Pension Plan, no failure to satisfy the minimum funding standards under Section 412 of the Code and Section 302 of ERISA whether or not waived has occurred or is reasonably expected to occur; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.11(b), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c)    The pension schemes of the Loan Parties and the Subsidiaries are funded to the extent required by Law or otherwise to comply with the requirements of any Law applicable in the jurisdiction in which the relevant pension scheme is maintained, in each case, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 5.12    Subsidiaries; Equity Interests.

As of the Closing Date, no Loan Party has any material Subsidiaries other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests owned by the Loan Parties (or a Subsidiary of any Loan Party) in such material Subsidiaries have been validly issued and are fully paid and all Equity Interests owned by a Loan Party (or a Subsidiary of any Loan Party) in such material Subsidiaries are owned free and clear of all Liens except (i) those created under the Collateral Documents and (ii) any Lien that is permitted under Section 7.01. As of the Closing Date, Schedules 1(a) and 10(a) and (b) to the Perfection Certificate (a) set forth the name and jurisdiction of each Domestic Subsidiary that is a Loan Party and (b) set forth the ownership interest of the Company and any other Subsidiary thereof in each Subsidiary, including the percentage of such ownership. As of the Closing Date, all Borrowers and Guarantors under (and as defined in) the Existing Credit Agreement are Loan Parties.

Section 5.13    Margin Regulations; Investment Company Act.

(a)    No Borrower is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings will be used for any purpose that violates Regulation U.

(b)    None of the Borrowers, any Person Controlling any Borrowers, or any of the Subsidiaries of a Borrower is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.14    Disclosure.

To the best of the Borrowers’ knowledge, no report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information and pro forma financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

Section 5.15    Labor Matters.

Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Loan Party or any of its Subsidiaries pending or, to the knowledge of the Borrowers, threatened; (b) hours worked by and payment made to employees of any Loan Party or any of its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Laws dealing with such matters; and (c) all payments due from any Loan Party or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant party.

Section 5.16    USA Patriot Act; Sanctions, Anti-Corruption.

(a)    No Loan Party and, to the knowledge of each Loan Party, none of its Affiliates is in violation of any requirement of applicable Law relating to terrorism or money laundering (“Anti-Terrorism Law”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “USA Patriot Act”), or any Sanctions or Anti-Corruption Laws.

(b)    No Loan Party and, to the knowledge of each Loan Party, no Affiliate or broker or other agent of such Loan Party acting or benefiting in any capacity in connection with the Loans is any of the following:

(i)    a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)    a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)    a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)    a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)    a Sanctioned Person.

(c)    No Loan Party and, to the knowledge of each Loan Party, no broker or other agent of such Loan Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, Sanctions or Anti-Corruption Laws.

(d)    Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party and its Subsidiaries with applicable Sanctions and Anti-Corruption Laws. No Borrower shall directly or, to its knowledge, indirectly, use the proceeds of any Loans (i) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or in any Sanctioned Country in violation of Sanctions or (ii) in any manner that will result in a violation by any Lender of any Sanctions or Anti-Corruption Laws.

Section 5.17    Intellectual Property; Licenses, Etc.

Each of the Loan Parties and their Subsidiaries own, license or possess the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, licenses, technology, software, know-how database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, and, without conflict with the rights of any Person, except to the extent such conflicts, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No IP Rights, advertising, product, process, method, substance, part or other material used by any Loan Party or any of its Subsidiaries in the operation of their respective businesses as currently conducted infringes upon any rights held by any Person except for such infringements, individually or in the aggregate, which would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the IP Rights, is pending or, to the knowledge of the Borrowers, threatened against any Loan Party or any of its Subsidiaries, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Except pursuant to licenses and other user agreements entered into by each Loan Party in the ordinary course of business, on and as of the Closing Date (i) each Loan Party owns and possesses the right to use, and has done nothing to authorize or enable any other Person to use, any copyright, patent or trademark listed in Schedule 12(a) or 12(b) to the Perfection Certificate and (ii) all registrations listed in Schedule 12(a) or 12(b) to the Perfection Certificate are valid and in full force and effect, except, in each case, to the extent failure to own or possess such right to use or of such registrations to be valid and in full force and effect would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 5.18    Solvency.

On the Closing Date, after giving effect to the Transactions, the Loan Parties, on a consolidated basis, are Solvent.

Section 5.19    Subordination of Junior Financing.

The Obligations are “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any Junior Financing Documentation.

Section 5.20    Dutch FSA.

The Dutch Borrower is in compliance with the Dutch FSA and any regulations issued pursuant thereto, except as would not reasonably be expected to have a Material Adverse Effect.

Section 5.21    Security Documents.

(a)    Security Agreement. The Collateral Documents are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby and (i) when financing statements and other filings in appropriate form are filed in the offices specified on

Schedule 7 to the Perfection Certificate and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Security Agreement or the Intercreditor Agreement), the Liens created by the Collateral Documents shall constitute fully perfected Liens on, and security interests in (to the extent intended to be created thereby), all right, title and interest of the grantors in such Collateral to the extent perfection can be obtained by filing financing statements, in each case subject to no Liens other than Liens permitted hereunder.

(b)    PTO Filing; Copyright Office Filing. When the Security Agreement or a short form thereof is properly filed in the United States Patent and Trademark Office and the United States Copyright Office, the Liens created by such Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder (to the extent intended to be created thereby) in Patents (as defined in the Security Agreement) registered or applied for with the United States Patent and Trademark Office or Copyrights (as defined in such Security Agreement) registered or applied for with the United States Copyright Office, as the case may be, in each case subject to no Liens other than Liens permitted hereunder (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered Patents and Copyrights acquired by the grantors thereof after the Closing Date).

(c)    Valid Liens. Each Collateral Document delivered pursuant to Sections 6.11 and 6.13 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in (to the extent intended to be created thereby), all of the Loan Parties’ right, title and interest in and to the Collateral thereunder and (i) when all appropriate filings, recordings, registrations or notifications are made as may be required under applicable Law and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any such Collateral Document), such Collateral Document will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral (to the extent required thereby), in each case subject to no Liens other than Liens permitted hereunder.

(d)    Notwithstanding anything herein (including this Section 5.21) or in any other Loan Document to the contrary, no Borrower or any other Loan Party makes any representation or warranty as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest (other than with respect to those pledges and security interests made under the Laws of the jurisdiction of formation of the applicable Foreign Subsidiary) in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign Law or (B) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to this Agreement and the Collateral Documents.

ARTICLE VI.

Affirmative Covenants

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, each of the Loan Parties shall, and shall cause each of their Restricted Subsidiaries to:

Section 6.01    Financial Statements.

(a)    Deliver to the Administrative Agent for prompt further distribution to each Lender, as soon as available, but in any event within one hundred and five (105) days (or such earlier date on which the Company is required to make any public filing of such information) after the end of each fiscal year of the Company beginning with the 2020 fiscal year, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Ernst & Young Accountants or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b)    Deliver to the Administrative Agent for prompt further distribution to each Lender, as soon as available, but in any event within sixty (60) days (or such earlier date on which the Company is required to make any public filing of such information), after the end of each of the first three (3) fiscal quarters of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for such fiscal quarter and the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Company as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c)    [Reserved]; and

(d)    Deliver to the Administrative Agent for prompt further distribution to each Lender, simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.01(a) and (b), related consolidating footnotes satisfying the requirements of Rule 3-10 of Regulation S-X under the Securities Act and reasonable calculations that bridge between such financial statements and any amounts reported on a Compliance Certificate related thereto that are calculated with respect to the Covenant Parties and their Restricted Subsidiaries.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of the Company and the Restricted Subsidiaries by furnishing (A) the applicable financial statements of the Company (or any direct or indirect parent of the Company) or (B) the Company’s (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B) above, to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of Ernst & Young Accountants or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

Documents required to be delivered pursuant to Sections 6.01 and Section 6.02(c) and (d) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Nielsen (or any direct or indirect parent of Nielsen) posts such documents, or provides a link thereto on the website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on Nielsen’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, Nielsen shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) Nielsen shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

Section 6.02    Certificates; Other Information.

Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)    no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of Nielsen;

(b)    [reserved];

(c)    promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which the Company or any Subsidiary files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d)    promptly after the furnishing thereof, copies of any material requests or material notices received by any Loan Party (other than in the ordinary course of business) or material statements or material reports furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any Senior Subordinated Debt Documentation, Senior Unsecured Debt Documentation or Junior Financing Documentation in each case in a principal amount in excess of the Threshold Amount and not otherwise required to be furnished to the Lenders pursuant to any clause of this Section 6.02;

(e)    together with the delivery of each Compliance Certificate pursuant to Section 6.02(a) (but, in the case of clause (i), only together with the delivery of a Compliance Certificate in connection with financial statements delivered pursuant to Section 6.01(a)), (i) a report setting forth the information required by a Perfection Certificate Supplement or confirming that there has been no change in such information since the Closing Date or the date of the last such report, (ii) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.05(b) and (iii) a list of each Subsidiary of a Covenant Party that identifies each Subsidiary as a Restricted or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate;

(f)    promptly following any request therefor, such additional information regarding the business, legal, financial or corporate affairs of the Loan Parties or any of their respective Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request; and

(g)    any change to Schedule 1.01B.

Section 6.03    Notices.

Promptly after a Responsible Officer of a Loan Party has obtained knowledge thereof, notify the Administrative Agent:

(a)    of the occurrence of any Default; and

(b)    of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a written statement of a Responsible Officer of Nielsen (x) that such notice is being delivered pursuant to Section 6.03(a) or (b) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action Nielsen has taken and proposes to take with respect thereto.

Section 6.04    Payment of Obligations.

Pay, discharge or otherwise satisfy as the same shall become due and payable in the normal conduct of its business, all its obligations and liabilities in respect of taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent the failure to pay or discharge the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.05    Preservation of Existence, Etc.

(a)    Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except (x) in a transaction permitted by Section 7.04 or 7.05 and (y) any Restricted Subsidiary may merge or consolidate with any other Restricted Subsidiary; and

(b)    Take all reasonable action to maintain all rights, privileges (including its good standing where applicable in the relevant jurisdiction), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (i) to the extent that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 7.04 or 7.05 or clause (a)(y) of this Section 6.05.

Section 6.06    Maintenance of Properties.

Except if the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice and in the normal conduct of its business.

Section 6.07    Maintenance of Insurance.

Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Company and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons. With respect to each mortgaged property, obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time reasonably require, if at any time the area in which any improvements located on any mortgaged property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

Section 6.08    Compliance with Laws.

Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.09    Books and Records.

Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied and which reflect all material financial transactions and matters involving the assets and business of the Loan Parties or a Restricted Subsidiary, as the case may be (it being understood and agreed that certain Foreign Subsidiaries maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

Section 6.10    Inspection Rights.

Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrowers; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year and only one (1) such time shall be at the Borrowers’ expense; provided, further, that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrowers the opportunity to participate in any discussions with the Borrowers’ independent public accountants.

Section 6.11    Additional Collateral; Additional Guarantors.

(a)    Subject to this Section 6.11 and Section 6.13(b), with respect to any property acquired after the Closing Date by any Loan Party that is intended to be subject to the Lien created by any of the Collateral Documents but is not so subject, promptly (and in any event within sixty (60) days after the acquisition thereof or such longer period as may be agreed by the Administrative Agent) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to the relevant Collateral Documents or such other documents as the Administrative Agent or the Collateral Agent shall reasonably deem necessary or advisable to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Liens permitted hereunder, and (ii) take all commercially reasonable actions necessary to cause such Lien to be duly perfected to the extent required by such Collateral Document in accordance with all applicable Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent. The Borrowers shall otherwise take such commercially reasonable actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Collateral Documents on such after-acquired properties. Without limiting the foregoing, if after the Closing Date any Loan Party shall or shall be required to take any action following the Closing Date to grant, perfect or otherwise establish a lien on and/or security interest in any of its assets or properties to secure obligations under the Existing Credit Agreement, then, subject to the terms of the Intercreditor Agreement, a lien and/or security interest shall, substantially concurrently therewith, be granted, perfected or otherwise established to secure the Obligations for the benefit of the Secured Parties, which action shall be required hereunder, whether or not set forth herein.

(b)    With respect to any Person that is or becomes a direct Subsidiary of a Loan Party after the Closing Date (including, for the avoidance of doubt, by ceasing to be an Excluded Subsidiary), promptly (and in any event within sixty (60) days after such Person becomes a Subsidiary or such longer period as may be agreed by the Administrative Agent) (i) deliver to the Collateral Agent the certificates, if any, representing all of the Equity Interests of such Subsidiary owned by such Loan Party, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party (in each case, with respect to Foreign Subsidiaries, to the extent applicable and permitted under foreign laws, rules or regulations) or, if necessary to perfect a Lien under applicable Law, by means of an applicable Collateral Document, create a Lien on such Equity Interests and intercompany notes in favor of the Collateral Agent on behalf of the Secured Parties and (ii) cause any such new Subsidiary (A) to execute a joinder agreement reasonably acceptable to the Administrative Agent or such comparable documentation to become a Subsidiary Guarantor and a joinder agreement to the applicable Collateral Documents (including the Security Agreement), substantially in the form annexed thereto, or, in the case of a Foreign Subsidiary, execute a security agreement compatible with the Laws of such Foreign Subsidiary’s jurisdiction in form and substance reasonably satisfactory to the Administrative Agent, and (B) to take all actions necessary or advisable in the opinion of the Administrative Agent or the Collateral Agent to cause the Lien created by the applicable Collateral Documents (including the Security Agreement) to be duly perfected to the extent required by such agreement in accordance with all applicable Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent. Notwithstanding the foregoing, (1) the Equity Interests required to be delivered to the Collateral Agent, or on which a Lien is required to be created, pursuant to clause (i) of this Section 6.11(b) shall not include (x) any Equity Interests of a Foreign Subsidiary that is an Excluded Subsidiary by reason of clause (b), (d), (f) or (g) of the definition of “Excluded Subsidiary” or (y) any Equity Interests of a Subsidiary that is an Excluded Subsidiary by reason of clause (h) of the definition of “Excluded Subsidiary” and (2) no Excluded Subsidiary or Unrestricted Subsidiary shall be required to take the actions specified in clause (ii) of this Section 6.11(b); provided that the exception set forth in clause (1) with respect to Equity Interests of a Foreign Subsidiary that is an Excluded Subsidiary by reason of clause (g) of the definition of “Excluded Subsidiary” of this sentence shall not apply to (A) voting stock of any Subsidiary that is a first-tier controlled foreign corporation (as defined in Section 957(a) of the Code) representing 65% of the total voting power of all outstanding voting stock of such Subsidiary and (B) 100% of the Equity Interests not constituting voting stock of any such Subsidiary, except that any such Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as voting stock for purposes of this Section 6.11(b), unless, in each case of the foregoing, such delivery or action is required under the Existing Credit Agreement.

(c)    Promptly grant to the Collateral Agent, within sixty (60) days of the acquisition thereof or such longer period as may be agreed by the Administrative Agent, a security interest in and mortgage in a form reasonably satisfactory to the Administrative Agent and Collateral Agent (a “Mortgage”) on each parcel of Real Property owned in fee by such Loan Party as is acquired by such Loan Party after the Closing Date and that, together with any improvements thereon, individually has a fair market value of at least $15 million as additional security for the Obligations (unless the subject property is already mortgaged to a third party to the extent permitted hereunder). Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent and shall constitute valid and enforceable perfected Liens subject only to Liens permitted hereunder. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by Law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such Loan Party shall otherwise take such commercially reasonable actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including a Title Policy, a Survey and local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent) in respect of such Mortgage).

(d)    The foregoing shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance or surveys with respect to, particular assets if and for so long as (i) in the reasonable judgment of the Administrative Agent, the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance or surveys in respect of such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom or (ii) the creation or perfection of such pledges or security interests would violate third party contracts or applicable Law (including any Law requiring the approval or consultation of any “works council” or similar entity before a security interest can be granted, in which case the Borrowers shall use their commercially reasonable efforts to obtain such approval, unless the Administrative Agent shall determine in its reasonable judgment that such pledge or security interest shall not be required with respect to such assets). In addition, the foregoing will not require actions under this Section 6.11 by a Person if and to the extent that such action would (a) go beyond the corporate or other powers of the Person concerned (and then only as such corporate or other power cannot be modified or excluded to allow such action) or (b) unavoidably result in material issues of director’s personal liability, breach of fiduciary duty or criminal liability. The Administrative Agent may grant extensions of time for the perfection of security interests in or the obtaining of title insurance with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrowers, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

(e)    Notwithstanding the foregoing provisions of this Section 6.11 or anything in this Agreement or any other Loan Document to the contrary, Liens required to be granted from time to time pursuant to this Section 6.11 shall be subject to exceptions and limitations set forth in the Collateral Documents as in effect on the Closing Date and, to the extent appropriate in the applicable jurisdiction, as agreed between the Collateral Agent, the Administrative Agent and Nielsen. Notwithstanding the foregoing provisions of this Section 6.11 or anything in this Agreement or any other Loan Document to the contrary, any Subsidiary of the Company that Guarantees the Senior Subordinated Debt, the Senior Unsecured Debt or the Existing Credit Agreement shall be a Guarantor hereunder for so long as it Guarantees such Indebtedness.

(f)    As of the Closing Date, the security that has been granted in jurisdictions outside of the United States is described in the Existing Security Documents and the other Collateral Documents described in clauses (l), (m), (n) and (o) of Section 4.02, and is comprised of, (i) in the Netherlands, a right of pledge over intercompany receivables by The Nielsen Company B.V., the Dutch Borrower, VNU International B.V., RSMG Insights Coöperatief U.A. and TNC Europe B.V, and rights of pledge over shares in the Dutch Borrower, VNU International B.V. and TNC Europe B.V., and rights of pledge over membership in RSMG Insights Coöperatief U.A. and in Luxembourg pledges of certain equity interests in Nielsen Holdings Luxembourg S.à r.l., The Nielsen Company (Luxembourg) S.à r.l. and Nielsen Luxembourg S.à r.l.

Section 6.12    Compliance with Environmental Laws.

(a)    Except, in each case, to the extent that the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, comply, and take all reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and, in each case to the extent the Loan Parties are required by Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any affected property, in accordance with the requirements of all Environmental Laws.

Section 6.13    Further Assurances and Post-Closing Conditions.

(a)    Within the time periods set forth on Schedule 6.13(a) (subject to extensions by the Administrative Agent in its discretion), deliver each Collateral Document set forth on Schedule 6.13(a), duly executed by each Loan Party party thereto, together with all documents and instruments required to perfect the security interest of the Administrative Agent in the Collateral (if any) free of any other pledges, security interests or mortgages, except Liens permitted hereunder.

(b)    Promptly upon reasonable request by the Administrative Agent, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents. If the Administrative Agent, the Collateral Agent or the Required Lenders determine that they are required by applicable Law to have appraisals prepared in respect of the Real Property of any Loan Party constituting

Collateral, the Borrowers shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent.

(c)    The U.S. Borrower agrees promptly (and in any event within thirty (30) days of the relevant change) to notify the Administrative Agent and the Collateral Agent in writing of any change (i) in legal name of any Loan Party, (ii) the jurisdiction of organization of any Loan Party or (iii) in the case of any Loan Party organized in a jurisdiction outside of the United States, to the change in the “location” of such Loan Party within the meaning of Section 9-307 of the Uniform Commercial Code.

Section 6.14    Designation of Subsidiaries.

Nielsen (with the consent of the Company) may at any time after the Closing Date designate any Restricted Subsidiary of any Covenant Party (other than a Borrower) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing, (ii) [reserved], (iii) none of the Covenant Parties may be designated as an Unrestricted Subsidiary, (iv) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of the Senior Subordinated Debt, the Senior Unsecured Debt or any Junior Financing, as applicable, (v) no Restricted Subsidiary may be designated an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary and (vi) if a Restricted Subsidiary is being designated as an Unrestricted Subsidiary hereunder, the sum of (A) the assets of such Subsidiary as of such date of designation (the “Designation Date”), as set forth on such Subsidiary’s most recent balance sheet, plus (B) the aggregate amount of assets of all Unrestricted Subsidiaries designated as Unrestricted Subsidiaries pursuant to this Section 6.14 prior to the Designation Date (in each case measured as of the date of each such Unrestricted Subsidiary’s designation as an Unrestricted Subsidiary) shall not exceed 5% of the Total Assets as of such Designation Date pro forma for such designation. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Covenant Parties therein at the date of designation in an amount equal to the net book value of the Covenant Parties’ (as applicable) investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (x) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (y) a return on any Investment by the Covenant Parties in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Covenant Parties’ (as applicable) Investment in such Subsidiary.

ARTICLE VII.

Negative Covenants

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied:

Section 7.01    Liens.

None of the Covenant Parties or their Restricted Subsidiaries shall, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)    Liens (i) pursuant to any Loan Document or (ii) required by Law as a consequence of the consummation of the Transaction;

(b)    Liens existing on the Closing Date and listed on Schedule 7.01(b), in each case, any modifications, replacements, renewals or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof, and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03;

(c)    (i) Liens for taxes, assessments or governmental charges which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP and (ii) Liens pursuant to Clause 2:403 of the Dutch Civil Code;

(d)    statutory Liens of landlords, sublandlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than thirty (30) days or if more than thirty (30) days overdue, are unfiled and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e)    (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to any Covenant Party or any of its Restricted Subsidiaries;

(f)    deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(g)    easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and minor title defects affecting Real Property that do not in the aggregate materially interfere with the ordinary conduct of the business of any Covenant Party or any of its Restricted Subsidiaries;

(h)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i)    leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of any Covenant Party or any Restricted Subsidiary or (ii) secure any Indebtedness;

(j)    Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(k)    Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, (iii) in favor of a banking institution arising as a matter of Law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry or arising pursuant to such banking institutions’ general terms and conditions and (iv) created pursuant to the general conditions of a bank operating in The Netherlands based on the general conditions drawn up by the Netherlands Bankers’ Association (Nederlandse Vereniging van Banken) and the Consumers Union (Consumentenbond);

(l)    Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Sections 7.02(g), (i) and (n) to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(m)    Liens in favor of any Covenant Party or any of its Restricted Subsidiaries securing Indebtedness permitted under Section 7.03(d);

(n)    any interest or title of a lessor or sublessor under leases or subleases entered into by any Covenant Party or any of its Restricted Subsidiaries in the ordinary course of business;

(o)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by any Covenant Party or any of its Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

(p)    Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.02;

(q)    Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(r)    Liens that are contractual rights of set-off or rights of pledge or otherwise attaching to the applicable deposit or pooled accounts (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of any Covenant Party or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of any Covenant Party or any of its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of any Covenant Party or any of its Restricted Subsidiaries in the ordinary course of business;

(s)    Liens solely on any cash earnest money deposits made by any Covenant Party or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(t)    ground leases in respect of Real Property on which facilities owned or leased by any Covenant Party or any of its Restricted Subsidiaries are located;

(u)    Liens to secure Indebtedness permitted under Section 7.03(e); provided that (i) such Liens are created within 270 days of the acquisition, lease or improvement of the property subject to such Liens, (ii) such Liens do not at any time encumber property (except for accessions to such property) other than the property financed by such Indebtedness and the proceeds thereof and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for accessions to such assets) other than the assets subject to such Capitalized Leases and the proceeds thereof; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(v)    Liens on property (i) of any Subsidiary that is not a Loan Party and (ii) that does not constitute Collateral, which Liens secure Indebtedness of the applicable Subsidiary permitted under Section 7.03;

(w)    Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.14), in each case after the Closing Date (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby is permitted under Section 7.03(e), (g), (k) or (t);

(x)    (i) Liens placed upon the Equity Interests of any Restricted Subsidiary acquired pursuant to a Permitted Acquisition to secure Indebtedness incurred pursuant to Section 7.03(t) in connection with such Permitted Acquisition and (ii) Liens placed upon the assets of such Restricted Subsidiary and any of its Subsidiaries to secure Indebtedness incurred pursuant to Section 7.03(t) or a Guarantee by such Restricted Subsidiary or any of its subsidiaries of any such Indebtedness;

(y)    Liens in respect of Permitted Receivables Financings;

(z)    zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies;

(aa)    other Liens with respect to property or assets of a Covenant Party or any of its Restricted Subsidiaries securing obligations in an aggregate principal amount outstanding at any time not to exceed $125,000,000;

(bb)    Liens securing obligations incurred pursuant to any Permitted Debt Offerings, provided that (i) if such Indebtedness is secured, the holders of such Indebtedness (or a representative thereof on behalf of such holders) shall have delivered to the Collateral Agent a First Lien Secured Party Consent (as defined in the Security Agreement), (ii) if the Liens on the Collateral securing such Permitted Debt Offering are (or are intended to be) junior in priority to the Liens on the Collateral securing the Obligations, then such Liens shall be subordinated to the Liens securing the Obligations on customary terms pursuant to another intercreditor agreement reasonably satisfactory to the Administrative Agent, (iii) if the Liens on the Collateral securing such Permitted Debt Offering are pari passu to the Liens on the Collateral securing the Obligations, the representative for the holders of such Indebtedness shall have become subject to the Intercreditor Agreement and (iv) such Permitted Debt Offering shall not be secured by any collateral not securing the Obligations;

(cc)    [Reserved];

(dd)    Liens incurred to secure any Indebtedness; provided that, at the time of incurrence on a Pro Forma Basis, the Secured Leverage Ratio would be no greater than 3.25 to 1.0 and such Liens are subject to the Intercreditor Agreement or any other intercreditor agreement posted to the Lenders and not objected to by the Required Lenders within five (5) Business Days;

(ee)     Liens (other than Liens on debt for borrowed money owed to lenders other than Nielsen Holding or any of its Subsidiaries) created, incurred or assumed to give effect to the Connect Transactions; and

(ff)    Liens subject to the Intercreditor Agreement securing Indebtedness and commitments under the Existing Credit Agreement in existence on the Closing Date and Permitted Refinancings thereof.

Notwithstanding the foregoing, no consensual Liens shall exist on Equity Interests that constitute Collateral other than pursuant to clauses (a)(i), (bb), (cc), (dd) and (ff) above.

Section 7.02    Investments.

None of the Covenant Parties or any their Restricted Subsidiaries shall directly or indirectly, make or hold any Investments, except:

(a)    Investments by any Covenant Party or any of its Restricted Subsidiaries in assets that were Cash Equivalents when such Investment was made;

(b)    loans or advances to officers, directors and employees of any Loan Party or any of its Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of the Company (or any direct or indirect parent thereof) (provided that the amount of such loans and advances shall be contributed to the Company in cash as common equity) and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding not to exceed $10,000,000;

(c)    Investments by any Covenant Party or any Restricted Subsidiary in any Covenant Party or any Restricted Subsidiary;

(d)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(e)    Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted under Sections 7.01, 7.03, 7.04, 7.05 and 7.06, respectively;

(f)    Investments existing or contemplated on the Closing Date set forth on Schedule 7.02(f) and, in each case, any modification, replacement, renewal, reinvestment or extension thereof;

(g)    Investments in Swap Contracts permitted under Section 7.03;

(h)    promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.05;

(i)    any acquisition of all or substantially all the assets of, or all the Equity Interests (other than directors’ qualifying shares) in, a Person or division or line of business of a Person (or any subsequent investment made in a Person, division or line of business previously acquired in a Permitted Acquisition), if immediately after giving effect thereto: (i) no Default shall have occurred and be continuing or would result therefrom; (ii) all transactions related thereto shall be consummated in accordance with applicable Laws; (iii) [reserved]; (iv) any acquired or newly formed Restricted Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by Sections 7.03(g) or (t); (v) to the extent required by Section 6.11(b) and Section 7.04, any Person acquired in such acquisition if such Person is not an Excluded Subsidiary or a Unrestricted Subsidiary, shall be merged into a Covenant Party or a Restricted Subsidiary which is a Guarantor or become upon consummation of such acquisition a Loan Party; and (vi) in the case of such investments following the Closing Date, the aggregate amount of such investments by Loan Parties in assets that are not (or do not become) owned by a Loan Party or in Equity Interests in Persons that do not become Loan Parties upon consummation of such acquisition shall not exceed $475,000,000 (and together with, but without duplication of, the aggregate amount of Investments made pursuant to Sections 7.02(n)(x) and 7.02(s)(x) shall not exceed $1,000,000,000) (net of any return representing a return of capital in respect of any such Investment) (any such acquisition, a “Permitted Acquisition”);

(j)    [Reserved];

(k)    Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(l)    Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(m)    loans and advances to the Company and any other direct or indirect parent of a Covenant Party, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to such parent in accordance with Section 7.06(g), (h) or (i);

(n)    other Investments made following the Closing Date, in an aggregate amount outstanding pursuant to this clause (n) (valued at the time of the making thereof, and without giving effect to any write downs or write offs thereof) not to exceed (x) $475,000,000 (and together with, but without duplication of, the aggregate amount of Investments made pursuant to Section 7.02(s)(x) and the aggregate consideration paid in respect of assets that are not (or do not become) owned by a Loan Party or in Equity Interests in Persons that do not become Loan Parties upon consummation of such acquisition pursuant to Section 7.02(i)(vi) not to exceed $1,000,000,000) plus (y) the portion, if any, of the Cumulative Credit on the date of such election that Nielsen elects to apply to this subsection (y), such election to be specified in a written notice of a Responsible Officer of Nielsen calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied;

(o)    advances of payroll payments to employees in the ordinary course of business;

(p)    Investments to the extent that payment for such Investments is made solely with Equity Interests of the Company (or any direct or indirect parent of the Company);

(q)    Investments of a Restricted Subsidiary acquired after the Closing Date or of a corporation merged into a Covenant Party or merged or consolidated with a Restricted Subsidiary in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(r)    Guarantees by a Covenant Party or any of its Restricted Subsidiaries of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(s)    (i) Investments by a Covenant Party or any Restricted Subsidiary of a Covenant Party in the Equity Interests of any non-Guarantor Affiliate of a Covenant Party; (ii) intercompany loans from a Covenant Party or any Restricted Subsidiary of a Covenant Party to any non-Guarantor Affiliate of a Covenant Party; and (iii) Guarantees by a Covenant Party or any Restricted Subsidiary of a Covenant Party of Indebtedness of any non-Guarantor Affiliate of a Covenant Party; provided that, in the case of such investments made following the Closing Date, the sum of (A) Investments (valued at the time of the making thereof and without giving effect to any write downs or write offs thereof) made by the Covenant Parties and their Restricted Subsidiaries pursuant to clause (i) above, plus (B) net intercompany loans made pursuant to clause (ii) above, plus (C) Guarantees of Indebtedness pursuant to clause (iii) above, shall not exceed an aggregate net amount of (x) $475,000,000 (and together with, but without duplication of, the aggregate amount of Investments made pursuant to Section 7.02(n)(x) and the aggregate consideration paid in respect of assets that are not (or do not become) owned by a Loan Party or in Equity Interests in Persons that do not become Loan Parties upon consummation of such acquisition pursuant to Section 7.02(i)(vi) shall not exceed $1,000,000,000) (plus any return of capital actually received by the respective investors in respect of Investments theretofore made by them pursuant to this paragraph); plus (y) the portion, if any, of the Cumulative Credit on the date of such election that Nielsen elects to apply to this subsection (y), such election to be specified in a written notice of a Responsible Officer of Nielsen calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; provided, further, that intercompany Investments incurred in the ordinary course of business in connection with the cash management operations of the Covenant Parties and their Restricted Subsidiaries shall not be included in calculating the limitation in this paragraph at any time;

(t)    Investments arising as a result of Permitted Receivables Financings;

(u)    [reserved];

(v)    other Investments, so long as at the time any such Investment is made the Total Leverage Ratio calculated on a Pro Forma Basis is less than or equal to 4.75 to 1.00; and

(w)    Investments made to give effect to the Connect Transactions.

Section 7.03    Indebtedness.

None of the Covenant Parties or any of their Restricted Subsidiaries shall directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except:

(a)    Indebtedness of any Loan Party under the Loan Documents or any refinancings thereof;

(b)    (i) Existing Indebtedness and Permitted Refinancings thereof and (ii) Intercompany Indebtedness outstanding on the Closing Date evidenced by the Intercompany Note and any refinancing thereof evidenced by the Intercompany Note;

(c)    Guarantees by any Covenant Party and any Restricted Subsidiary in respect of Indebtedness of any Covenant Party or any Restricted Subsidiary of a Covenant Party otherwise permitted hereunder; provided that (A) no Guarantee of any Senior Subordinated Debt, Senior Unsecured Debt or Junior Financing shall be permitted unless such guaranteeing party shall have also provided a Guarantee of the Obligations on the terms set forth herein and (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(d)    Indebtedness of a Covenant Party or any Restricted Subsidiary owing to any Loan Party or any other Restricted Subsidiary (or issued or transferred to any direct or indirect parent of a Loan Party which is substantially contemporaneously transferred to a Loan Party or any Restricted Subsidiary of a Loan Party) to the extent constituting an Investment permitted by Section 7.02; provided that all such Indebtedness shall be evidenced by the Intercompany Note;

(e)    (i) Attributable Indebtedness and other Indebtedness (including Capitalized Leases) financing an acquisition, lease or improvement of a fixed or capital asset incurred by a Covenant Party or any Restricted Subsidiary prior to or within 270 days after the acquisition, lease or improvement of the applicable asset, (ii) Attributable Indebtedness arising out of sale-leaseback transactions permitted by Section 7.05(f) and (iii) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clauses (i) and (ii);

(f)    Indebtedness in respect of Swap Contracts designed to hedge against interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes;

(g)    (i) Indebtedness of any Covenant Party or any Restricted Subsidiary (A) assumed in connection with any Permitted Acquisition; provided that such Indebtedness is not incurred in contemplation of such Permitted Acquisition, or (B) incurred to finance a Permitted Acquisition and (ii) any Permitted Refinancing of the foregoing; provided, in each case, that such Indebtedness and all Indebtedness resulting from any Permitted Refinancing thereof (v) is unsecured or is subordinated to the Obligations on terms no less favorable to the Lenders than the subordination terms set forth in the Senior Subordinated Debt Documentation as of the Closing

Date, (w) both immediately prior and after giving effect thereto, no Default shall exist or result therefrom, (x) matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the Maturity Date of the Term Loans (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemption provisions satisfying the requirement of clause (y) hereof), (y) has terms and conditions (other than interest rate, redemption premiums and subordination terms), taken as a whole, that are not materially less favorable to the Covenant Parties as the terms and conditions of the Senior Subordinated Debt; provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that Nielsen has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrowers within such five (5)-Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (z) with respect to such Indebtedness described in the immediately preceding clause (B), is incurred by a Loan Party;

(h)    Indebtedness representing deferred compensation to employees of any Covenant Party or any of its Restricted Subsidiaries incurred in the ordinary course of business;

(i)    Indebtedness consisting of promissory notes issued by any Covenant Party or any of its Restricted Subsidiaries to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of NHF or any direct or indirect parent of NHF permitted by Section 7.06;

(j)    Indebtedness incurred by any Covenant Party or any of its Restricted Subsidiaries in a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments;

(k)    Indebtedness consisting of obligations of any Covenant Party or any of its Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with Permitted Acquisitions or any other Investment expressly permitted hereunder;

(l)    Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(m)    Indebtedness of any Covenant Party or any of its Restricted Subsidiaries, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, would not exceed $400,000,000;

(n)    Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(o)    Indebtedness incurred by any Covenant Party or any of its Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within thirty (30) days following the incurrence thereof;

(p)    obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by any Covenant Party or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(q)    Indebtedness constituting the Senior Subordinated Debt and/or the Senior Unsecured Debt;

(r)    Indebtedness supported by a “Letter of Credit” under and as defined in the Existing Credit Agreement on the Closing Date, in a principal amount not to exceed the face amount of such “Letter of Credit”;

(s)    Indebtedness of non-Guarantor Subsidiaries incurred in the ordinary course of business on ordinary business terms in an aggregate principal amount outstanding not to exceed $75,000,000 at any time;

(t)    Indebtedness of the Covenant Parties or the Restricted Subsidiaries (i) assumed in connection with any Permitted Acquisition or (ii) incurred to finance a Permitted Acquisition, in each case, that is secured only by the assets or business acquired in the applicable Permitted Acquisition (including any acquired Equity Interests of a Person and including, for the avoidance of doubt, the assets owned by such Person) and so long as both immediately prior and after giving effect thereto, (A) no Default shall exist or result therefrom and (B) the aggregate principal amount of such Indebtedness and all Indebtedness resulting from any Permitted Refinancing thereof at any time outstanding pursuant to this paragraph (t) does not exceed $200,000,000;

(u)    Indebtedness in connection with a Permitted Receivables Financing;

(v)    (i) Indebtedness incurred pursuant to a Permitted Debt Offering to the extent the Net Proceeds therefrom are applied to the prepayment of Term Loans in the manner set forth in Section 2.05; (ii) other Indebtedness incurred pursuant to a Permitted Debt Offering so long as the aggregate principal amount of such Indebtedness at the time of issuance or incurrence, does not exceed the Maximum Incremental Facilities Amount on a Pro Forma Basis; and (iii) any Permitted Refinancing of the foregoing;

(w)    [reserved];

(x)    other Indebtedness so long as at the time any such Indebtedness is issued or incurred, the Total Leverage Ratio calculated on a Pro Forma Basis is less than or equal to 6.50 to 1.00;

(y)    all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (x) above;

(z)    Indebtedness and commitments outstanding under the Existing Credit Agreement on the Closing Date and Permitted Refinancings thereof; and

(aa)    Indebtedness (other than debt for borrowed money owed to lenders other than any Nielsen Holdings or any of its Subsidiaries) created, incurred or assumed to give effect to the Connect Transactions.

Section 7.04    Fundamental Changes.

None of the Covenant Parties or any of their Restricted Subsidiaries shall merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (other than Nielsen Holdings or any of its Subsidiaries to give effect to the Connect Transactions, and for the avoidance doubt, not, directly or indirectly, to any Person that is not Nielsen Holdings or a Subsidiary of Nielsen Holdings), except that:

(a)    any Restricted Subsidiary (other than a Borrower) may merge with (i) any Borrower (including a merger, the purpose of which is to reorganize such Borrower into a new jurisdiction); provided that such Borrower shall be the continuing or surviving Person or (ii) any Covenant Party or one or more other Restricted Subsidiaries; provided that when any Person that is a Loan Party is merging with a Restricted Subsidiary, a Loan Party shall be the continuing or surviving Person;

(b)    (i) any Subsidiary that is not a Loan Party may merge or consolidate with or into any other Subsidiary that is not a Loan Party and (ii) any Subsidiary (other than a Covenant Party) may liquidate or dissolve or change its legal form if Nielsen determines in good faith that such action is in the best interest of Nielsen and its Subsidiaries and if not materially disadvantageous to the Lenders (it being understood that in the case of any change in legal form, a Subsidiary that is a Guarantor will remain a Guarantor unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder);

(c)    any Covenant Party or Restricted Subsidiary (other than a Borrower) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to a Covenant Party or to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then (i) the transferee must be a Guarantor or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Sections 7.02 (other than Section 7.02(e)) and 7.03, respectively;

(d)    so long as no Default exists or would result therefrom, any Borrower may merge with any other Person; provided that (i) such Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not such Borrower (any such Person, the “Successor Company”), (A) the Successor Company shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (or, in the case of the Dutch Borrower, an entity organized or existing under the laws of The Netherlands), (B) the Successor Company shall expressly assume all the obligations of such Borrower under this Agreement and the other Loan Documents to which such Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) each Guarantor, unless it is the other party to such merger or consolidation, shall have confirmed that its Guarantee shall apply to the

Successor Company’s obligations under the Loan Documents, (D) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement and other applicable Collateral Documents confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Loan Documents, (E) each mortgagor of a mortgaged property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Loan Documents, and (F) such Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement; provided, further, that if the foregoing are satisfied, the Successor Company will succeed to, and be substituted for, such Borrower under this Agreement;

(e)    so long as no Default exists or would result therefrom, any Covenant Party or any Restricted Subsidiary (other than a Borrower) may merge with any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided that the continuing or surviving Person shall be a Covenant Party or a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 6.11; and

(f)    so long as no Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05.

Section 7.05    Dispositions.

None of the Covenant Parties or any of their Restricted Subsidiaries shall, directly or indirectly, make any Disposition or enter into any agreement to make any Disposition (other than as part of or in connection with the Transaction), except:

(a)    Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of any Covenant Party or any of its Restricted Subsidiaries;

(b)    Dispositions of inventory and immaterial assets in the ordinary course of business;

(c)    Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d)    Dispositions of property to any Covenant Party or any Restricted Subsidiary; provided that if the transferor of such property is a Loan Party, (i) the transferee thereof must be a Loan Party or (ii) if such transaction constitutes an Investment, such transaction is permitted under Section 7.02;

(e)    Dispositions permitted by Sections 7.04 and 7.06 and Liens permitted by Section 7.01;

(f)    Dispositions of property pursuant to sale-leaseback transactions; provided that (i) with respect to such property owned by any Covenant Party or any of its Restricted

Subsidiaries on the Closing Date, the fair market value of all property so Disposed of after the Closing Date shall not exceed $150,000,000 and (ii) with respect to such property acquired by any Covenant Party or any of its Restricted Subsidiaries after the Closing Date, the applicable sale-leaseback transaction occurs within two hundred and seventy (270) days after the acquisition or construction (as applicable) of such property;

(g)    Dispositions of Cash Equivalents;

(h)    leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and which do not materially interfere with the business of any Covenant Party or any of its Restricted Subsidiaries;

(i)    transfers of property subject to Casualty Events;

(j)    Dispositions of property not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default exists), no Event of Default shall exist or would result from such Disposition (other than, solely in the case of the Connection Disposition, under Section 8.01(c) and (d)) and (ii) with respect to any Disposition pursuant to this clause (j) for a purchase price in excess of $25,000,000, any Covenant Party or any of its Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Section 7.01(f), (k), (p), (q) and clauses (i) and (ii) of Section 7.01(r)); provided, however, that for the purposes of this clause (ii), (A) any liabilities (as shown on the Company’s most recent balance sheet provided hereunder or in the footnotes thereto) of such Covenant Party or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Covenant Parties and all of their Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by such Covenant Party or the applicable Restricted Subsidiary from such transferee that are converted by such Covenant Party or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition and (C) any Designated Non-Cash Consideration received by the Covenant Parties or such Restricted Subsidiary in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not in excess of 2.5% of the Total Assets of the Covenant Parties and the Restricted Subsidiaries at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash;

(k)    Dispositions listed on Schedule 7.05(k);

(l)    the direct or indirect Disposition of any Equity Interests in, or any property or assets of, BME;

(m)    (i) Dispositions of Receivables Assets in connection with any Permitted Receivables Financing and (ii) Dispositions of Receivables Assets or discounting of customer invoices in the ordinary course of business including through supply chain financing services;

(n)    any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater value or usefulness to the business of the Company and its Subsidiaries as a whole, as determined in good faith by the management of Nielsen;

(o)    Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(p)    Dispositions among the Covenant Parties and their Restricted Subsidiaries consisting of the termination, forgiveness, contribution or other disposition of any intercompany note (or replacement thereof) existing on the Closing Date; provided that if the transferor of such property or the foregivor of a debt is a Loan Party, (i) the transferee or foregivee thereof must be a Loan Party or (ii) if such transaction constitutes an Investment, such transaction is permitted under Section 7.02; and

(q)    Dispositions solely among Nielsen Holdings and any of its Subsidiaries (including among its Subsidiaries) made to give effect to the Connect Transactions;

provided that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Sections 7.05(e) and (i) and except for Dispositions from a Loan Party to any other Loan Party) shall be for no less than the fair market value of such property at the time of such Disposition. To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent or the Collateral Agent, as applicable, shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

Section 7.06    Restricted Payments.

None of the Covenant Parties shall, nor shall any Covenant Party permit any of its Restricted Subsidiaries to, directly or indirectly, declare or make, directly or indirectly, any Restricted Payment, except:

(a)    each Restricted Subsidiary may make Restricted Payments to any Covenant Party, and other Restricted Subsidiaries of any Covenant Parties (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to any Covenant Party and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b)    any Covenant Party and each Restricted Subsidiary may declare and make dividend payments or other Restricted Payments payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of such Person;

(c)    [reserved];

(d)    so long as no Default shall have occurred and be continuing or would result therefrom, from and after the date Nielsen delivers an irrevocable written notice to the Administrative Agent stating that Restricted Payments will be made to fund cash interest payments required to be made by the Company (the “Company Restricted Payments Election”), such Restricted Payments may be made;

(e)    to the extent constituting Restricted Payments, any Covenant Party and its Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.04 or 7.08 other than Section 7.08(f) or 7.08(l);

(f)    repurchases of Equity Interests in any Covenant Party or any Restricted Subsidiary of a Covenant Party deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(g)    each of the Covenant Parties may pay (or make Restricted Payments to allow the Company or any other direct or indirect parent of the Covenant Parties to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of such Covenant Party (or of the Company or any other such parent of such Covenant Party) by any future, present or former employee or director of such Covenant Party (or the Company or any other direct or indirect parent of such Covenant Party) or any of its Subsidiaries pursuant to any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee or director of such Covenant Party (or the Company or any other direct or indirect parent of such Covenant Party) or any of its Restricted Subsidiaries;

(h)    the Covenant Parties may make Restricted Payments following the Closing Date in an aggregate amount equal to (x) $250,000,000, plus, if the Total Leverage Ratio calculated on a Pro Forma Basis is less than or equal to 7.00 to 1.00, (y) the portion, if any, of the Cumulative Credit on such date that Nielsen elects to apply to this paragraph, such election to be specified in a written notice of a Responsible Officer of Nielsen calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; provided that with respect to any Restricted Payment made pursuant to clause (y) above, no Default has occurred and is continuing or would result therefrom;

(i)    the Covenant Parties and the Restricted Subsidiaries may make Restricted Payments to the Company or any other direct or indirect parent of the Covenant Parties:

(i)    to pay its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business and attributable to the ownership or operations of the Covenant Parties and their Restricted Subsidiaries so long as allocable to such entity in accordance with GAAP, Transaction Expenses and any reasonable and customary indemnification claims made by directors or officers of such parent attributable to the ownership or operations of the Covenant Parties and their Restricted Subsidiaries;

(ii)    the proceeds of which shall be used by such parent to pay franchise taxes and other fees, taxes and expenses required to maintain its (or any of its direct or indirect parents’) corporate existence;

(iii)    to pay (a) value-added taxes or (b) federal, foreign, state or local income taxes, in each case, of any consolidated, combined or similar tax group of which a direct or indirect parent of NHF is the common parent, to the extent such taxes are attributable to NHF and/or its Restricted Subsidiaries; provided that, the amount of such payments made in respect of any taxable year shall not exceed the amount that NHF and/or its applicable Restricted Subsidiaries would have been required to pay in respect of such value-added taxes or such federal, foreign, state and/or local income taxes (as applicable), as the case may be, if such entities were corporations paying taxes separately from any parent entity at the highest combined applicable value-added or federal, foreign, state and/or local income tax rate (as applicable), as the case may be, for such taxable year (it being understood and agreed that if any Covenant Party or Restricted Subsidiary pays any such value-added taxes or federal, foreign, state or local income taxes directly to such taxing authority, that a Restricted Payment in duplication of such amount shall not be permitted to be made pursuant to this clause (iii));

(iv)    to finance any Investment that would be permitted to be made pursuant to Section 7.02 if such parent were subject to such section; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Covenant Parties or the Restricted Subsidiaries or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into the Company or its Restricted Subsidiaries in order to consummate such Permitted Acquisition or Investment, in each case, in accordance with the requirements of Section 6.11;

(v)    the proceeds of which shall be used by such parent to pay fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering or to any merger or acquisition transaction permitted by this Agreement;

(vi)    the proceeds of which shall be used to repurchase, redeem, retire or otherwise acquire the 7% preference shares of the Company in existence on the Closing Date (at a per share price of no more than the face amount of such shares);

(j)    any Restricted Payment of the proceeds of Indebtedness incurred to refinance Indebtedness outstanding pursuant to Section 7.03(b)(i) and to pay accrued and unpaid interest, premium, fee and expenses related thereto;

(k)    after a Qualified IPO, (i) any Restricted Payment to the Company or any other direct or indirect parent of the Covenant Parties to pay listing fees and other costs and expenses attributable to being a publicly traded company which are reasonable and customary and (ii) Restricted Payments of up to 6% per annum of the net proceeds received by (or contributed to) the Covenant Parties and their Restricted Subsidiaries from such Qualified IPO;

(l)    the non-cash forgiveness, cancellation, termination or disposition of the Transactions Intercompany Obligations;

(m)    [reserved];

(n)    other Restricted Payments, so long as at the time of making any such Restricted Payment, the Total Leverage Ratio calculated on a Pro Forma Basis is less than or equal to 4.75 to 1.00; and

(o)    any Restricted Payments declared or made to give effect to the Connect Transactions.

Section 7.07    Change in Nature of Business.

None of the Covenant Parties shall, nor shall they permit any of their Restricted Subsidiaries to, directly or indirectly, (a) engage in any material line of business substantially different from those lines of business conducted by any such Covenant Party or Restricted Subsidiary on the Closing Date or any business reasonably related or ancillary thereto and (b) except in the case of a Special Purpose Receivables Subsidiary, enter into any Permitted Receivables Financings.

Section 7.08    Transactions with Affiliates.

None of the Covenant Parties shall, nor shall they permit any of their Restricted Subsidiaries to, directly or indirectly, enter into any transaction of any kind with any Affiliate of a Covenant Party, whether or not in the ordinary course of business, other than (a) transactions among any Covenant Party and its Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction, (b) on terms substantially as favorable to such Covenant Party or such Restricted Subsidiary as would be obtainable by such Covenant Party or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (c) [reserved], (d) [reserved], (e) the payment of management, transaction and monitoring fees in an aggregate amount not to exceed the amounts permitted to be paid pursuant to the Sponsor Management Agreements as in effect on the Closing Date and related indemnities and reasonable expenses, (f) equity issuances, repurchases, retirements or other acquisitions or retirements of Equity Interests by the Covenant Parties permitted under Section 7.06, (g) loans and other transactions by any Covenant Party and its Restricted Subsidiaries to the extent permitted under this Article VII, (h) employment and severance arrangements between any Covenant Party and its Restricted Subsidiaries and their respective officers and employees in the ordinary course of business, (i) payments by any Covenant Party (and any direct or indirect parent thereof) pursuant to the tax sharing agreements among such Covenant Party (and any such parent thereof) and the Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of such Covenant Party and such Restricted Subsidiaries, (j) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, officers and employees of any Covenant Party and its Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of such Covenant Party and its Restricted Subsidiaries, (k) transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 7.08 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (l) dividends, redemptions and repurchases permitted under Section 7.06, (m) transactions in connection with a Permitted Receivables Financing, (n) transactions in connection with a Permitted Debt Offering in which a non-Affiliate participates on substantially the same terms, (o) customary payments by any Covenant Party and any of its Restricted Subsidiaries to Valcon or the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by the majority of the members of the board of directors or a majority of the disinterested members of the board of directors of a Covenant Party, in good faith and (p) transactions to give effect to the Connect Transactions.

Section 7.09    Burdensome Agreements.

None of the Covenant Parties shall, nor shall they permit any of their Restricted Subsidiaries to, enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of (a) any Restricted Subsidiary of the Covenant Parties that is not a Guarantor to make Restricted Payments to any Borrower or any Guarantor or (b) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Facilities and the Obligations or under the Loan Documents; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations which (i)(x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 and (y) to the extent Contractual Obligations permitted by the preceding clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of such Contractual Obligation, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Covenant Parties, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Covenant Parties; provided further that this clause (ii) shall not apply to Contractual Obligations that are binding on a Person that becomes a Restricted Subsidiary pursuant to Section 6.14, (iii) represent Indebtedness of a Restricted Subsidiary of the Covenant Parties which is not a Loan Party which is permitted by Section 7.03, (iv) arise in connection with any Disposition permitted by Section 7.04 or 7.05 and relate solely to the assets or Person subject to such Disposition, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by such Indebtedness (and excluding in any event any Indebtedness constituting any Junior Financing), (vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03(e) to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Covenant Parties or any Restricted Subsidiary, (x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (xi) are contained in any Permitted Receivables Document with respect to any Special Purpose Receivables Subsidiary, (xii) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (xiii) are in documents related to any Indebtedness permitted under Section 7.03 and are not materially more restrictive, taken as a whole, than the terms of the Loan Documents and (xiv) are entered into to give effect to the Connect Transactions.

Section 7.10    Use of Proceeds.

No Borrower shall use the proceeds of any Credit Extension, whether directly or indirectly, in any manner other than as follows:

(a)    on or after the Closing Date, the proceeds of the Term Loans will be used, directly or indirectly, to repay Existing Indebtedness or for general corporate purposes; and

(b)    for any other purpose contemplated to otherwise fund the Transactions.

The Borrowers confirm and shall ensure that no proceeds of any Credit Extension have been or will be used either directly or indirectly in a manner which would constitute a “use of proceeds in Switzerland” as interpreted by the Swiss tax authorities for purposes of Swiss Withholding Tax, except and to the extent that a written confirmation or tax ruling countersigned by the Swiss Federal Tax Administration (Eidgenössische Steuerverwaltung) has been obtained (in a form satisfactory to the Administrative Agent) confirming that the intended “use of proceeds in Switzerland” does not result in any interest payments in respect of any Credit Extension becoming subject to a withholding or deduction for Swiss Withholding Tax.

No Borrower shall directly or, to its knowledge, indirectly, use the proceeds of any Loans (A) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or (B) in any manner that will result in a violation by any Lender of any Sanctions.

Section 7.11    [Reserved].

Section 7.12    Accounting Changes.

The Covenant Parties shall not make any change in their fiscal year (other than in connection with a change in accounting practices pursuant to Section 6.01); provided, however, that the Covenant Parties may, upon written notice to the Administrative Agent, change their fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, Nielsen and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

Section 7.13    Prepayments, Etc. of Indebtedness.

(a)    None of the Covenant Parties shall, nor shall they permit any of their Restricted Subsidiaries to, directly or indirectly, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled interest shall be permitted) the Senior Subordinated Debt, any subordinated Indebtedness incurred under Section 7.03(g) or any other Indebtedness that is required to be subordinated to the Obligations pursuant to the terms of the Loan Documents but excluding any Existing Indebtedness (collectively, “Junior Financing”) or make any payment in violation of any subordination terms of any Junior Financing Documentation, except (i) the refinancing thereof with the Net Proceeds of any Indebtedness (to the extent such Indebtedness constitutes a Permitted Refinancing and, if such Indebtedness was originally incurred under Section 7.03(g), is permitted pursuant to Section 7.03(g)), to the extent not required to prepay any Loans pursuant to Section 2.05(b), (ii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of the Company or any of its direct or indirect parents, (iii) the prepayment of Indebtedness of any Covenant Party or any Restricted Subsidiary of a Covenant Party to the extent permitted by the Collateral Documents, (iv) any payments in respect of Senior Subordinated Debt constituting bridge loans with the proceeds of any other Junior Financing and (v) following the Closing Date, prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity in an aggregate amount not to exceed $250,000,000 plus, if the Total Leverage Ratio calculated on a Pro Forma Basis is less than or equal to 7.00 to 1.00, the portion, if any, of the Cumulative Credit on such date that Nielsen elects to apply to this paragraph, such election to be specified in a written notice of a Responsible Officer of Nielsen calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied and (vi) other prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity, so long as at the time of making any such prepayment, redemption, purchase, defeasance or other payment, the Total Leverage Ratio calculated on a Pro Forma Basis is less than or equal to 4.75 to 1.00.

(b)    None of the Covenant Parties shall, nor shall they permit any of their Restricted Subsidiaries to, directly or indirectly, amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Junior Financing Documentation without the consent of the Administrative Agent (which consent shall not be unreasonably withheld).

Section 7.14    Permitted Activities.

With respect to Covenant Parties and their Restricted Subsidiaries, engage (directly or indirectly) in any business other than those businesses in which Covenant Parties and their Restricted Subsidiaries are engaged on the Closing Date (or which are substantially related or ancillary thereto or are reasonable extensions thereof).

ARTICLE VIII.

Events of Default and Remedies

Section 8.01    Events of Default.

Any of the following shall constitute an event of default (an “Event of Default”), subject to Section 8.02:

(a)    Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b)    Specific Covenants. Any Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a) or 6.05(a) (solely with respect to the Borrowers) or Article VII; or

(c)    Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after notice thereof by the Administrative Agent to the Borrowers; or

(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; provided that no Event of Default shall occur under this paragraph (d) by reason of any representation set out in Section 5.20 being untrue in any material respect as a result of any applicable Lender’s representation under Section 10.22 as to its status as a Non-Public Lender being untrue (but without prejudice to the rights of the Agents and the Lenders under this Agreement other than under this paragraph (d) or under applicable Law and without prejudice to any other Event of Default which may occur by reason of any representation set out in Section 10.22 being untrue in any material respect or otherwise by reason of a Lender not being a Non-Public Lender); or

(e)    Cross-Default. Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to (x) secured Indebtedness that becomes due or is mandatorily redeemable as a result of the voluntary sale or transfer of the property or assets, event of loss in each case relating to assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness, or (y) Indebtedness that is convertible into Equity Interests and converts to Equity Interests in accordance with its terms, or (z) any Indebtedness permitted to exist or be incurred under the terms of this Agreement that is required to be repurchased, prepaid, acquired, defeased or redeemed or with respect to which an offer to repurchase, prepay, defease or redeem such Indebtedness is required to be made, in each case, in connection with any asset sale event, casualty, eminent domain or condemnation event or change of control in such Indebtedness giving rise to such requirement to repurchase, prepay, acquire, defease or redeem or offer to repurchase, prepay, defease or redeem such Indebtedness, in each case, in the absence of any default thereunder; or

(f)    Insolvency Proceedings, Etc. Any Loan Party or any Restricted Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g)    Inability to Pay Debts; Attachment. (i) Any Loan Party or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts in excess of the Threshold Amount as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Borrowers and the Restricted Subsidiaries, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h)    Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(i)    Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or as a result of acts or omissions by the Administrative Agent or Collateral Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan

Document or the validity or priority of a Lien as required by the Collateral Documents on a material portion of the Collateral; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; or

(j)    Change of Control. There occurs any Change of Control; or

(k)    Collateral Documents. Any Collateral Document shall for any reason (other than pursuant to the terms thereof, including as a result of a transaction not prohibited under this Agreement) cease to create a valid and perfected Lien, with the priority required by the Collateral Documents on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, (i) except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements (or similar filings outside the United States) and (ii) except for any failure due to foreign Laws, rules and regulations as they relate to pledges of Equity Interests in Foreign Subsidiaries (other than pledges made under Laws of the applicable jurisdiction of formation of such Foreign Subsidiary) and (iii) except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage; or

(l)    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of a Loan Party or a Restricted Subsidiary under Title IV of ERISA in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, or (ii) a Loan Party, any Restricted Subsidiary or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan which has resulted or would reasonably be expected to result in liability of a Loan Party or a Restricted Subsidiary in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect.

Section 8.02    Remedies upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:

(i)    declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments shall be terminated;

(ii)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(iii)    [reserved]; and

(iv)    subject to the Intercreditor Agreement, exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to Nielsen under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

Section 8.03    Exclusion of Immaterial Subsidiaries; Certain Dutch Matters.

(a)    Solely for the purpose of determining whether a Default or Event of Default has occurred under clause (f) or (g) of Section 8.01, any reference in any such clause to any Restricted Subsidiary or Loan Party shall be deemed not to include any Restricted Subsidiary affected by any event or circumstances referred to in any such clause that did not, as of the last day of the most recent completed fiscal quarter of Nielsen, have assets with a value in excess of five percent (5%) of the consolidated total assets of the Covenant Parties and the Restricted Subsidiaries and did not, as of the four quarter period ending on the last day of such fiscal quarter, have revenues exceeding five percent (5%) of the total revenues of the Covenant Parties and the Restricted Subsidiaries (it being agreed that all Restricted Subsidiaries affected by any event or circumstance referred to in any such clause shall be considered together, as a single consolidated Restricted Subsidiary, for purposes of determining whether the condition specified above is satisfied).

(b)    For the avoidance of doubt, no legal proceeding or other procedure under the laws of The Netherlands shall constitute a Default or Event of Default under clause (f) of Section 8.01, unless the following shall have also occurred under Dutch law:

(i)    bankruptcy (faillissement), suspension of payments (surséance van betaling) or any other procedure having the effect that the entity to which it applies loses the free management or ability to dispose of its property (irrespective of whether that procedure is provisional or final); or

(ii)    dissolution (ontbinding) or any other procedure having the effect that the entity to which it applies ceases to exist.

Section 8.04    Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order (to the fullest extent permitted by mandatory provisions of applicable Law):

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent or the Collateral Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Secured Parties in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrowers or as otherwise required by Law.

ARTICLE IX.

Administrative Agent and Other Agents

Section 9.01    Appointment and Authorization of Agents.

(a)    Each Lender hereby irrevocably appoints, designates and authorizes each of the Administrative Agent and the Collateral Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, neither the Administrative Agent nor the Collateral Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent or the Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)    [Reserved].

(c)    Each of the Secured Parties hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or on trust for and to enter into any “Parallel Debt” as defined in the Collateral Documents governed by Dutch law) such Secured Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article IX (including, Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto.

Section 9.02    Delegation of Duties.

Each of the Administrative Agent and the Collateral Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact, including for the purpose of any Borrowings or payments in Alternative Currencies, such sub-agents as shall be deemed necessary by the Administrative Agent or the Collateral Agent, as the case may be, and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction).

Section 9.03    Liability of Agents.

No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or Participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or the Collateral Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

Section 9.04    Reliance by Agents.

(a)    Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other

Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b)    For purposes of determining compliance with the conditions specified in Section 4.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 9.05    Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or any Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 9.06    Credit Decision; Disclosure of Information by Agents.

Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to any Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates which may come into the possession of any Agent-Related Person.

Section 9.07    Indemnification of Agents.

Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities (as defined below) incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each of the Administrative Agent and the Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent or the Collateral Agent, as the case may be, in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent or the Collateral Agent, as the case may be, is not reimbursed for such expenses by or on behalf of the Loan Parties. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent or the Collateral Agent, as the case may be.

Section 9.08    Agents in Their Individual Capacities.

Citibank, N.A. and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrowers and their respective Affiliates as though Citibank, N.A. were not the Administrative Agent or the Collateral Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Citibank, N.A. or its Affiliates may receive information regarding the Borrowers or their respective Affiliates (including information that may be subject to confidentiality obligations in favor of any such Borrower or such Affiliate) and acknowledge that neither the Administrative Agent nor the Collateral Agent shall be under any obligation to provide such information to them. With respect to its Loans, Citibank, N.A. and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or the Collateral Agent, and the terms “Lender” and “Lenders” include Citibank, N.A. in its individual capacity. Any successor to Citibank, N.A. as the Administrative Agent or the Collateral Agent shall also have the rights attributed to Citibank, N.A. under this paragraph.

Section 9.09    Successor Agents.

Each of the Administrative Agent and the Collateral Agent may resign as the Administrative Agent or the Collateral Agent, as applicable, upon thirty (30) days’ notice to the Lenders and Nielsen. If the Administrative Agent or the Collateral Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by Nielsen at all times other than during the existence of an Event of Default (which consent of Nielsen shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent or the Collateral Agent, as applicable, the Administrative Agent or the Collateral Agent, as applicable, may appoint, after consulting with the Lenders and Nielsen, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent or retiring Collateral Agent and the term “Administrative Agent” or “Collateral Agent” shall mean such successor administrative agent or collateral agent and/or Supplemental Agent, as the case may be, and the retiring Administrative Agent’s or Collateral Agent’s appointment, powers and duties as the Administrative Agent or Collateral Agent shall be terminated. After the retiring Administrative Agent’s or the Collateral Agent’s resignation hereunder as the Administrative Agent or Collateral Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent or Collateral Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent or the Collateral Agent by the date which is thirty (30) days following the retiring Administrative Agent’s or Collateral Agent’s notice of resignation, the retiring Administrative Agent’s or the retiring Collateral Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent or Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent or Collateral Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that Section 6.11 is satisfied, the Administrative Agent or Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent or Collateral Agent, and the retiring Administrative Agent or Collateral Agent shall be discharged from its duties and obligations under the Loan Documents. After the retiring Administrative Agent’s or Collateral Agent’s resignation hereunder as the Administrative Agent or the Collateral Agent, the provisions of this Article IX shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent or the Collateral Agent.

Section 9.10    Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower or the Collateral Agent) shall be (to the fullest extent permitted by mandatory provisions of applicable Law) entitled and empowered, by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Collateral Agent and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Collateral Agent and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Collateral Agent and the Administrative Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, curator, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent or the Collateral Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent or the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent or the Collateral Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11    Collateral and Guaranty Matters.

The Lenders irrevocably agree:

(a)    that any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document shall be automatically released (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations not yet accrued and payable), (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person other than a Person required to grant a Lien to the Administrative Agent or the Collateral Agent under the Loan Documents (or, if such transferee is a Person required to grant a Lien to the Administrative Agent or the Collateral Agent on such asset, at the option of the applicable Loan Party, such Lien on such asset may still be released in connection with the transfer so long as (x) the transferee grants a new Lien to the Administrative Agent or Collateral Agent on such asset substantially concurrently with the transfer of such asset, (y) the transfer is between parties organized under the laws of different jurisdictions and at least one of such parties is a Foreign Subsidiary and (z) the priority of the new Lien is the same as that of the original Lien), (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below or (v) upon the terms of the Collateral Documents or the Intercreditor Agreement or any other intercreditor agreement entered into pursuant hereto;

(b)    To release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i);

(c)    That any Guarantor shall be automatically released from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of the Senior Subordinated Debt, the Senior Unsecured Debt, the Existing Credit Agreement or any Junior Financing; and

(d)    That each of the Administrative Agent and the Collateral Agent are authorized to enter into the Intercreditor Agreement (including any joinders thereto) and any other intercreditor agreement it deems reasonable in connection with any Permitted Debt Offering (of junior lien priority or otherwise) and that if any such intercreditor agreement is posted to the Lenders three (3) Business Days before being executed and the Required Lenders shall not have objected to such intercreditor agreement the Required Lenders shall be deemed to agree that the Administrative Agent’s or the Collateral Agent’s entry into such intercreditor agreement is reasonable and to have consented to such intercreditor agreement and such Agent’s execution thereof.

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Administrative Agent or the Collateral Agent will (and each Lender irrevocably authorizes the Administrative Agent and the Collateral Agent to), at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as the Borrowers may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

Section 9.12    Other Agents; Arrangers and Managers.

None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “co-syndication agent,” “co-documentation agent,” “joint bookrunner” or “arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 9.13    Appointment of Supplemental Agents.

(a)    It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent or the Collateral Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent and the Collateral Agent are hereby authorized to appoint an additional individual or institution selected by the Administrative Agent or the Collateral Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Agent” and collectively as “Supplemental Agents”).

(b)    In the event that the Collateral Agent appoints a Supplemental Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the

Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Agent to the extent, and only to the extent, necessary to enable such Supplemental Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Agent shall run to and be enforceable by either the Collateral Agent or such Supplemental Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Agent and all references therein to the Collateral Agent shall be deemed to be references to the Collateral Agent and/or such Supplemental Agent, as the context may require.

(c)    Should any instrument in writing from any Loan Party be required by any Supplemental Agent so appointed by the Administrative Agent or the Collateral Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, such Loan Party shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent or the Collateral Agent. In case any Supplemental Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Agent.

Section 9.14    Withholding Taxes.

To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If any taxing authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate documentation was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall, within ten (10) days after written demand therefor, indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any Borrower or any Guarantor pursuant to Section 3.01) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.14. The agreements in this Section 9.14 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations.

ARTICLE X.

Miscellaneous

Section 10.01    Amendments, Etc.

Except as otherwise set forth in this Agreement (including as set forth in Sections 3.03(b) and (c)), no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and such Loan Party and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such amendment, waiver or consent shall:

(a)    extend or increase the Commitment of any Lender without the written consent of each Lender holding such Commitment (it being understood that a waiver of any condition precedent or of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b)    postpone any date scheduled for, or reduce or forgive the amount of, any payment of principal or interest under Section 2.07 or 2.08 without the written consent of each Lender holding the applicable Obligation (it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest and it being understood that any change to the definition of “Total Leverage Ratio” or in the component definitions thereof shall not constitute a reduction or forgiveness in any rate of interest);

(c)    reduce or forgive the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document (or change the timing of payments of such fees or other amounts) without the written consent of each Lender holding such Loan or to whom such fee or other amount is owed (it being understood that any change to the definition of “Total Leverage Ratio” or in the component definitions thereof shall not constitute a reduction or forgiveness in any rate of interest); provided that, only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;

(d)    change any provision of this Section 10.01, the definition of “Required Lenders” or “Pro Rata Share” or Section 2.06(c), 2.12(a), 2.13 or 8.04 without the written consent of each Lender;

(e)    other than in connection with a transaction permitted under Section 7.04 or 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(f)    other than in connection with a transaction permitted under Section 7.04 or 7.05, release all or substantially all of the aggregate value of the Guarantees, without the written consent of each Lender;

(g)    without the written consent of the Required Class Lenders, adversely affect the rights of a Class in respect of payments or Collateral in a manner different to the effect of such amendment, waiver or consent on any other Class; or

(h)    amend the definition of “Interest Period” to allow intervals in excess of six (6) months without the agreement of each affected Lender without the written consent of each Lender affected thereby, and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Collateral Agent, as applicable, in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or the Collateral Agent, as applicable, under this Agreement or any other Loan Document and (ii) Section

10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC (as defined below) at the time of such amendment, waiver or other modification. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrowers and the Lenders providing the relevant Dollar Replacement Term Loans or Euro Replacement Term Loans (as defined below) to permit the refinancing of all outstanding dollar-denominated Term Loans of a Class (“Dollar Refinanced Term Loans”) or euro-denominated Term Loans of a Class (“Euro Refinanced Term Loans”) with a replacement Term Loan tranche denominated in Dollars (“Dollar Replacement Term Loans”) or denominated in Euros (“Euro Replacement Term Loans”), respectively, hereunder; provided that (a) the aggregate principal amount of such Dollar Replacement Term Loans or Euro Replacement Term Loans shall not exceed the aggregate principal amount of such Dollar Refinanced Term Loans or Euro Refinanced Term Loans, respectively, (b) the Applicable Rate for such Dollar Replacement Term Loans or Euro Replacement Term Loans shall not be higher than the Applicable Rate for such Dollar Refinanced Term Loans or Euro Refinanced Term Loans, respectively, (c) the Weighted Average Life to Maturity of such Dollar Replacement Term Loans or Euro Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Dollar Refinanced Term Loans or Euro Refinanced Term Loans, respectively, at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Term Loans) and (d) all other terms applicable to such Dollar Replacement Term Loans or Euro Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Dollar Replacement Term Loans or Euro Replacement Term Loans than, those applicable to such Dollar Refinanced Term Loans or Euro Refinanced Term Loans, respectively, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

Notwithstanding anything to the contrary contained in this Section 10.01, guarantees, collateral security documents and related documents executed by Foreign Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of Nielsen without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with the local Law or advice of local counsel, (ii) to cure ambiguities or defects, (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents. In addition, if the Existing Credit Agreement is amended pursuant to its terms such that Section 2.05(b) of the Existing Credit Agreements applies to Net Proceeds of any Indebtedness incurred in connection with a Connect Transaction, this Agreement shall be deemed to have been amended to incorporate such change to Section 2.05(b) of this Agreement thereby requiring the Term Loans to be prepaid on a pro rata basis with the Existing Term Loans with the proceeds of such distribution.

Section 10.02    Notices and Other Communications; Facsimile Copies.

(a)    General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)    if to the Borrowers or the Administrative Agent or the Collateral Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrowers, the Administrative Agent and the Collateral Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(c)), when delivered; provided that notices and other communications to the Administrative Agent or the Collateral Agent pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b)    [Reserved].

(c)    Reliance by Agents and Lenders. The Administrative Agent, the Collateral Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower in the absence of gross negligence or willful misconduct. All telephonic notices to the Administrative Agent or Collateral Agent may be recorded by the Administrative Agent or the Collateral Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03    No Waiver; Cumulative Remedies.

No failure by any Lender or the Administrative Agent or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 10.04    Attorney Costs and Expenses.

Each Borrower agrees (a) to pay or reimburse the Administrative Agent, the Collateral Agent, the Co-Syndication Agents, the Co-Documentation Agents and the Arrangers for all reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of Cahill Gordon & Reindel LLP, Linklaters LLP, Niederer Kraft Frey Ltd and Arthur Cox LLP, and (b) to pay or reimburse the Agents, the Arrangers and each Lender for all out-of-pocket costs and expenses incurred in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all respective Attorney Costs of counsel to the Administrative Agent and the Collateral Agent). The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other (reasonable, in the case of Section 10.04(a)) out-of-pocket expenses incurred by any Agent. The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid within ten (10) Business Days of receipt by the Borrowers of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.

Section 10.05    Indemnification by the Borrowers.

Whether or not the transactions contemplated hereby are consummated, the Borrowers shall, jointly and severally, indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, and directors, officers, employees, counsel, agents, trustees, investment advisors and attorneys-in-fact of each of the foregoing (collectively, the “Indemnitees”) from and against any and all liabilities, losses, damages, claims, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee reasonably relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment or Loan or the use or proposed use of the proceeds therefrom, or (c) any actual or alleged presence or Release of Hazardous Materials on or from any property currently or formerly owned or operated by the Loan Parties or any Subsidiary, or any Environmental Liability related in any way to the Loan Parties or any Subsidiary, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (any such actual or prospective claim, litigation, investigation or proceeding, a “Relevant Proceeding”) (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, losses, damages, claims, and expenses (i) resulted from the gross negligence or willful misconduct of such Indemnitee or of any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnitee, as determined by the final, non-appealable judgment of a court of competent jurisdiction or (ii) result from any claim, litigation, investigation or proceeding that does not involve an act or omission of you or any of your affiliates and that is brought by an Indemnitee against any other Indemnitee (other than any claim, litigation, investigation or proceeding brought by an Indemnitee against the Administrative Agent or any Lead Arranger in its capacity or in fulfilling its role as an agent or arranger or any other similar role hereunder). No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or the Borrowers or any Subsidiary have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, any Subsidiary of any Loan Party, any Loan Party’s directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents are consummated. All amounts due under this Section 10.05 shall be paid within ten (10) Business Days after demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 10.05. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent or the Collateral Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 10.06    Payments Set Aside.

To the extent that any payment by or on behalf of any Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall, to the fullest extent possible under provisions of applicable Law, be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

Section 10.07    Successors and Assigns.

(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no

Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (except as permitted by Section 7.04) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Assignee pursuant to an assignment made in accordance with the provisions of Section 10.07(b) (such an assignee, an “Eligible Assignee”), (ii) by way of participation in accordance with the provisions of Section 10.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(g) or (iv) to an SPC in accordance with the provisions of Section 10.07(h) (and any other attempted assignment or transfer by any party hereto shall be null and void) provided, in each case of any Loan to the Dutch Borrower, that the value of the rights assigned or transferred is at least EUR 100,000 (or its equivalent in other currencies) or the successor or assignee is a Non-Public Lender (if on the date of transfer it is a requirement of Dutch law that each successor or assignee who lends to a borrower incorporated under the laws of The Netherlands is a Non-Public Lender). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    (i) Subject to the conditions set forth in paragraphs (b)(ii) and (k) below, any Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)    Nielsen, provided that (x) Nielsen shall be deemed to have consented to an assignment of all or a portion of the Term Loans unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof, (y) no consent of Nielsen shall be required for (i) an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing, any Assignee and (ii) any assignment made in connection with the primary syndication of the Term Loans; and

(B)    the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment (i) of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund or (ii) to an Agent or an Affiliate of an Agent.

(ii)    Assignments shall be subject to the following additional conditions:

(A)    except in the case of (x) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, (y) any assignment made in connection with the primary syndication of the Term Loans or (z) an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than a Dollar Amount of $1,000,000 (in the case of a Dollar Term B-5 Loan) or €1,000,000 (in the case of a Euro Term B-3 Loan), and shall be in increments of a Dollar Amount $1,000,000 or €1,000,000 as applicable, in excess thereof unless each of Nielsen and the Administrative Agent otherwise consents; provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

provided that only one such fee shall be payable in the event of simultaneous assignments to or from two or more Approved Funds; provided, further, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any such assignment;

(C)    the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(D)    the value of the rights assigned or transferred is at least EUR 50,000 (or its equivalent in other currencies) or all Assignees of Loans to the Dutch Borrower shall qualify as a Non-Public Lender.

This paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis among such Facilities.

(c)    Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e).

(d)    The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e)    Any Lender may at any time, after consultation with Nielsen, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan

Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that requires the affirmative vote of such Lender. Subject to Section 10.07(f), the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(c) but shall not be entitled to recover greater amounts under such Sections than the selling Lender would be entitled to recover. To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(f)    A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Nielsen’s prior written consent. A Participant shall not be entitled to the benefits of Section 3.01 unless Nielsen is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01 as though it were a Lender.

(g)    Any Lender may, without the consent of the Borrowers or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)    Notwithstanding anything to the contrary contained herein and subject to the conditions set forth in paragraph (k) below, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Section 3.01, 3.04 or 3.05), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrowers and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i)    Notwithstanding anything to the contrary contained herein, without the consent of the Borrowers or the Administrative Agent, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(j)    [reserved].

(k)    Notwithstanding anything to the contrary contained herein, (x) any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to a Loan Party or any Subsidiary of a Loan Party and (y) any Loan Party or any Subsidiary of a Loan Party may, from time to time, purchase Term Loans, in each case, on a non-pro rata basis through (i) Dutch auction procedures open to all applicable Lenders on a pro rata basis in accordance with customary procedures to be agreed between Nielsen and the auction agent appointed by Nielsen or (ii) open market purchases; provided that any Term Loans acquired by a Loan Party or any Subsidiary of a Loan Party shall be retired and cancelled promptly upon the acquisition thereof and no Loan Party or Subsidiary of any Loan Party shall acquire any rights hereunder as a Lender including any rights to consent to any amendment under Section 10.01.

Section 10.08    Confidentiality.

Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ directors, officers, employees, trustees, investment advisors and agents, including accountants, legal counsel and other advisors or to any credit insurance provider relating to the Borrowers and their obligations (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to Nielsen), to any pledgee referred to in Section 10.07(g), counterparty to a Swap Contract, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; (f) with the written consent of Nielsen; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (h) to any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to Loan Parties and their Subsidiaries received by it from such Lender); or (j) in connection with the exercise of any remedies hereunder, under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement or rights hereunder or thereunder. In addition, the Agents and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from the Loan Parties relating to any

Loan Party or any Subsidiary or its business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08; provided that, in the case of information received from a Loan Party after the Closing Date, such information is clearly identified at the time of delivery as confidential or is delivered pursuant to Section 6.01, 6.02 or 6.03 hereof.

Section 10.09    Setoff.

In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates (and the Collateral Agent, in respect of any unpaid fees, costs and expenses payable hereunder) is authorized at any time and from time to time, without prior notice to the Borrowers, any such notice being waived by the Borrowers (on its own behalf and on behalf of each Loan Party and each of its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates or the Collateral Agent to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates or the Collateral Agent hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, the Collateral Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, the Collateral Agent and such Lender may have.

Section 10.10    Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.11    Counterparts.

This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier.

Section 10.12    Integration.

This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document (other than any Loan Documents expressly governed by the laws of The Netherlands), the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.13    Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

Section 10.14    Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.15    GOVERNING LAW.

THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT (OTHER THAN ANY LOAN DOCUMENTS (OR ANY PORTION THEREOF) EXPRESSLY GOVERNED BY THE LAWS OF ANOTHER JURISDICTION) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(a)    ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL (OR, IN THE CASE OF COLLATERAL DOCUMENTS GOVERNED BY LAWS OTHER THAN THOSE OF THE STATE OF NEW YORK, MAY) BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION (OR NON-EXCLUSIVE JURISDICTION IN THE CASE OF COLLATERAL DOCUMENTS GOVERNED BY LAWS OTHER THAN THOSE OF THE STATE OF NEW YORK) OF THOSE COURTS. EACH LOAN PARTY, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING

OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN TELECOPIER) IN SECTION 10.02. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.16    WAIVER OF RIGHT TO TRIAL BY JURY.

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.17    Binding Effect.

This Agreement shall become effective when it shall have been executed by the Loan Parties and the Administrative Agent shall have been notified by each Lender that each such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Loan Parties, each Agent and each Lender and their respective successors and assigns, in each case in accordance with Section 10.07 (if applicable) and except that no Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

Section 10.18    Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent, the Collateral Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or the Collateral Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or the Collateral Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or the Collateral Agent from the Borrowers in the Agreement Currency, each Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Collateral Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or the Collateral Agent in such currency, the Administrative Agent or the Collateral Agent agrees to return the amount of any excess to the applicable Borrower (or to any other Person who may be entitled thereto under applicable Law).

Section 10.19    Lender Action.

Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent. The provisions of this Section 10.19 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

Section 10.20    USA Patriot Act.

Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name, address and tax identification number of each Borrower and other information regarding such Borrower that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the USA Patriot Act. This notice is given in accordance with the requirements of the USA Patriot Act and is effective as to the Lenders and the Administrative Agent. The Loan Parties covenant to give the Lenders such information as they may reasonably request that is required by the USA Patriot Act or other applicable know your customer laws.

Section 10.21    Agent for Service of Process.

Each Foreign Subsidiary that is a Loan Party agrees that promptly following request by the Administrative Agent it will appoint and maintain an agent reasonably satisfactory to the Administrative Agent to receive service of process in New York City and the Loan Parties agree to cause the same to occur.

Section 10.22    Non-Public Lender Representations.

(a)    [Reserved].

(b)    If on the date on which an Assignee and/or a SPC and/or a successor to a Lender becomes a Lender to the Dutch Borrower, it is a requirement of Dutch law that such Assignee and/or SPC and/or successor is a Non-Public Lender, each Assignee and/or SPC and/or successor represents and warrants to the Dutch Borrower on the date on which it becomes a party to this Agreement as a Lender that it is a Non-Public Lender.

(c)    Each such Lender to the Dutch Borrower, Assignee and/or SPC and/or successor acknowledges that the Dutch Borrower has relied upon the representations and warranties in this Section 10.22.

Section 10.23    Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable;

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 10.24    Electronic Execution of Assignment and Certain Other Documents.

The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including, without limitation, Assignment and Assumptions, amendments or other Committed Loan Notices, waivers and consents) shall be deemed to include Electronic Signatures, electronic delivery, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent. Without limiting the generality of the foregoing, the Borrowers hereby (i) agree that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Loan Parties, electronic images of this Agreement or any other Loan Documents (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waive any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.

ARTICLE XI.

Guarantee

Section 11.01    The Guarantee.

Each Guarantor hereby jointly and severally with the other Guarantors guarantees, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of (i) the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code and (ii) any other Debtor Relief Laws) on the Loans made by the Lenders to, and the Notes held by each Lender of, any Borrower (other than such Guarantor), and all other Obligations from time to time owing to the Secured Parties by any Loan Party or Restricted Subsidiary under any Loan Document, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if the Borrowers or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 11.02    Obligations Unconditional.

The obligations of the Guarantors under Section 11.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrowers under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i)    at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii)    any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii)    the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv)    any Lien or security interest granted to, or in favor of, any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v)    the release of any other Guarantor pursuant to Section 11.09.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against Borrowers under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrowers and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against Borrowers or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 11.03    Reinstatement.

The obligations of the Guarantors under this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrowers or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 11.04    Subrogation; Subordination.

Each Guarantor hereby agrees that, until the payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement, it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 11.01, whether by subrogation or otherwise, against any Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party permitted pursuant to Section 7.03(b)(ii) or 7.03(d) shall be subordinated to such Loan Party’s Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness. For the avoidance of doubt, each Loan Party acknowledges and agrees that the Obligations shall constitute “Senior Indebtedness” as set forth in and for purposes of the Intercompany Note.

Section 11.05    Remedies.

The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrowers under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.02(a) (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.02(a)) for purposes of Section 11.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrowers and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrowers) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01.

Section 11.06    Instrument for the Payment of Money.

Each Guarantor hereby acknowledges that the guarantee in this Article XI constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 11.07    Continuing Guarantee.

The guarantee in this Article XI is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

Section 11.08    General Limitation on Guarantee Obligations.

In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 11.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 11.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 11.10) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 11.09    Release of Guarantors.

If, in compliance with the terms and provisions of the Loan Documents, all or substantially all of the Equity Interests or property of any Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a person or persons, none of which is a Loan Party, such Transferred Guarantor shall, upon the consummation of such sale or transfer, be automatically released from its obligations under this Agreement (including under Section 10.05 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Collateral Document and, in the case of a sale of all or substantially all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests to the Collateral Agent pursuant to the Collateral Documents shall be automatically released, and, so long as the Borrowers shall have provided the Agents such certifications or documents as any Agent shall reasonably request, the Collateral Agent shall take such actions as are necessary to effect each release described in this Section 11.09 in accordance with the relevant provisions of the Collateral Documents.

Section 11.10    Right of Contribution.

Each Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 11.04. The provisions of this Section 11.10 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent and the Lenders, and each Subsidiary Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

Section 11.11    Certain Dutch Matters.

Any obligation, guarantee, undertaking or security granted or assumed by a Person incorporated or organized under the laws of The Netherlands pursuant to this Agreement (including but not limited to this Article XI) or any other Loan Document or Secured Credit Document (as defined in the Intercreditor Agreement) shall be deemed not to be undertaken or incurred by such Person to the extent that the same would constitute unlawful financial assistance within the meaning of Section 2:98(c) of the Dutch Civil Code or any other applicable financial assistance rules under any relevant jurisdiction (the “Prohibition”) and the provisions of this Agreement, the other Loan Documents and the Secured Credit Documents (as defined in the Intercreditor Agreement) shall be construed accordingly. For the avoidance of doubt it is expressly acknowledged that the relevant Persons incorporated under the laws of The Netherlands will continue to guarantee and secure all such obligations which, if included, do not constitute a violation of the Prohibition.

Section 11.12    Subject to Intercreditor Agreement.

Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the Administrative Agent pursuant to the Collateral Documents are expressly subject to the Intercreditor Agreement and any other intercreditor agreement entered into pursuant hereto and (ii) the exercise of any right or remedy by the Administrative Agent hereunder or under the Intercreditor Agreement and any other intercreditor agreement entered into pursuant hereto is subject to the limitations and provisions of the Intercreditor Agreement and such other intercreditor agreement entered into pursuant hereto. In the event of any conflict between the terms of the Intercreditor Agreement or any other such intercreditor agreement and terms of this Agreement, the terms of the Intercreditor Agreement or such other intercreditor agreement, as applicable, shall govern. Each of the Secured Parties acknowledges and agrees to the terms of the Closing Date Joinders and hereby authorizes the Administrative Agent and Collateral Agent to enter into the Closing Date Joinders, as applicable.

Section 11.13    Keepwell.

Each Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 11.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 11.13, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 11.13 shall remain in full force and effect until the termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations not yet accrued and payable). Each Qualified ECP Guarantor intends that this Section 11.13 constitute, and this Section 11.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 11.14    Additional Borrowers.

Nielsen may at any time after the Closing Date designate any Subsidiary of the Company organized under the laws of Canada, Ireland, Luxembourg, Switzerland, the Netherlands or the United Kingdom (each such Subsidiary, a “Supplemental Subsidiary Borrower”) as a Borrower under any Incremental Term Loans, Extended Term Loans or Replacement Term Loan Facility and, in the event the currency of the jurisdiction of organization of such Supplemental Subsidiary Borrower is not Euro, may cause such Supplemental Subsidiary Borrower to borrow in the currency of its jurisdiction of organization in addition to any available currencies provided herein at such time; provided that (a) the Administrative Agent and the Lenders making the applicable loans and other extensions of credit have consented to the designation of such Supplemental Subsidiary Borrower as a Borrower hereunder with respect to such loans and other extensions of credit (it being understood that the consent of any other Lenders or the Required Lenders shall not be required) and (b) Nielsen shall have delivered to each Lender which requests the same information with respect to such Supplemental Subsidiary Borrower in accordance with Section 10.20. Upon the receipt by the Administrative Agent of a Borrowing Subsidiary Agreement substantially in the form of Exhibit 11.14A executed by the applicable Supplemental Subsidiary Borrower and a security agreement pledging the Equity Interests of such Supplemental Subsidiary Borrower under applicable Law from the owner of such Equity Interests and security agreements executed by such Supplemental Subsidiary Borrower pledging those assets of such Supplemental Subsidiary Borrower which are customarily pledged in connection with similar loans or extensions of credit under applicable Law in the jurisdiction in which such Supplemental Subsidiary Borrower is organized (but in all cases subject to the limitations and exclusions set forth in Section 6.11, which shall apply to any such pledge), such Supplemental Subsidiary Borrower shall be a Borrower and a party to this Agreement. It is understood and agreed that a pledge in respect of assets of, or Equity Interests in, a Supplemental Subsidiary Borrower organized in a jurisdiction other than the United States or any state thereof may consist of substantially less collateral than would otherwise be subject to a customary lien in respect of all assets of an entity organized under the laws of the United States or any state thereof. A Supplemental Subsidiary Borrower shall cease to be a Borrower hereunder at such time as no Loans, fees or any other amounts due in connection therewith pursuant to the terms hereof shall be outstanding by such Supplemental Subsidiary Borrower and such Supplemental Subsidiary Borrower and Nielsen shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination substantially in the form of Exhibit 11.14B. Without the consent of any other Agents or Lenders, the Administrative Agent and Nielsen may effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and Nielsen, to effect the provisions of this Section 11.14, including to add provisions regarding interest rate terms and definitions. Any Supplemental Subsidiary Borrower shall be a Guarantor with respect to Loans for which it is not a Borrower.

Section 11.15    Certain ERISA Matters.

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that none of the Administrative Agent, or any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(c)    The Administrative Agent and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 11.16    Certain Swiss Matters: Up-Stream and Cross-Stream Limitation.

(a)    Notwithstanding anything to the contrary in any Loan Document, the fulfilment of any guarantee, indemnity, subordination or similar obligation (including the Guarantee pursuant to ARTICLE XI of this Agreement) (the “Relevant Obligations”) of, and the application of proceeds from the enforcement of any security interest granted by, a Swiss Guarantor under any Loan Document to satisfy obligations of another Loan Party (other than obligations of any of such Swiss Guarantor’s wholly owned direct or indirect subsidiaries) (“Restricted Obligations”) shall, if the fulfilment of such obligation or the application of such proceeds would under applicable Swiss law not be permitted at such time, be limited to the maximum amount permitted by applicable Swiss law at the time of fulfilment or enforcement (as the case may be) (“Limitation”).

(b)    The Limitation shall not release a Swiss Guarantor from the fulfilment of its Relevant Obligations or the application of enforcement proceeds in excess of the Limitation, but merely postpone the performance date thereof until such time as it is again permitted notwithstanding the Limitation. The Swiss Guarantor shall take all action and cause all action to be taken to enable the fulfilment of its Relevant Obligations or the application of enforcement proceeds as soon as possible and in an amount as large as possible notwithstanding the Limitation. In particular, to the extent permitted by law and Swiss accounting standards and upon request by the Administrative Agent, the Swiss Guarantor shall:

(i)    prepare an up-to-date audited balance sheet;

(ii)    obtain confirmation from its auditors regarding the maximum amount of freely distributable equity of the Swiss Guarantor;

(iii)    obtain approval from its quotaholder(s) of the capital distribution;

(iv)    write up or sell any of its assets that are shown in its balance sheet with a book value that is significantly lower than the market value of the assets, in case of a sale, however, only if such assets are not necessary for the Swiss Guarantor’s business (nicht betriebsnotwendig); and

(v)    reduce its quota capital to the minimum allowed under then applicable law;

(c)    To the extent that the fulfilment of any Relevant Obligation or the application of proceeds from the enforcement of any security interest to satisfy Restricted Obligations are subject to Swiss Withholding Tax, the Swiss Guarantor;

(i)    shall:

(A)    use its best efforts to procure that the fulfilment of such obligation or the application of such enforcement proceeds can be made without deduction of Swiss Withholding Tax by discharging the liability of such tax by notification pursuant to applicable law rather than payment of the tax;

(B)    if the notification procedure pursuant to sub-paragraph (A) does not apply, deduct the Swiss Withholding Tax at such rate (x) as in force from time to time or (y) as provided by any applicable double tax treaties, from the respective amount to be paid and promptly pay any such Swiss Withholding Tax deducted to the Swiss Federal Tax Administration; and

(C)     provide the Administrative Agent with evidence that such a notification of the Swiss Federal Tax Administration has been made or, as the case may be, such Swiss Withholding Tax deducted has been paid to the Swiss Federal Tax Administration;

(ii)    shall use its best efforts to procure that any person other than the Administrative Agent or another Secured Party who is entitled to a full or partial refund of the Swiss Withholding Tax deducted pursuant to this paragraph (c):

(A)    requests a refund of the Swiss Withholding Tax under applicable law as soon as possible; and

(B)    pays to the Administrative Agent upon receipt any amount so refunded to cover any outstanding part of the Restricted Obligation;

(iii)    if the Administrative Agent or another Secured Party is entitled to a full or partial refund of the Swiss Withholding Tax so deducted and if requested by the Administrative Agent or such other Secured Party, provide the Administrative Agent or such other Secured Party with those documents that are required by law and/or applicable double tax treaties to be provided by the payor of such tax in order to enable the Administrative Agent or other Secured Party to prepare a claim for refund of Swiss Withholding Tax; and

(iv)    notwithstanding anything to the contrary in any Loan Document, in respect of any payment in connection with any Relevant Obligations or the enforcement of any security interest, shall not be required to gross up, indemnify or hold harmless any Secured Party for the deduction of Swiss Withholding Tax in an amount exceeding the Limitation, provided that this should not in any way limit any obligations of any other Loan Party under the Loan Documents to indemnify the Secured Parties in respect of the deduction of the Swiss Withholding Tax.

(d)    Notwithstanding anything to the contrary herein, any determination of a “best efforts” standard in this Section 11.16 shall be governed by, and construed in accordance with, the substantive laws of Switzerland.

Section 11.17    Certain Luxembourg Matters.

Any obligation, guarantee, undertaking or security granted or assumed by a Guarantor incorporated under the laws of the Grand Duchy of Luxembourg (a “Luxembourg Guarantor”) pursuant to this Agreement (including but not limited to this Article XI) or any other Loan Document shall be deemed not to be undertaken or incurred by such Luxembourg Guarantor to the extent that the same would constitute unlawful financial assistance within the meaning of articles 430-19 and 1500-7 of the Luxembourg law of 10 August 1915 on commercial companies, as amended or any other applicable financial assistance rules under any relevant jurisdiction (the “Luxembourg Prohibition”) and the provisions of this Agreement and the other Loan Documents shall be construed accordingly. For the avoidance of doubt it is expressly acknowledged that the relevant Luxembourg Guarantor will continue to guarantee and secure all such obligations which, if included, do not constitute a violation of the Luxembourg Prohibition.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, the aggregate amount payable by a Luxembourg Guarantor under this Agreement or any other Loan Document shall, from time to time, be limited to an amount not exceeding at any time the greater of:

(a)

(i)    any amounts borrowed under the Loan Documents and in each case made available directly or indirectly, in any form whatsoever, to such Luxembourg Guarantor or any of its Subsidiaries; plus

(ii)    ninety-five percent (95%) of such Luxembourg Guarantor’s “capitaux propres” (as referred to in Annex I to the Grand Ducal Regulation) and its Intra-Group Liabilities (to the extent not yet accounted for above under (a)(i) and without double counting), as reflected in its last annual accounts (approved by a shareholder’s meeting) available on the day a payment is made under this guarantee;

and

(b)

(i)    any amounts borrowed under the Loan Documents and in each case made available directly or indirectly, in any form whatsoever, to such Luxembourg Guarantor or any of its Subsidiaries; plus

(ii)    ninety-five percent (95%) of such Luxembourg Guarantor’s “capitaux propres” (as referred to in Annex I to the Grand Ducal Regulation) and its Intra-Group Liabilities (to the extent not yet accounted for above under (a)(i) and without double counting), as reflected in its last annual accounts (approved by a shareholder’s meeting) available as at the date of this Agreement.

For the purpose of this Section 11.17:

“Grand-Ducal Regulation” shall mean the Grand Ducal Regulation dated 18 December 2015 setting out the form and content of the presentation of the balance sheet and profit and loss account, enforcing the Luxembourg law of 19 December 2002 on the commercial companies’ register and the accounting and annual accounts of undertakings, as amended.

“Intra-Group Liabilities” shall mean, in relation to a Luxembourg Guarantor, any amounts owed by it to any other member of the group to which that Luxembourg Guarantor belongs and that have not been financed by a borrowing under this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

NIELSEN FINANCE LLC, as U.S. Borrower

By:	/s/ William C. Bradley
	Name:	William C. Bradley
	Title:	Vice President & Treasurer

NIELSEN HOLDING AND FINANCE B.V., as Dutch Borrower

By:	/s/ William C. Bradley
	Name:	William C. Bradley
	Title:	Vice President & Treasurer

JPMORGAN CHASE BANK, N.A.., as a Lender

/s/ Peter B. Thauer
	Name:	Peter B. Thauer
	Title:	Managing Director

CITIBANK, N.A., as Administrative Agent and as Collateral Agent

/s/ David Migliardi
	Name:	David Migliardi
	Title:	Executive Director

[Signature Page to Credit Agreement]

A.C. NIELSEN (ARGENTINA) S.A.
A.C. NIELSEN COMPANY, LLC
ACN HOLDINGS INC.
ACNIELSEN CORPORATION
ACNIELSEN ERATINGS.COM
AFFINNOVA, INC.
ART HOLDING, L.L.C.
ATHENIAN LEASING CORPORATION
CZT/ACN TRADEMARKS, LLC
EXELATE, INC.
GRACENOTE, INC.
GRACENOTE DIGITAL VENTURES, LLC
GRACENOTE MEDIA SERVICES, LLC
NETRATINGS, LLC
NIELSEN AUDIO, INC.
NIELSEN CONSUMER INSIGHTS, INC.
NIELSEN CONSUMER NEUROSCIENCE, INC.
NIELSEN FINANCE CO.
NIELSEN INTERNATIONAL HOLDINGS, INC.
NIELSEN MOBILE, LLC
NMR INVESTING I, INC.
TCG DIVESTITURE, INC.
TNC (US) HOLDINGS INC.
THE NIELSEN COMPANY (US), LLC
VIZU CORPORATION
VNU MARKETING INFORMATION, INC.

By:	/s/ William C. Bradley
	Name:	William C. Bradley
	Title:	Vice President & Treasurer

NIELSEN UK FINANCE I, LLC

By:	/s/ William C. Bradley
	Name:	William C. Bradley
	Title:	Authorized Signatory

[Signature Page to Credit Agreement]

NMR LICENSING ASSOCIATES, L.P.

By:	NMR INVESTING I, INC.
its general partner

By:	/s/ William C. Bradley
	Name:	William C. Bradley
	Title:	Vice President & Treasurer

THE NIELSEN COMPANY B.V.
VNU INTERNATIONAL B.V.
RSMG INSIGHTS COOPERATIEF U.A.
TNC EUROPE B.V.

By:	/s/ William C. Bradley
	Name:	William C. Bradley
	Title:	Authorized Signatory

[Signature Page to Credit Agreement]

SIGNED AND DELIVERED as a DEED

for and on behalf of THE NIELSEN COMPANY FINANCE (IRELAND)

DESIGNATED ACTIVITY COMPANY

by its lawfully appointed attorney /s/ William C. Bradley

in the presence of:	/s/ William C. Bradley
Attorney

Witness’ Signature

Witness’ Name

Witness’ Address

Witness’ Occupation

[Signature Page to Credit Agreement]

SIGNED AND DELIVERED as a DEED

for and on behalf of NIELSEN FINANCE IRELAND LIMITED

by its lawfully appointed attorney /s/ William C. Bradley

in the presence of:	/s/ William C. Bradley
Attorney

Witness’ Signature

Witness’ Name

Witness’ Address

Witness’ Occupation

[Signature Page to Credit Agreement]

SIGNED AND DELIVERED as a DEED

for and on behalf of NIELSEN FINANCE HOLDINGS IRELAND LIMITED by its lawfully appointed attorney /s/ William C. Bradley

in the presence of:	/s/ William C. Bradley
Attorney

Witness’ Signature

Witness’ Name

Witness’ Address

Witness’ Occupation

[Signature Page to Credit Agreement]

NIELSEN LUXEMBOURG S.À R.L., a private limited liability company (Société à responsabilité limitée) incorporated in Luxembourg, having its registered office at 22 Rue Jean-Pierre Brasseur, L-1258 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Register of Commerce and Companies under number B 181.101, as Guarantor

By:	/s/ William C. Bradley
	Name:	William C. Bradley
	Title:	Authorized Signatory

NIELSEN HOLDINGS LUXEMBOURG S.À R.L., a private limited liability company (Société à responsabilité limitée) incorporated in Luxembourg, having its registered office at 22 Rue Jean-Pierre Brasseur, L-1258 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Register of Commerce and Companies under number B 218.244, as Guarantor

By:	/s/ William C. Bradley
	Name:	William C. Bradley
	Title:	Authorized Signatory

THE NIELSEN COMPANY (LUXEMBOURG) S.À R.L., a private limited liability company (Société à responsabilité limitée) incorporated in Luxembourg, having its registered office at 22 Rue Jean-Pierre Brasseur, L-1258 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Register of Commerce and Companies under number B 155.591, as Guarantor

By:	/s/ William C. Bradley
	Name:	William C. Bradley
	Title:	Authorized Signatory

[Signature Page to Credit Agreement]

THE NIELSEN COMPANY (EUROPE) SÀRL

By:	/s/ William C. Bradley
	Name:	William C. Bradley
	Title:	Authorized Signatory

[Signature Page to Credit Agreement]

This Credit Agreement has been entered into on the date stated at the beginning of this Credit Agreement and executed as a deed by Brandbank Limited and is intended to be and is delivered by Brandbank Limited as a deed on the date specified above.

Signed as a deed by	)
WILLIAM C. BRADLEY as attorney for BRANDBANK	)
LIMITED as Guarantor	)
in the presence of:	)
/s/ William C. Bradley

WILLIAM C. BRADLEY as attorney for BRANDBANK LIMITED

Signature of witness

Name of witness

Address of witness

[Signature Page to Credit Agreement]